Execution Version
THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT

This THIRD AMENDMENT TO NOTE PURCHASE AGREEMENT (this “Amendment”), dated as of June 14, 2023, is among SILVERBOW RESOURCES, INC., a Delaware corporation (the “Issuer”), the undersigned guarantors (the “Guarantors” and, together with the Issuer, the “Obligors”), U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor-in-interest to U.S. BANK NATIONAL ASSOCIATION), as agent and collateral agent for the Holders (in such capacity, together with its successors, the “Agent”), and the Holders party hereto.
Recitals
A.    The Issuer, the Agent and the Holders are parties to that certain Note Purchase Agreement, dated as of December 15, 2017 (as amended by that certain First Amendment to Note Purchase Agreement, dated as of April 20, 2018, as amended by that certain Second Amendment to Note Purchase Agreement, dated as of November 12, 2021, and as further amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Agreement”; the Existing Agreement as amended by this Amendment and as may be further amended, supplemented or otherwise modified from time to time, the “Agreement”).
B.    The Holders party hereto (constituting at least the Requisite Holders) have determined that the circumstances set forth in Section 2.15(b)(ii) of the Existing Agreement have arisen.
C.    Pursuant to Section 2.15(b) of the Existing Agreement, the Issuer, the Agent and the Requisite Holders may enter into an amendment to the Existing Agreement to reflect an alternate rate of interest and other related changes, and accordingly, the Issuer wishes to make certain amendments to the Existing Agreement on the terms and conditions set forth herein, and the Agent and the Holders party hereto (constituting at least the Requisite Holders) have agreed to amend certain provisions of the Existing Agreement as more fully set forth herein.
D.    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, and subject to the satisfaction of the conditions set out in Section 3 below, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
Section 1.    Defined Terms. Each capitalized term used herein but not otherwise defined herein has the meaning given to such term in the Agreement (as amended by this Amendment). Unless otherwise indicated, all section references in this Amendment refer to sections in the Agreement.
Section 2.    Amendments to Agreement. Upon the occurrence of the Third Amendment Effective Date, the Existing Agreement (excluding signature pages, appendices, exhibits and schedules thereto) is hereby amended to delete the bold, red stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold, blue double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the Agreement attached hereto as Exhibit A.
Section 3.    Conditions Precedent to Effectiveness. The amendments to the Existing Agreement set forth in Section 2 hereof, shall become effective on the date (such date, the “Third Amendment Effective Date”) when each of the following conditions is satisfied (or waived in accordance with Section 10.6 of the Existing Agreement):
3.1    The Agent shall have received a counterpart of this Amendment signed by the Issuer, the Guarantors and the Requisite Holders.
3.2    The Agent and the Holders shall have received all reasonable and documented fees and other amounts due and payable in connection with this Amendment or any other Note Document on or
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prior to the Third Amendment Effective Date, including, to the extent invoiced, reimbursement or payment of all reasonable and documented out-of-pocket expenses required to be reimbursed or paid by the Issuer pursuant to this Amendment or any other Note Document.
3.3    The Agent shall have received (for distribution to the Holders) a certificate of a Responsible Officer of the Issuer, dated as of the Third Amendment Effective Date, certifying as to the matters in Section 5.2(d) below.
Section 4.    Existing LIBOR Notes. Notwithstanding anything to the contrary set forth in this Amendment or the Agreement, the principal amount outstanding under the Notes immediately prior to the effectiveness of this Amendment (the “Existing LIBOR Notes”) shall continue to bear interest at LIBOR (under and as defined in the Existing Agreement as in effect immediately prior to giving effect to this Amendment) until, and only until, the date the then-current Interest Period (under and as defined in the Existing Agreement as in effect immediately prior to giving effect to this Amendment) for such Notes expires in accordance with its terms or, if earlier, as of the date of any acceleration or prepayment of the Notes (the earlier of such dates, the “LIBOR Expiration Date”).  Upon the LIBOR Expiration Date for each Existing LIBOR Note, such Note shall cease to bear interest at a rate that is based upon LIBOR, and each such Existing LIBOR Note shall automatically be converted to Adjusted Term SOFR in accordance with the Agreement (as amended hereby). For the avoidance of doubt, (i) all terms and provisions of the Agreement that primarily relate to the determination, administration or calculation of LIBOR (under and as defined in the Existing Agreement as in effect immediately prior to giving effect to this Amendment) shall continue to apply to the Existing LIBOR Notes until the LIBOR Expiration Date for such Existing LIBOR Notes, and (ii) unless otherwise indicated or defined in this Amendment, each capitalized term in this Section 4 shall have the meaning ascribed such term in the Existing Agreement (as in effect immediately prior to giving effect to this Amendment).
Section 5.    Miscellaneous.
5.1    Confirmation. All of the terms and provisions of the Agreement, as amended by this Amendment, are, and shall remain, in full force and effect following the effectiveness of this Amendment. Neither the execution by the Agent or the Holders of this Amendment, nor any other act or omission by the Agent or the Holders or their officers in connection herewith, shall be deemed to be an agreement by the Agent or the Holders to agree to any future requests.
5.2    Ratification and Affirmation; Representations and Warranties. Each Obligor hereby (a) acknowledges the terms of this Amendment; (b) ratifies, approves and affirms (i) its obligations under, and acknowledges, renews and extends its continued liability under, each Note Document and agrees that each Note Document remains in full force and effect except as expressly amended hereby and (ii) that the Liens created by the Note Documents to which it is a party are valid and continuing and secure the Obligations in accordance with the terms thereof, after giving effect to this Amendment; (c) agrees that from and after the Third Amendment Effective Date (i) each reference to the Agreement in the other Note Documents shall be deemed to be a reference to the Agreement, as amended by this Amendment and (ii) this Amendment does not constitute a novation of the Agreement; and (d) represents and warrants to the Holders that as of the date hereof and as of the Third Amendment Effective Date, immediately before and immediately after giving effect to the terms of this Amendment: (i) all of the representations and warranties contained in each Note Document are true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct), except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date, (ii) no Default or Event of Default has occurred and is continuing and (iii) no event, development or circumstance has occurred or exists that has resulted in, or could reasonably be expected to have, a Material Adverse Effect.
5.3    Note Document. This Amendment is a Note Document.
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5.4    Holder Authorization. Pursuant to Section 10.6(d) of the Existing Agreement, the undersigned Holders, constituting at least the Requisite Holders, by their signatures hereto, hereby authorize and direct the Agent to execute and deliver this Amendment.
5.5    Counterparts. This Amendment may be executed by one or more of the parties hereto in any number of separate counterparts, and all of such counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Amendment by facsimile or email transmission shall be effective as delivery of a manually executed counterpart of this Amendment. The words “execution,” “signed,” “signature,” and words of like import in this Amendment shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Section 10.1 of the Agreement shall apply to this Amendment.
5.6    No Oral Agreement. This Amendment, the Agreement and the other Note Documents executed in connection herewith and therewith represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous, or unwritten oral agreements of the parties. There are no subsequent oral agreements between the parties.
5.7    GOVERNING LAW. THIS AMENDMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK. Section 10.16 and Section 10.17 of the Agreement shall be incorporated herein mutatis mutandis.
5.8    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
5.9    No Claims. Each Obligor represents and warrants that as of the date of this Amendment, it has no knowledge of events or circumstances that would reasonably be expected to give rise to a claim against any Holder or the Agent.
5.10    Severability. In case any provision herein or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
5.11    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
[Signature Pages Follow]
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of the date first written above.

ISSUER:	SILVERBOW RESOURCES, INC.
	By:	/s/ Christopher M. Abundis
	Name:	Christopher M. Abundis
	Title:	Executive Vice President, Chief Financial Officer and General Counsel

GUARANTOR:	SILVERBOW RESOURCES OPERATING, LLC
	By:	/s/ Christopher M. Abundis
	Name:	Christopher M. Abundis
	Title:	Executive Vice President, Chief Financial Officer, General Counsel and Treasurer

Third Amendment to Note Purchase Agreement
Signature Page

AGENT:	U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor-in-interest to U.S. BANK NATIONAL ASSOCIATION), as Agent
	By:	/s/ Prital Patel
	Name:	Prital Patel
	Title:	Vice President
Third Amendment to Note Purchase Agreement
Signature Page

HOLDERS:	FS ENERGY AND POWER FUND By: FS/EIG Advisor, LLC, its investment adviser
	By:	/s/ Jeannie Powers
	Name:	Jeannie Powers
	Title:	Authorized Person

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Authorized Person

EIG SUNSUPER CO-INVESTMENT II, L.P. By: EIG Credit Management Company, LLC, its manager
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

Third Amendment to Note Purchase Agreement
Signature Page

ALLIANZ GLOBAL INVESTORS GMBH, acting on behalf of Allianz L-PD Fonds By: EIG Management Company, LLC, acting in its capacity as Manager for the account of Allianz L-PD Fonds
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

ALLIANZ GLOBAL INVESTORS GMBH, acting on behalf of Allianz PK-PD Fonds By: EIG Management Company, LLC, acting in its capacity as Manager for the account of Allianz PK-PD Fonds
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

Third Amendment to Note Purchase Agreement
Signature Page

ALLIANZ GLOBAL INVESTORS GMBH, acting on behalf of Allianz PKV-PD Fonds By: EIG Management Company, LLC, acting in its capacity as Manager for the account of Allianz PKV-PD Fonds
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

ALLIANZ GLOBAL INVESTORS GMBH, acting on behalf of Allianz SE-PD Fonds By: EIG Management Company, LLC, acting in its capacity as Manager for the account of Allianz SE-PD Fonds
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

Third Amendment to Note Purchase Agreement
Signature Page

ALLIANZ GLOBAL INVESTORS GMBH, acting on behalf of Allianz V-PD Fonds By: EIG Management Company, LLC, acting in its capacity as Manager for the account of Allianz V-PD Fonds
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

Third Amendment to Note Purchase Agreement
Signature Page

EIG GLOBAL PRIVATE DEBT FUND-A, L.P. By: EIG Credit Management Company, its manager
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

EIG GLOBAL PRIVATE DEBT FUND-A (UL), L.P. By: EIG Credit Management Company, its manager
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

Third Amendment to Note Purchase Agreement
Signature Page

EIG GLOBAL PRIVATE DEBT SUB B (UL), L.P. By: EIG Credit Management Company, its manager
By:	/s/ Jeannie Powers
Name:	Jeannie Powers
Title:	Managing Director

By:	/s/ Kristin Kelly
Name:	Kristin Kelly
Title:	Senior Vice President

Third Amendment to Note Purchase Agreement
Signature Page

Exhibit A
Amendments to Existing Agreement

[See attached]

Exhibit A to Third Amendment

SilverBow Resources, Inc.

SENIOR SECURED SECOND LIEN NOTES DUE 2024

$200,000,000 Note Purchase Agreement
DATED AS OF
DECEMBER 15, 2017

TABLE OF CONTENTS

ARTICLE I. DEFINITIONS AND INTERPRETATION	1
1.1 Terms Defined Above	1
1.2 Definitions	1
1.3 Accounting Terms	~~34~~35
1.4 Interpretation, etc	35
1.5 Divisions	36
ARTICLE II. PURCHASE AND SALE OF NOTES	36
2.1 Note Purchase	36
2.2 [Reserved]	36
2.3 The Notes	36
2.4 Requests for Notes	~~36~~37
2.5 Use of Proceeds	37
2.6 Evidence of Indebtedness; Register; the Holders’ Books and Records; Notes	37
2.7 Interest; Fees	38
2.8 Repayment of Notes	39
2.9 Voluntary Prepayments	39
2.10 Mandatory Prepayments	~~39~~40
2.11 Application of Payments	43
2.12 General Provisions Regarding Payments	44
2.13 Ratable Sharing	45
2.14 Taxes; Withholding, etc	46
2.15 Alternate Rate of Interest	49
ARTICLE III. CONDITIONS PRECEDENT	~~50~~51
3.1 Closing Date	~~50~~51
3.2 [Reserved]	~~53~~54
ARTICLE IV. REPRESENTATIONS AND WARRANTIES	~~53~~54
4.1 Organization; Powers	~~53~~54
4.2 Authority; Enforceability	~~53~~54
4.3 Approvals; No Conflicts	54
4.4 Financial Condition; No Material Adverse Change	~~54~~55
4.5 Litigation	~~54~~55
4.6 Environmental Matters	55
4.7 Compliance with Laws and Agreements; No Defaults	56
4.8 Investment Company Act	~~56~~57
4.9 Taxes	~~56~~57
i

4.10 ERISA	~~56~~57
4.11 Disclosure; No Material Misstatements	~~57~~58
4.12 Insurance	~~57~~58
4.13 Restriction on Liens	~~57~~58
4.14 Group Members	~~57~~58
4.15 Location of Business and Offices	58
4.16 Properties; Titles, Etc	58
4.17 Maintenance of Properties	59
4.18 Gas Imbalances; Prepayments	~~59~~60
4.19 Marketing of Production	~~59~~60
4.20 Security Documents	60
4.21 Swap Agreements	~~60~~61
4.22 Use of Proceeds	~~60~~61
4.23 Solvency	~~60~~61
4.24 Foreign Corrupt Practices	61
4.25 Anti-Corruption Laws; Sanctions; OFAC	~~61~~62
4.26 EEA Financial Institution	~~61~~62
4.27 Private Offering	~~61~~62
4.28 Beneficial Ownership	62
ARTICLE V. REPRESENTATIONS OF HOLDERS.	62
5.1 Organization and Standing	~~62~~63
5.2 Authorization; Enforceability	~~62~~63
5.3 Investment	~~62~~63
5.4 Accredited Investor	~~62~~63
5.5 No Resale or Repurchase	63
5.6 Private Placement	63
5.7 Knowledge and Experience	~~63~~64
5.8 No Materials	~~63~~64
5.9 Transfer Restrictions	~~63~~64
5.10 Offers and Sales Only in Certain Circumstances	64
5.11 Subsequent Purchaser Notification	~~64~~65
ARTICLE VI. AFFIRMATIVE COVENANTS	~~64~~65
6.1 Financial Statements; Other Information	~~64~~65
6.2 Notices of Material Events	69
6.3 Existence; Conduct of Business	~~69~~70
6.4 Payment of Obligations	70
6.5 Operation and Maintenance of Properties	70
6.6 Insurance	~~70~~71
6.7 Books and Records; Inspection Rights	71
6.8 Compliance with Laws	71
6.9 Environmental Matters	~~71~~72

6.10 Further Assurances	~~72~~73
6.11 Reserve Reports	73
6.12 Title Information	74
6.13 Additional Collateral; Additional Guarantors; Flood Insurance	~~74~~75
6.14 ERISA Compliance	76
6.15 Marketing Activities	~~76~~77
6.16 Account Control Agreements	77
6.17 Unrestricted Subsidiaries	~~77~~78
6.18 Swap Agreements	~~78~~79
ARTICLE VII. NEGATIVE COVENANTS	~~78~~79
7.1 Financial Covenants	~~78~~79
7.2 Indebtedness	79
7.3 Liens	~~80~~81
7.4 Restricted Payments, Restrictions on Amendments of Permitted First Lien Debt	~~80~~81
7.5 Investments, Loans and Advances	~~81~~82
7.6 Nature of Business; No International Operations	~~82~~83
7.7 Proceeds of the Notes	83
7.8 ERISA Compliance	~~83~~84
7.9 Sale or Discount of Receivables	84
7.10 Mergers, Etc.	~~84~~85
7.11 Sale of Properties and Termination of Hedging Transactions	~~84~~85
7.12 Sale and Leasebacks	~~85~~86
7.13 Environmental Matters	86
7.14 Transactions with Affiliates	~~86~~87
7.15 Subsidiaries	~~86~~87
7.16 Negative Pledge Agreements; Dividend Restrictions	~~86~~87
7.17 Swap Agreements	87
7.18 Amendments to Organizational Documents and Material Contracts	~~89~~90
7.19 Changes in Fiscal Periods	~~89~~90
7.20 Amendments to Senior Debt; Collateral; Borrowing Base	~~89~~90
7.20 Anti-Layering	90
ARTICLE VIII. EVENTS OF DEFAULT; REMEDIES	~~90~~91
8.1 Events of Default	~~90~~91
8.2 Remedies	~~92~~93
ARTICLE IX. AGENT	~~94~~95
9.1 Appointment of Agent	~~94~~95
9.2 Powers and Duties	~~94~~95
9.3 General Immunity	95
9.4 The Holders’ Representations, Warranties and Acknowledgment	~~98~~99
9.5 Successor Agent	~~98~~99

9.6 Security Instruments	~~99~~100
9.7 Posting of Approved Electronic Communications	~~100~~101
9.8 Proofs of Claim	~~100~~101
9.9 Intercreditor Agreement	~~101~~102
ARTICLE X. MISCELLANEOUS	102
10.1 Notices	102
10.2 Expenses	~~102~~103
10.3 Indemnity	~~102~~103
10.4 Set Off	104
10.5 Sharing of Payments by the Holders	~~104~~105
10.6 Amendments and Waivers	105
10.7 Successors and Assigns; Assignments	107
10.8 Survival of Representations, Warranties and Agreements	~~110~~111
10.9 No Waiver; Remedies Cumulative	111
10.10 Marshalling; Payments Set Aside	111
10.11 Severability	~~111~~112
10.12 Obligations Several; Independent Nature of the Holders’ Rights	~~111~~112
10.13 [Reserved]	~~111~~112
10.14 Headings	~~111~~112
10.15 APPLICABLE LAW	112
10.16 CONSENT TO JURISDICTION	112
10.17 WAIVER OF JURY TRIAL	~~112~~113
10.18 Confidentiality	113
10.19 Usury Savings Clause	114
10.20 Counterparts	~~114~~115
10.21 USA Patriot Act	~~114~~115
10.22 Disclosure	115
10.23 Appointment for Perfection	115
10.24 Advertising and Publicity	~~115~~116
10.25 Acknowledgments and Admissions	~~115~~116
10.26 Third Party Beneficiaries	~~116~~117
10.27 Entire Agreement	~~116~~117
10.28 Transferability of Securities; Restrictive Legend	~~116~~117
10.29 Replacement of Notes	117
10.30 Acknowledgement and Consent to Bail-In of Affected Financial Institutions	~~117~~118
10.31 Acknowledgement Regarding Any Supported QFCs	118
10.32 Credit Bidding	118

APPENDICES:	A	Commitments
	B	Notice Addresses
SCHEDULES:	4.12	Insurance
	4.14	Group Members
	4.18	Gas Imbalances; Prepayments
	4.19	Marketing of Production
	4.21	Swap Agreements
	6.9(b)	Environmental Matters
	7.2	Indebtedness
	7.3	Liens
	7.5	Investments

EXHIBITS:	A	Form of Note Purchase Notice
	B	Form of Note
	C	Form of Compliance Certificate
	D	Form of Closing Date Certificate
	E	[Reserved]
	F	[Reserved]
	G	Form of U.S. Tax Compliance Certificate
	H	Form of Assignment Agreement
	I	Form of Reserve Report Certificate
	J	Form of Perfection Certificate
	K	Form of Affiliated Holder Assignment and Assumption
	L	Form of Affiliated Holder Notice

v

SILVERBOW RESOURCES, INC.
This NOTE PURCHASE AGREEMENT, dated as of December 15, 2017 (together with any amendments, restatements, supplements or other modifications, the “Agreement”), is entered into by and among SILVERBOW RESOURCES, INC., a Delaware corporation (the “Issuer”), the Holders (as defined below) from time to time party hereto and U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION (as successor-in-interest to U.S. BANK NATIONAL ASSOCIATION), as agent and collateral agent for the Holders (in such capacity, together with any successor in such capacity, the “Agent”).

W I T N E S E T H:
In consideration of the mutual covenants and agreements contained herein and the Notes to be purchased by the Holders, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I.
DEFINITIONS AND INTERPRETATION
1.1    Terms Defined Above. As used in this Agreement, each term defined above has the meaning indicated above.
1.2    Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
“ABR” means, for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus ½ of 1% (or if such day is not a Business Day, the immediately preceding Business Day), and (c) if available, ~~LIBOR for a one-month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, LIBOR for any day shall be subject to any interest rate floors set forth in the definition therein~~ Adjusted Term SOFR plus 1%. Any change in ABR due to a change in the Prime Rate, the NYFRB Rate or ~~LIBOR~~Adjusted Term SOFR shall be effective ~~from and including~~as of the opening of business on the effective date of such change in the Prime Rate, the NYFRB Rate or ~~LIBOR~~Adjusted Term SOFR, respectively. For the avoidance of doubt, if the ABR shall be less than ~~2.0~~2.00%, such rate shall be deemed to be ~~2.0~~2.00% for purposes of this Agreement. In the event the Agent on any interest determination date is required, but is unable, to determine a benchmark rate in accordance with at least one of the procedures describe in clauses (a), (b) or (c) above, ABR shall be Adjusted Term SOFR as determined in reference to the last published Term SOFR Reference Rate (or as otherwise agreed in writing by the Requisite Holders and the Issuer).
“ABR Note” means Notes the rate of interest applicable to which is based upon the ABR. For the avoidance of doubt, Notes shall constitute ABR Notes only as set forth in Section 2.15(a).
“Accepting Holders” as defined in Section 2.10(e).
“Adjusted Term SOFR” means, for purposes of any calculation, an interest rate per annum equal to (a) Term SOFR for such calculation plus (b) 0.25%; provided that if

Adjusted Term SOFR as so determined would be less than 1.00%, such rate shall be deemed to be 1.00% for the purposes of this Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.
“Affiliated Holder” means a Holder that is an Affiliate of the Issuer or any other Group Member.
“Affiliated Holder Assignment and Assumption” as defined in Section 10.7(j)(i).
“Agent” as defined in the preamble hereto.
“Agent’s Account” means an account designated by Agent from time to time as the account into which Note Parties shall make all payments to Agent for the benefit of the Agent and the Holders under this Agreement and the other Note Documents.
“Agent’s Office” means the “Agent’s Office” as set forth on Appendix B or such other office as Agent may from time to time designate in writing to the Issuer and each Holder.
“Aggregate Amounts Due” as defined in Section 2.13.
“Agreement” as defined in the preamble hereto.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to the Issuer or any of its Affiliates from time to time concerning or relating to bribery or corruption.
“Applicable Margin” means, for any day, (a) with respect to any Note (other than an ABR Note), a rate per annum equal to ~~the LIBOR~~Adjusted Term SOFR plus 7.50% and (b) with respect to any ABR Note, a rate per annum equal to the ABR plus 6.50%.
“Applicable Office” means the office through which a Holder’s investment in any Note is made.
“Approved Counterparty” means with respect to any Swap Agreement (a) any First Lien Lender or any Affiliate of a First Lien Lender, (b) any other Person whose long term senior unsecured debt rating is A-/A3 by S&P or Moody’s (or their equivalent) or higher or (c) any other Person consented to by the Requisite Holders (such consent not to be unreasonably withheld, conditioned or delayed), in each case, at the time the applicable Swap Agreement (or any transaction thereunder) is entered into.
“Approved Petroleum Engineers” means (a) Netherland, Sewell & Associates, Inc., (b) Ryder Scott Company Petroleum Consultants, L.P., (c) DeGolyer and MacNaughton, a) Cawley, Gillespie & Associates, Inc., b) HJ Gruy and Associates and c) any other independent petroleum engineers proposed by the Issuer and reasonably acceptable to the Requisite Holders (provided that any independent reserve engineer acceptable to the First Lien Administrative Agent shall be deemed acceptable to the Requisite Holders).

“ASC” means the Financial Accounting Standards Board Accounting Standards Codification, as in effect from time to time
“Asset Coverage Ratio” means, with respect to any date of determination, the ratio of (a) Proved PV-10 as of such date plus Swap Mark-to-Market Value as of such date to d) the Total Net Indebtedness as of such date.
“Asset Sale” means a sale, lease or sublease (as lessor or sublessor), sale and leaseback, assignment, conveyance, license, transfer or other disposition to, or any exchange of property with, any Person, in one transaction or a series of related transactions, of all or any part of any Person’s businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including the Equity Interest owned by such Person (in each case of the foregoing, excluding any Casualty Event).
“Assignment Agreement” means an Assignment and Assumption Agreement substantially in form of Exhibit H or any other form approved by the Requisite Holders.
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bankruptcy Code” means The Bankruptcy Reform Act of 1978 as codified as 11 U.S.C. Section 101 et seq., as amended from time to time and any successor statute.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership or control as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.
“Bloomberg” means Bloomberg Financial Markets.
“Board” means the Board of Governors of the Federal Reserve System of the United States of America or any successor Governmental Authority.
“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board; (b) with respect to a partnership, the Board of Directors of the general partner of the partnership; (c) with respect to a limited liability company, the managing member or members or any controlling committee of managing members thereof; and (d) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing Base” means, at any particular time, the Dollar amount determined to be the “Borrowing Base” in accordance with the terms of the First Lien Credit Agreement, including any redetermination or adjustment thereof in accordance with the terms of the First Lien Credit Agreement; provided that such Borrowing Base is a conforming commercial banking borrowing base for oil and gas secured loan transactions, as determined by the First Lien Lenders, in accordance with their customary oil and gas lending criteria as they exist at the particular time and in accordance with the First Lien Credit Agreement, including customary mechanisms for periodic redeterminations thereof (it being acknowledged and agreed that the Borrowing Base determined in accordance with the First Lien Credit Agreement as in effect on the date hereof satisfies such standard).
“Borrowing Base Deficiency” has the meaning set forth in the First Lien Credit Agreement.
“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law or other governmental action to remain closed~~; and if such day relates to a the issuance of a Note or continuation of, a payment or prepayment of principal of or interest on, or the Interest Period for, a Note or a notice by the Issuer with respect to any such issuance of Notes or continuation, payment, prepayment, conversion or Interest Period, any day which is also a day on which banks are open for dealings in dollar deposits in the London interbank market.~~.
“Called Principal” means, with respect to any Note, the amount of principal of such Note that is to be prepaid pursuant to Section 2.9 or Section 2.10 or has become or is declared to be immediately due and payable pursuant to Section 8.2, as the context requires.
“Cash” means money, currency or a credit balance in any demand or deposit account.
“Cash Equivalents” means (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank organized under the laws of the United States or any state thereof having combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-1 by S&P or P-1 by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition or (d) repurchase obligations of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days, with respect to securities issued or fully guaranteed or insured by the United States government.
“Casualty Event” means any loss, casualty or other insured damage to, or any nationalization, taking under power of eminent domain or by condemnation or similar proceeding of, any Property of the Issuer or any of its Restricted Subsidiaries having a Fair Market Value (when considered in the aggregate for all such Property subject to the particular event) in excess of $20,000,000.
“Change in Control” means (a) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person (other than a Permitted Holder) or group (within the meaning of the Securities Exchange Act of 1934 and the rules of the SEC thereunder as in effect on the Second Amendment Effective Date) (other than a group of Permitted Holders) of Equity

Interests representing more than 50% of the aggregate issued and outstanding Voting Interests of the Issuer, (b) occupation of a majority of the seats (other than vacant seats) on the board of directors of the Issuer by Persons who were not (i) directors of the Issuer on the date of this Agreement nor (ii) nominated or appointed by the board of directors of the Issuer, e) the Issuer shall cease to own and control, of record and beneficially, directly or indirectly, 100% of each class of outstanding Equity Interest of each of its Restricted Subsidiaries (it being understood that the foregoing shall not restrict any Disposition of all the Equity Interests of a Restricted Subsidiary to the extent permitted hereunder) or f) a Specified Change in Control shall have occurred.
“Closing Date” means the date on which all of the conditions precedent set forth in Section 3.1 have been satisfied or waived (which date was December 15, 2017).
“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit D.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute (except as otherwise provided herein).
“Collateral” means all Property of the Note Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Instrument.
“Commitment” means, as to any Holder, the commitment of such Holder to purchase Notes in the manner set forth in Section 2.1. “Commitments” means such commitments of all the Holders in the aggregate. The amount of each Holder’s Commitment is set forth on Appendix A.
“Communications” as defined in Section 9.7(a).
“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
“Confidential Information” as defined in Section 10.18.
“Consolidated Net Income” means with respect to the Issuer and the Consolidated Restricted Subsidiaries, for any period, the aggregate of the net income (or loss) of the Issuer and the Consolidated Restricted Subsidiaries after allowances for taxes for such period determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded from such net income (to the extent otherwise included therein) the following: (a) the net income of any Person in which the Issuer or any Consolidated Restricted Subsidiary has an interest (other than a Consolidated Restricted Subsidiary), except to the extent of the amount of dividends or distributions actually paid in cash during such period by such other Person to the Issuer or to a Consolidated Restricted Subsidiary, as the case may be, from such other Person’s net income; (b) the net income (but not loss) during such period of any Consolidated Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions or transfers or loans by that Consolidated Restricted Subsidiary is not at the time permitted by operation of the terms of its charter or any agreement, instrument or Governmental Requirement applicable to such Consolidated Restricted Subsidiary or is otherwise restricted or prohibited; (c) the income (or loss) of any Person accrued prior to the date it becomes a Consolidated Restricted Subsidiary of the Issuer or is merged into or consolidated with the Issuer or any of its Consolidated Restricted Subsidiaries; (d) any extraordinary gains or losses or expenses during such period; (e) non-cash gains or losses under FASB ASC Topic 815 resulting from the net change in mark to market portfolio of commodity price risk management activities during that period; (f) any gains or losses attributable to writeups or writedowns of assets, including ceiling test writedowns; and (g) for any period commencing with the Fiscal Quarter ending March 31, 2022, any net after-tax gains or losses from the cancellation, unwinding, early extinguishment or conversion of (i) obligations arising under Swap Agreements and (ii) other derivative instruments.
“Consolidated Restricted Subsidiaries” means each Restricted Subsidiary of the Issuer (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Issuer in accordance with GAAP.
“Consolidated Subsidiaries” means each Subsidiary of the Issuer (whether now existing or hereafter created or acquired) the financial statements of which shall be (or should have been) consolidated with the financial statements of the Issuer in accordance with GAAP.
“Consolidated Total Assets” means, as of any date of determination, the amount that would, in conformity with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a consolidated balance sheet of the Issuer and the other Group Members.
“Control” means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Control Agreement” means a deposit account control agreement or securities account control agreement (or similar agreement), as applicable, in form and substance reasonably satisfactory to the Requisite Holders. Such agreement shall provide a second priority perfected Lien (subject only to Permitted Prior Liens) in favor of the Agent, for the benefit of the Secured Parties, in the applicable Note Party’s Deposit Account and/or Securities Account.
“Controlled Account” means a Deposit Account or Securities Account that is subject to a Control Agreement.
“Covered Entity” means any of the following:
(a)    a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);
(b)    a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or
(c)    a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).
“Covered Party” as defined in Section 10.31.
“Customary Recourse Exceptions” means, with respect to any Non-Recourse Debt of an Unrestricted Subsidiary, exclusions from the exculpation provisions with respect to such Non-Recourse Debt for the voluntary bankruptcy of such Unrestricted Subsidiary, fraud, misapplication of cash, environmental claims, waste, willful destruction and other circumstances customarily excluded by lenders from exculpation provisions or included in separate indemnification agreements in non-recourse financings.
“Debtor Relief Laws” means the Bankruptcy Code of the United States and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium,

rearrangement, receivership, insolvency, reorganization or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Declining Holder” as defined in Section 2.10(e).
“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.
“Default Rate” means any interest payable pursuant to Section 2.7(c).
“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.
“Deposit Account” has the meaning assigned to such term in the UCC.
“Discharge of First Lien Non-Excluded Obligations” has the meaning assigned to such term in the Intercreditor Agreement.
“Discount Letter” means that certain Letter dated as of the Closing Date between the Issuer, the Holders party thereto and the other parties named therein.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Disposition” means, with respect to any property, any sale, lease, sale and leaseback, assignment, conveyance, transfer, casualty, condemnation or other disposition thereof (in one transaction or in a series of transactions and whether effected pursuant to a division or otherwise). The terms “Dispose” and “Disposed of” shall have correlative meanings.
“Disqualified Capital Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable) or upon the happening of any event, matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock), pursuant to a sinking fund obligation or otherwise, or is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Capital Stock) at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the earlier of (a) the Maturity Date and g) the date on which there are no Notes or other Obligations outstanding.
“Dollar Denominated Production Payments” means production payment obligations recorded as liabilities in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Dollars” and the sign “$” mean the lawful money of the United States of America.
“Domestic Subsidiary Group Member” means any Restricted Subsidiary (a) that is organized under the laws of the United States of America or any state thereof or the District of Columbia and (b) that is not a Foreign Group Member.

“EBITDA” means, for any period, the sum of Consolidated Net Income for such period plus the following expenses or charges to the extent deducted from Consolidated Net Income in such period: (i) interest, (ii) federal and state income taxes, and (iii) depreciation, depletion, amortization and other similar noncash charges, minus all noncash income (including cancellation of indebtedness income) added to Consolidated Net Income (excluding any such non cash item to the extent it represents the reversal of an accrual or reserve for potential cash item in any prior period); provided that any realized cumulative cash gains or losses resulting from the settlement of commodity price risk contracts on or prior to December 31, 2020 and not included in Consolidated Net Income shall, to the extent not included, be added to EBITDA in the case of such gains and subtracted from EBITDA in the case of such losses (provided that (x) in all events any such realized cumulative cash gains or losses shall be applied in equal monthly installments across the term which would have been in effect had such applicable commodity price risk contract not been settled and (y) for the avoidance of doubt, any realized cumulative cash gains and losses with respect to the cancellation, unwinding, early extinguishment or conversion of obligations arising under Swap Agreements and other derivative instruments, in each case, on or after January 1, 2021 shall not be added to EBITDA to the extent not included in Consolidated Net Income); provided further that for the purposes of calculating EBITDA for any period of four consecutive Fiscal Quarters (each, a “Reference Period”), (a) if during such Reference Period (or, in the case of pro forma calculations, during the period from the last day of such Reference Period to and including the date as of which such calculation is made) the Issuer or any Consolidated Restricted Subsidiary shall have made a Material Disposition or Material Acquisition, EBITDA (including Consolidated Net Income) for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Disposition or Material Acquisition by the Issuer or its Consolidated Restricted Subsidiaries occurred on the first day of such Reference Period (with the Reference Period for the purposes of pro forma calculations being the most recent period of four consecutive Fiscal Quarters for which the relevant financial information is available) and (b) if any calculations in the foregoing clause (a) are made on a pro forma basis, such pro forma adjustments are factually supportable and subject to supporting documentation and otherwise acceptable to the Agent. As used in this definition, “Material Acquisition” means any acquisition by the Issuer or its Consolidated Restricted Subsidiaries of property or series of related acquisitions of property that involves consideration in excess of $5,000,000, and “Material Disposition” means any Disposition or series of related Dispositions that yields gross proceeds to the Issuer or any Consolidated Restricted Subsidiary in excess of $5,000,000. For avoidance of doubt, amounts added back or subtracted from Consolidated Net Income pursuant to this definition shall be without duplication of gains or losses excluded from Consolidated Net Income.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein and Norway.
“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“EIG” means EIG Credit Management Company, LLC.

“Eligible Assignee” means (a) any Holder, (b) any Related Fund or Affiliate of a Holder and (c) any Institutional Investor (other than any Holder, Related Fund or Affiliate thereof) or other Person in each such case in this clause (c) with the consent of the Issuer, such consent not to be unreasonably withheld, conditioned or delayed; provided that the parties hereto acknowledge that the Issuer’s refusal to provide such consent with respect to any Institutional Investor that is either an activist fund or a distressed fund shall be deemed to be reasonable; provided further that (i) if an Event of Default has occurred and is continuing, the consent of the Issuer will not be required and (ii) the Issuer shall be deemed to have consented to any such Person unless it shall object thereto by written notice to the Agent within ten (10) Business Days after having received written notice thereof.
“Environmental Laws” means all Governmental Requirements relating to the environment, the preservation or reclamation of natural resources, the regulation or management of any harmful or deleterious substances, or to health and safety as it relates to environmental protection or exposure to harmful or deleterious substances.
“Environmental Permit” means any permit, registration, license, notice, approval, consent, exemption, variance, or other authorization required under or issued pursuant to applicable Environmental Laws.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such Equity Interest.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute.
“ERISA Affiliate” means any entity (whether or not incorporated) which together with the Issuer or a Subsidiary would be treated as a single employer under Section 4001(b)(1) of ERISA or Section 414(b) or (c) of the Code or, for purposes of provisions relating to Section 412 of the Code and Section 302 of ERISA, Section 414 (m) or (o) of the Code.
“ERISA Event” means (a) a Reportable Event, (b) the withdrawal of the Issuer, any other Group Member or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA, (c) a complete or partial withdrawal by the Issuer, any other Group Member or any ERISA Affiliate from a Multiemployer Plan; (d) the filing (or the receipt by any Group Member or any ERISA Affiliate) of a notice of intent to terminate a Plan under Section 4041(c) of ERISA or the treatment of a Plan amendment as a termination under Section 4041 of ERISA, (e) the institution of proceedings to terminate a Plan by the PBGC, (f) the receipt by any Group Member or any ERISA Affiliate of a notice of withdrawal liability pursuant to Section 4202 of ERISA, (g) any other event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the incurrence by any Group Member or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, including but not limited to the imposition of any Lien in favor of the PBGC, (h) on and after the effectiveness of the Pension Act, a determination that a Plan is, or would be expected to be, in “at risk” status (as defined in 303(i)(4) of ERISA or 430(i)(4) of the Code) or (i) the failure of any Group Member or any ERISA Affiliate to make by its due date, after expiration of any applicable grace period, a required installment under Section 430(j) of the Code with respect to any Plan or any failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of

ERISA) applicable to such Plan, whether or not waived, or the failure by the Issuer, any other Group Member or any of their respective ERISA Affiliates to make any required contribution to a Multiemployer Plan.
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.
“Event of Default” as defined in Section 8.1.
“Excepted Liens” means: (a) Liens for Taxes, assessments or other governmental charges or levies which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (b) Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (c) statutory landlord’s liens, operators’, vendors’, carriers’, warehousemen’s, repairmen’s, mechanics’, suppliers’, workers’, materialmen’s, construction or other like Liens arising by operation of law in the ordinary course of business or incident to the exploration, development, operation and maintenance of Oil and Gas Properties each of which is in respect of obligations that are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) contractual Liens which arise in the ordinary course of business under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements, in each case, which are usual and customary in the oil and gas business and are for claims which are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP, provided that any such Lien referred to in this clause does not materially impair (i) the use of the Property covered by such Lien for the purposes for which such Property is held by the Issuer or any other Group Member or (ii) the value of such Property subject thereto; (e) Liens arising by virtue of any statutory or common law provision or customary deposit account terms relating to banker’s liens, rights of set-off or similar rights and remedies and burdening only deposit accounts or other funds maintained with a creditor depository institution, provided that no such deposit account is a dedicated cash collateral account or is subject to restrictions against access by the depositor in excess of those set forth by regulations promulgated by the Board and no such deposit account is intended by Issuer or any other Group Member to provide collateral to the depository institution; (f) zoning and land use requirements, easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations in any Property of the Issuer or any other Group Member for the purpose of roads, pipelines, transmission lines, transportation lines, distribution lines for the removal of gas, oil, coal or other minerals or timber, and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, that do not secure any monetary obligations and which in the aggregate do not materially impair (i) the use of such Property for the purposes of which such Property is held by the Issuer or any other Group Member or (ii) the value of such Property subject thereto; (g) Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature, in each case, incurred in the ordinary course of business; (h) judgment and attachment Liens not giving rise to an Event of Default, provided that any appropriate legal proceedings which may have been duly initiated for the review of such judgment shall not have been finally terminated or the period within which such proceeding may be initiated shall not have expired and no action to enforce such Lien has been commenced; (i) Liens, titles and interests of lessors of personal Property leased by such lessors to the Issuer or any other Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Issuer’s or such Group Member’s interests therein imposed by such leases, and Liens and encumbrances encumbering such lessors’ titles and interests in such Property and to which the Issuer’s or such Group Member’s leasehold interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Issuer or any other Group Member and do not encumber Property of the Issuer or any other Group Member other than the Property that is the subject of such leases; and (j) Liens, titles and interests of licensors of software and other intangible personal Property licensed by such licensors to the Issuer or any other Group Member, restrictions and prohibitions on encumbrances and transferability with respect to such Property and the Issuer’s or such Group Member’s interests therein imposed by such licenses, and Liens and encumbrances encumbering such licensors’ titles and interests in such Property and to which the Issuer’s or such Group Member’s license interests may be subject or subordinate, in each case, whether or not evidenced by UCC financing statement filings or other documents of record; provided that such Liens do not secure Indebtedness of the Issuer or any other Group Member and do not encumber Property of the Issuer or any other Group Member other than the Property that is the subject of such licenses; provided, further that Liens described in clauses (a) through (e) shall remain “Excepted Liens” only for so long as no action to enforce such Lien has been commenced and no intention to subordinate the Liens granted in favor of the Agent is to be hereby implied or expressed by the permitted existence of any Excepted Liens.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
“Excluded Accounts” means (a) each account all or substantially all of the deposits in which consist of amounts utilized to fund payroll, employee benefit or tax obligations of the Issuer and its Subsidiaries, (b) fiduciary accounts, (c) to the extent necessary or desirable to comply with the terms of a binding purchase agreement, escrow accounts holding amounts on deposit in connection with a binding purchase agreement to the extent that and for so long as such amounts are refundable to the buyer, (d) “zero balance” accounts and (e) other accounts so long as the aggregate average daily maximum balance in any such other account over a 30-day period does not at any time exceed $2,500,000; provided that the aggregate daily maximum balance for all such bank accounts excluded pursuant to this clause (d) on any day shall not exceed $5,000,000.
“Excluded Taxes” as defined in Section 2.14(b).
“Exposure” means, with respect to any Holder, as of any date of determination, the outstanding principal amount of the Notes held by such Holder.
“Fair Market Value” means, with respect to any asset or group of assets on any date of determination, the value of the consideration obtainable in a Disposition of such asset or assets at such date of determination assuming a Disposition by a willing seller to a willing purchaser dealing at arm’s length and arranged in an orderly manner over a reasonable period of time having regard to the nature and characteristics of such asset.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof and any treaties or intergovernmental agreements entered into to implement the foregoing (together with any law, regulation or official guidance implementing such agreements).
“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended.
“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate; provided, that if the foregoing rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“Fee Letter” means that certain Fee Letter dated as of the Closing Date between the Issuer, EIG and the other parties named therein.
“Finance Lease Obligations” means, with respect to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as finance leases on a balance sheet of such Person under GAAP and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.
“Financial Officer” means, for any Person, the chief executive officer, chief financial officer, principal accounting officer or treasurer of such Person or a Person holding a similar role or who is designated in writing as a “Financial Officer” by another Financial Officer. Unless otherwise specified, all references herein to a Financial Officer mean a Financial Officer of the Issuer.
“First Lien Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as “Administrative Agent” under and as defined in the First Lien Credit Agreement (or any successor thereto appointed pursuant to Section 11.06 of the First Lien Credit Agreement) or the administrative agent under a Permitted Revolver Refinancing First Lien Credit Agreement, in each case subject to the requirements of Section 7.2(k).
“First Lien Credit Agreement” means that certain First Amended and Restated Senior Secured Revolving Credit Agreement, dated as of April 19, 2017, among the Issuer, the First Lien Administrative Agent and the lenders party thereto, as the same may be amended, restated, modified, or supplemented from time to time, in each case, subject to the Intercreditor Agreement.
“First Lien Credit Facility” means the first lien reserve based revolving credit facility established pursuant to the First Lien Credit Agreement or any first lien reserve based credit facility established pursuant to a Permitted Revolver Refinancing First Lien Credit Agreement.
“First Lien Lender” means a “Lender” as defined in the First Lien Credit Agreement or any functionally equivalent term in a Permitted Revolver Refinancing First Lien Credit Agreement.

“First Lien Loan Documents” means the “Loan Documents” as defined in the First Lien Credit Agreement or any functionally equivalent term in a Permitted Revolver Refinancing First Lien Credit Agreement.
“First Lien Secured Obligations” means the “Secured Obligations” as defined in the First Lien Loan Documents or any functionally equivalent term under a Permitted Revolver Refinancing First Lien Credit Agreement that describes obligations thereunder that are secured by a Lien on Collateral that is prior to the Liens on the Collateral securing Notes issued pursuant to this Agreement.
“First Offer” as defined in Section 2.10(e).
“First Offer Deadline” as defined in Section 2.10(e).
“Fiscal Quarter” means each fiscal quarter for accounting and tax purposes, ending on the last day of each March, June, September and December.
“Fiscal Year” means each fiscal year for accounting and tax purposes, ending on December 31 of each year.
“Flood Insurance Regulations” means (a) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (b) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (c) the National Flood Insurance Reform Act of 1994 (amending 42 USC 4001, et seq.), as the same may be amended or recodified from time to time, (d) the Flood Insurance Reform Act of 2004 and h) the Biggert Waters Flood Reform Act of 2012, and any regulations promulgated thereunder.
“Foreign Group Member” means, any Group Member that is a Subsidiary of the Issuer which (a) is not organized under the laws of the United States of America or any state thereof or the District of Columbia or (b) is a FSHCO.
“FSHCO” means any Subsidiary substantially all of the assets of which consist of Equity Interests in one or more Subsidiaries that are “controlled foreign corporations” within the meaning of Section 957 of the Code.
“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time subject to the terms and conditions set forth in Section 1.3.
“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Requirement” means any law (including common law), statute, code, ordinance, order, determination, rule, regulation, judgment, decree, injunction, franchise, permit, certificate, license, authorization or other directive or requirement, whether now or hereinafter in effect, including energy regulations and occupational, safety and health standards or controls, of any Governmental Authority.
“Group Members” means the collective reference to the Issuer and its Restricted Subsidiaries.

“Guarantee and Collateral Agreement” means the Second Lien Guarantee and Collateral Agreement, dated as of the Closing Date, as the same may be amended, modified or supplemented from time to time.
“Guarantors” means:
(a)    SilverBow Resources Operating, LLC,
(b)    SilverBow Resources USA, Inc.,
(c)    each other Domestic Subsidiary Group Member that is a Material Subsidiary, that guarantees or otherwise becomes obligated with respect to Indebtedness incurred in reliance on Section 7.2(k) or (l), and
(d)    any other Group Member that guarantees the Obligations at the election of the Issuer.
“Hazardous Material” means any chemical, compound, material, product, byproduct, substance or waste that is defined, regulated or otherwise classified as a “hazardous substance,” “hazardous material,” “hazardous waste,” “solid waste,” “toxic waste,” “extremely hazardous substance,” “toxic substance,” “contaminant,” “pollutant,” or words of similar meaning under any applicable Environmental Law, and for the avoidance of doubt includes Hydrocarbons, radioactive materials, explosives, asbestos or asbestos containing materials, polychlorinated biphenyls, radon, and infectious or medical wastes.
“Hedge Receipts” means any Cash received by or paid to or for the account of any Note Party pursuant to any Unwind of any Swap Agreement in respect of commodities after giving effect to any netting agreements, and excluding in any event any regularly scheduled settlement payments and any payments applied towards amounts outstanding under the First Lien Credit Facility to (a) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency or (b) pay other amounts due under the First Lien Credit Facility.
“Highest Lawful Rate” means, as to any Holder, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Holder is then permitted to contract for, charge or collect from the Issuer on the Notes or the other obligations of the Issuer hereunder, and as to any other Person, at the particular time in question, the maximum non-usurious rate of interest which, under applicable law, such Person is then permitted to contract for, charge or collect with respect to the obligation in question. If the maximum rate of interest which, under applicable law, the Holders are permitted to contract for, charge or collect from the Issuer on the Notes or the other obligations of the Issuer hereunder shall change after the date hereof, the Highest Lawful Rate shall be automatically increased or decreased, as the case may be, as of the effective time of such change without notice to the Issuer or any other Person.
“Holders” means each Person listed on the signature pages hereto as a Holder, and any other Person that becomes a party hereto as a Holder pursuant to an Assignment Agreement, other than any such Person that ceases to be a party hereto as a Holder pursuant to an Assignment Agreement.
“Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature. Unless otherwise indicated herein, each reference to the term “Hydrocarbon Interests” shall mean Hydrocarbon Interests of the Issuer or any other Group Member, as the context requires.
“Hydrocarbons” means all oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all constituents, elements or compounds thereof and all products refined or separated therefrom and all other minerals which may be produced and saved from or attributable to the Oil and Gas Properties of any Person, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests or other properties constituting Oil and Gas Properties.
“Indebtedness” means, for any Person, the sum of the following (without duplication): (a) all obligations of such Person for borrowed money or evidenced by bonds, bankers’ acceptances, debentures, notes or other similar instruments; (b) all obligations of such Person (whether contingent or otherwise) in respect of letters of credit, bank guarantees, surety or other bonds and similar instruments; (c) all accounts payable and all accrued expenses, liabilities or other obligations of such Person to pay the deferred purchase price of Property or services (including insurance premium payables) that are one hundred twenty (120) days past the date of invoice, other than those which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP; (d) all Finance Lease Obligations; (e) all Indebtedness (as defined in the other clauses of this definition) of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien on any Property of such Person, whether or not such Indebtedness is assumed by such Person; (f) all Indebtedness (as defined in the other clauses of this definition) of others guaranteed by such Person or in which such Person otherwise assures a creditor against loss of the Indebtedness (howsoever such assurance shall be made) to the extent of the lesser of the amount of such Indebtedness and the maximum stated amount of such guarantee or assurance against loss; (g) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the Indebtedness or Property of others; (h) any undischarged balance of any Volumetric Production Payments and any Dollar Denominated Production Payments; (i) all obligations of such Person under take/ship or pay contracts if any goods or services are not actually received or utilized by such Person; (j) any Indebtedness of a partnership for which such Person is liable either by agreement, by operation of law or by a Governmental Requirement but only to the extent of such liability; (k) Disqualified Capital Stock (for purposes hereof, the amount of any Disqualified Capital Stock shall be its liquidation value and, without duplication, the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase in respect of Disqualified Capital Stock); (l) net Swap Obligations of such Person (for purposes hereof, the amount of any net Swap Obligations on any date shall be deemed to be the Swap Termination Value thereof as of such date) and (m) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment. The Indebtedness of any Person shall include all obligations of such Person of the character described above to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is not included as a liability of such Person under GAAP.
“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel which shall be limited to one firm of counsel for all Indemnitees, taken as a whole, an additional firm of counsel to the Agent, and a single local counsel in each appropriate jurisdiction for all Indemnitees, taken as a whole (and in the case of an actual or reasonably perceived conflict of interest, another firm of counsel in each relevant jurisdiction to the affected indemnified persons similarly situated taken as a whole)), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (a) this Agreement or the other Note Documents or the transactions contemplated hereby or thereby (including the Holders’ agreement to make Note Purchases or the use or intended use of the proceeds thereof, or any enforcement of any of the Note Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guarantee and Collateral Agreement)); (b) in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, and any reasonable fees or expenses incurred by such Indemnitees in enforcing the indemnity under Section 10.3(a); or (c) any environmental claim against, or any past or present activity, operation, land ownership, or practice of, the Issuer or any of its Restricted Subsidiaries or on any of their respective Properties. Notwithstanding the foregoing, Indemnified Liabilities shall not include Taxes other than any Taxes that represent liabilities arising from any non-Tax claim.
“Indemnified Taxes” means Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any Obligation of any Note Party under any Note Document.
“Indemnitee” as defined in Section10.3(a).
“Initial Financial Statements” means (a) Issuer’s audited consolidated and consolidating annual financial statements as of December 31, 2016 and (b) Issuer’s unaudited consolidated and consolidating quarterly financial statements as of September 30, 2017.
“Initial Note” means any Note purchased by any Holder pursuant to Section 2.1, as may be evidenced by a promissory note in the form of Exhibit B.
“Initial Reserve Report” means an internally prepared report of the Issuer dated as of September 30, 2017, with respect to certain Oil and Gas Properties of the Issuer and the other Group Members as of June 30, 2017.
“Institutional Investor” means (a) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (b) any other Person that is a Qualified Institutional Buyer (as defined in Rule 144A promulgated under the Securities Act, as presently in effect) to the extent such Person would not reasonably be considered a competitor or Affiliate of the Issuer.
“Intercreditor Agreement” means that certain Intercreditor Agreement, dated as of December 15, 2017, by and among the Issuer, the other Note Parties, the Agent and the First Lien Administrative Agent, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Interest” as defined in Section 2.7(a).
“Interest Payment Date” means (a) each Quarterly Date and (b) the Maturity Date.
“Interest Period” means (a) from and including the Closing Date to the next Quarterly Date, and (b) thereafter, from each Quarterly Date to the next Quarterly Date.

“Investment” means, for any Person: (a) the acquisition (whether for cash, Property, services or securities or otherwise) of Equity Interests of any other Person or any agreement to make any such acquisition (including any “short sale” or any sale of any securities at a time when such securities are not owned by the Person entering into such short sale); (b) the making of any deposit with, or advance, loan or capital contribution to, assumption of Indebtedness of, purchase or other acquisition of any other Indebtedness of, or equity participation or interest in, or other extension of credit to, any other Person (including the purchase of Property from another Person subject to an understanding or agreement, contingent or otherwise, to resell such Property to such Person, but excluding any such advance, loan or extension of credit having a term not exceeding ninety (90) days representing the purchase price of inventory, goods, supplies or services sold by such Person in the ordinary course of business); (c) [reserved]; or (d) the entering into of any guarantee of, or other contingent obligation (including the deposit of any Equity Interests to be sold) with respect to, Indebtedness or other liability of any other Person and (without duplication) any amount committed to be advanced, lent or extended to such Person.
“IRS” as defined in Section 2.14(e).
“Issuer” as defined in the preamble hereto.
~~“LIBO Screen Rate” has the meaning set forth in the definition of “LIBOR”.~~

~~“LIBOR” means, with respect to any Interest Period, the greater of (a) the~~
~~three-month rate appearing on Bloomberg screen page (or on any successor or substitute~~
~~page of such service, or any successor to or substitute for such service, providing rate~~
~~quotations comparable to those currently provided on such page of such service, for~~
~~purposes of providing quotations of interest rates applicable to dollar deposits in the~~
~~London interbank market) at approximately 11:00 a.m., London time, two Business Days~~
~~prior to the commencement of such Interest Period, as the rate for dollar deposits with a~~
~~maturity comparable to such Interest Period (the “LIBO Screen Rate”) and (b) one percent (1.0%) per annum.~~

“Lien” means any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on the common law, statute or contract, and whether such obligation or claim is fixed or contingent, and including but not limited to (a) the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes or (b) production payments and the like payable out of Oil and Gas Properties. The term “Lien” shall include easements, restrictions, servitudes, permits, conditions, covenants, exceptions or reservations, including if they burden Property to the extent they secure an obligation owed to a Person other than the owner of the Property. For the purposes of this Agreement, the Issuer and the other Group Members shall be deemed to be the owner of any Property which they have acquired or hold subject to a conditional sale agreement, or leases under a financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person in a transaction intended to create a financing.
“Make-Whole Amount” means, with respect to the Called Principal of any Note, an amount equal to the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note, provided that the Make-Whole Amount shall in no event be less than zero.
“Make-Whole Expiry Date” as defined in Section 2.12(g).

“Material Adverse Effect” means a material adverse change in, or material adverse effect on (a) the business, operations, Property, condition (financial or otherwise) of the Issuer and the other Group Members taken as a whole, (b) the ability of the Issuer or any other Note Party to perform any of its obligations under any Note Document, (c) the validity or enforceability of any Note Document or (d) the rights and remedies of or benefits available to the Agent or Holder under any Note Document.
“Material Environmental and Social Incident” means (a) an incident or accident caused by the action or inaction of any of the Note Parties or their controlled Subsidiaries that has or could reasonably be expected to have (in the good faith determination of the Issuer) a material and adverse impact on health, safety or the environment (including, in each case, as the result of the release of any Hazardous Material), or (b) a material and prolonged community or worker related grievance or protest directed solely at the Note Parties or their controlled Subsidiaries.
“Material Indebtedness” means Indebtedness (other than the Notes) of any one or more Group Member in an aggregate principal amount exceeding $15,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of any Group Member in respect of any Swap Agreement at any time shall be the Swap Termination Value.
“Material Subsidiary” means, at any date of determination, each Restricted Subsidiary of the Issuer (a) whose Total Assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries) at the last day of the most recent Fiscal Quarter of the Issuer for which financial statements were required to be delivered pursuant to Section 6.1 were equal to or greater than five percent (5.0%) of the Consolidated Total Assets of the Issuer and the Restricted Subsidiaries at such date or (b) whose revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries) at the last day of the most recent Fiscal Quarter of the Issuer for which financial statements were required to be delivered pursuant to Section 6.1 were equal to or greater than five percent (5.0%) of the consolidated revenues of the Issuer and the Restricted Subsidiaries at the last day of the most recent Fiscal Quarter of the Issuer for which financial statements were required to be delivered pursuant to Section 6.1, in each case determined in accordance with GAAP; provided that if, at any time and from time to time after the Second Amendment Effective Date, Restricted Subsidiaries that are not Material Subsidiaries have, in the aggregate, (i) Total Assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries) as of the last day of such Fiscal Quarter that equal, or exceed, seven and a half percent (7.5%) of the Consolidated Total Assets of the Issuer and the Restricted Subsidiaries as of such date or (ii) revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries) during such period that equal or exceed seven and a half percent (7.5%) of the consolidated revenues of the Issuer and the Restricted Subsidiaries for such period, in each case, determined in accordance with GAAP, then the term “Material Subsidiary” shall include each such Restricted Subsidiary (starting with the Restricted Subsidiary that accounts for the most revenues or Consolidated Total Assets and then in descending order) necessary to account for at least 92.5% of the consolidated gross revenues and 92.5% of the Consolidated Total Assets, each as described in the previous sentence, so that the remaining non-Material Subsidiaries no longer satisfy such condition.
“Maturity Date” means the earlier of (a) December 15, 2026 and (b) the date that all Notes shall become due and payable in full hereunder, whether by acceleration or otherwise.
“Minimum Asset Coverage Ratio” is defined in Section 7.1(b).
“Minimum Mortgage Requirement” is defined in Section 6.13(a).

“Moody’s” means Moody’s Investor Services, Inc. and any successor thereto that is a nationally recognized rating agency.
“Mortgage” means each of the mortgages or deeds of trust executed by any one or more Note Parties for the benefit of the Secured Parties as security for the Obligations, together with any supplements, modifications or amendments thereto and assumptions or assignments of the obligations thereunder by any Note Party. “Mortgages” shall mean all of such Mortgages collectively.
“Mortgage Deadline” is defined in Section 6.13(a).
“Mortgaged Property” means any Property owned by any Note Party which is subject to the Liens existing and to exist under the terms of the Security Instruments.
“Multiemployer Plan” means a multiemployer plan as defined in Section 3(37) or 4001(a)(3) of ERISA.
“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (a) the sum of Cash payments and Cash Equivalents received by the Issuer or any of its Restricted Subsidiaries from such Asset Sale (including any Cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) or, if after giving effect to such Asset Sale, the Issuer is required to prepay the Loans pursuant to Section 2.10(a)(i)(A), all consideration received by the Issuer or any of its Restricted Subsidiaries, minus (b) any bona fide costs and expenses (including, without limitation, legal, accounting and investment banking fees, and sales commissions) incurred in connection with such Asset Sale, including income or gains Taxes paid or payable as a result of such Asset Sale (after taking into account any available tax credits or deductions and any tax-sharing arrangements) or reserves taken in respect of Taxes arising as a result thereof, (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by the Issuer or any other Note Party in connection with such Asset Sale; provided that upon release of any such reserve, the amount released shall be considered Net Asset Sale Proceeds, (d) any other reasonable fees, costs and expenses payable by the Issuer or any other Note Party in connection with such Asset Sale, (e) payments applied toward amounts outstanding under Indebtedness (other than the Notes and First Lien Credit Facility) to the extent that it is secured by a Lien that is prior to the Lien created by the Security Instruments on the assets that are the subject of such Asset Sale and which must be repaid as a result of such Asset Sale and (f) payments applied towards amounts outstanding under the First Lien Credit Facility to (i) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency or (ii) pay other amounts due under the First Lien Credit Facility.
“Net Insurance/Condemnation Proceeds” means an amount equal to: (a) any Cash payments or Cash proceeds received by the Issuer or any of its Restricted Subsidiaries (i) under any casualty insurance policies in respect of any covered loss thereunder that constitutes a Casualty Event or (ii) as a result of the taking of any assets of the Issuer or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power directly under threat of such a taking in lieu thereof, in the aggregate having a Fair Market Value in excess of $25,000,000, minus (b) (i) any actual and reasonable costs incurred by the Issuer or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of the Issuer or any of its Restricted Subsidiaries in respect thereof, (ii) amounts expended to repair and/or replace Property subject to such casualty, (iii) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (a)(ii) of this definition, including income or gains Taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax-sharing arrangements) or reserves taken in respect of Taxes arising as a result thereof, (iv) payments applied to any Indebtedness (other than the Notes) which is secured by a Lien upon any of the assets subject to such casualty and which much be repaid as a result of such casualty, (v) payments applied toward amounts outstanding under Indebtedness (other than the Notes and First Lien Credit Facility) to the extent that it is secured by a Lien that is prior to the Lien created by the Security Instruments on the assets that are the subject of such Asset Sale and which must be repaid as a result of such Asset Sale and (vi) payments applied towards amounts outstanding under the First Lien Credit Facility to (A) eliminate any Borrowing Base Deficiency, in an amount equal to such Borrowing Base Deficiency or (B) pay other amounts due under the First Lien Credit Facility.
“Non-Recourse Debt” means Indebtedness:
(a)    as to which neither the Issuer nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) or (b) is directly or indirectly liable as a guarantor or otherwise, except for Customary Recourse Exceptions; and
(b)    as to which the lenders have been notified in writing that they will not have any recourse to the Equity Interest or assets of Issuer or any of its Restricted Subsidiaries (other than the Equity Interests of an Unrestricted Subsidiary), except for Customary Recourse Exceptions.
“Non-U.S. Holder” means a Holder that is not a U.S. Person.
“Note Document” means any of this Agreement, the Notes, the Security Instruments and all other certificates, documents, instruments or agreements executed and delivered by a Note Party for the benefit of Agent or any Holder in connection herewith or pursuant to any of the foregoing. Any reference in this Agreement or any other Note Document to a Note Document shall include all appendices, exhibits and schedules thereto, and all amendments, restatements, waivers, supplements or other modifications thereto.
“Note Party” means the Issuer and each Guarantor.
“Note Purchase” means a purchase by the Holders of Notes pursuant to Section 2.1.
“Note Purchase Notice” means a written notice by the Issuer that it will issue Notes hereunder, which Note Purchase Notice (a) sets forth the principal amount of Notes to be issued, (b) is accompanied by a general description of the anticipated use of the proceeds of such issuance, (c) contains the information required by Section 2.4 and i) is substantially in the form of Exhibit A or such other form satisfactory to the Requisite Holders.
“Notes” means, collectively, the Initial Notes, as may be evidenced by a promissory note in the form of Exhibit B or such other form satisfactory to the Requisite Holders (such term shall also include any such notes in substitution therefore pursuant to Section 10.29 of this Agreement).
“NYFRB” means the Federal Reserve Bank of New York.
“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate”

means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Agent from a federal funds broker of recognized standing selected by the Agent in consultation with the Requisite Holders; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.
“NYMEX Pricing” shall mean, as of any date of determination with respect to any month (a) for crude oil, the closing settlement price for the WTI Light, Sweet Crude Oil futures contract for each month, and (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, in each case as reported by Bloomberg or any successor thereto (as such pricing may be corrected or revised from time to time by Bloomberg in accordance with its rules and regulations and customary practice), or if not reported by Bloomberg or any successor thereto, as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com or any successor thereto.
“Obligations” means all liabilities and obligations of every type of each Note Party from time to time owed to Agent (including any former Agent), the Holders, any Indemnitee, or any of them, in each case, under any Note Document to which it is a party, whether for principal, interest (including, without limitation, interest accruing at any post-default rate and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), fees, expenses, penalties, premiums (including, without limitation, any Make-Whole Amounts), reimbursements, indemnification or otherwise and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance) and all renewals, extensions and/or rearrangements of any of the above.
“OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury.
“Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.

“Organizational Documents” means (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to such corporation’s jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“Other Connection Taxes” means with respect to the Agent or any Holder, Taxes imposed as a result of a present or former connection between the Agent or such Holder, as applicable, and the jurisdiction imposing such Tax (other than connections arising from the Agent or such Holder, as applicable, having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or sold or assigned any interest in any Note).
“Other Taxes” means any and all present or future stamp, registration, recording, filing, court or documentary or similar Taxes, fees, charges or similar levies arising from any payment made hereunder or from the execution, delivery, performance, or enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to or in connection with, any Note Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight ~~LIBOR~~ Adjusted Term SOFR borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).
“Participant” as defined in Section 10.7(g).
“Participant Register” as defined in Section 10.7(g).
“Payment in Full” means (a) the irrevocable payment in full in cash of all principal, interest (including interest accruing during the pendency of an insolvency or liquidation proceeding, regardless of whether allowed or allowable in such insolvency or liquidation proceeding) and premium (including any Make-Whole Amount), if any, on all Notes outstanding under this Agreement, (b) the irrevocable payment in full in cash in respect of all other obligations or amounts that are outstanding under this Agreement (other than indemnity obligations for which notice of potential claim has not been given), and (c) the termination of all Commitments under this Agreement.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
“Pension Act” means the Pension Protection Act of 2006, as it presently exists or as it may be amended from time to time, or any successor thereto.
“Perfection Certificate” means a perfection certificate substantially in the form of Exhibit J.

“Permitted Basis Differential Swaps” means, as of any date of determination, basis differential swaps in respect of notional volumes that do not exceed, as of the date any such Swap Agreement is entered into, (a) ninety percent (90%) of the reasonably anticipated projected production (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) from the Issuer’s and its Restricted Subsidiaries’ Oil and Gas Properties for each month during the period which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately, for the period of thirty-six (36) months following the date such Swap Agreement is entered into and (b) ninety percent (90%) of the reasonably anticipated projected production (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) from the Issuer’s and its Restricted Subsidiaries’ proved, developed, producing Oil and Gas Properties for each month during the period which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately for the period of thirty-seven (37) to sixty (60) months following the date such Swap Agreement is entered into; provided that the Issuer may update the projections in clauses (a) and (b) above by providing the Agent an internal report prepared by or under the supervision of the chief engineer of the Issuer and its other Group Members and any additional information reasonably requested by the Agent that is, in each case, reasonably satisfactory to the Agent (and shall include new reasonably anticipated Hydrocarbon production from new wells or other production improvements and any dispositions, well shut-ins and other reductions of, or decreases to, production).
“Permitted Holder” means any Person that, on the Second Amendment Effective Date, is the beneficial owner, together with any of its Affiliates (but excluding any operating portfolio companies of the foregoing Persons), of Equity Interests representing 35% or more of the aggregate Voting Interests of the Issuer at such time.
“Permitted Prior Liens” means each Liens permitted under Sections 7.3(b) (other than Liens identified in clause (h) of the definition Excepted Liens and subject to the provisos at the end of such definition), 7.3(c) and 7.3(d).
“Permitted Recipients” as defined in Section 10.18.
“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Debt”) incurred in exchange for, or proceeds of which are used to refinance, all of any other Indebtedness (the “Refinanced Indebtedness”); provided that:
(a)    such New Debt is in an aggregate principal amount not in excess of the sum of (i) the aggregate principal amount then outstanding of the Refinanced Indebtedness (or, if the Refinanced Indebtedness is exchanged or acquired for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration thereof, such lesser amount) and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such exchange or refinancing,
(b)    such New Debt has a stated maturity no earlier than the stated maturity of the Refinanced Indebtedness and an average life no shorter than the average life of the Refinanced Indebtedness and does not restrict the prepayment or repayment of the Obligations,
(c)    such New Debt contains covenants, events of default, guarantees and other terms which (other than “market” interest rate, fees, funding discounts and redemption or prepayment premiums as determined at the time of issuance or incurrence of any such Indebtedness), (i) are “market” terms as determined on the date of issuance or incurrence and (ii) in any event are not more restrictive on the Issuer and each Group Member than the terms of this Agreement (as in effect at the time of such issuance or incurrence),

(d)    no Subsidiary of the Issuer (other than a Guarantor or a Person who becomes a Guarantor in connection therewith) is an obligor under such New Debt, and
(e)    such New Debt (and any guarantees thereof) is subordinated in right of payment to the Obligations (or, if applicable, the Guarantee and Collateral Agreement) to at least the same extent as the Refinanced Indebtedness and subordinated on terms satisfactory to the Requisite Holders.
“Permitted Revolver Refinancing” means any Indebtedness in the form of a first lien reserve based credit facility of the Issuer the net proceeds of which are used to refinance or replace a First Lien Credit Facility, in whole only, from time to time; provided that (a) the principal amount of such Indebtedness does not exceed the principal amount of the Indebtedness being so refinanced, plus accrued and unpaid interest, fees and premiums, plus reasonable costs and expenses incurred in connection therewith, (b) the covenant, default and remedy provisions of such Indebtedness are not materially more restrictive to the Issuer and its Subsidiaries than those imposed by the First Lien Credit Agreement as in effect on the Second Amendment Effective Date, unless such provisions are proposed by the Issuer to be incorporated into the applicable Note Documents, (c) the mandatory prepayment, make-whole, prepayment premium, repurchase and redemption provisions of such Indebtedness are not more restrictive to the Issuer and its Subsidiaries than those imposed by the First Lien Credit Agreement as in effect on the Second Amendment Effective Date, (d) such Indebtedness is subject to the Intercreditor Agreement, (e) no Subsidiary of the Issuer is required to guarantee or secure such Indebtedness unless such Subsidiary is (or concurrently with any such guarantee becomes) a Guarantor hereunder, (f) such Indebtedness is syndicated to (or initially placed only with) one or more traditional commercial banks and (g) such Permitted Revolver Refinancing shall be limited to a reserve-based credit agreement determined or re-determined by the lenders, subject to a “borrowing base” (and consistent with the requirements of the proviso in the definition of Borrowing Base) and incurred in accordance with Sections 7.2(k) and 7.20.
“Permitted Revolver Refinancing First Lien Credit Agreement” means a credit agreement among the Issuer, as borrower, First Lien Administrative Agent, as administrative agent, and the other lenders and parties party thereto from time to time as amended, restated, modified or supplemented from time to time, in each case, subject to the Intercreditor Agreement and the terms hereof.
“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
“Petroleum Industry Standards” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.
“Placement Agents” as defined in Section 5.7.
“Plan” means any “employee pension benefit plan”, as defined in Section 3(2) of ERISA, other than a Multiemployer Plan, that is subject to Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA and which (a) is currently or hereafter sponsored, maintained or contributed to by a Group Member or an ERISA Affiliate or (b) was at any time during the six calendar years immediately preceding the date hereof, sponsored, maintained or contributed to by a Group Member or an ERISA Affiliate or to which a Group Member or an ERISA Affiliate has any liability.

“Prime Rate” means the rate of interest per annum publicly quoted from time to time by The Wall Street Journal (or, if no longer quoted by The Wall Street Journal, such other national publication selected by the Agent in consultation with the Issuer and which is reasonably acceptable to the Requisite Holders) as the United States “prime rate”.
“Pro Rata Share” means, as to any Holder, with respect to:
(a)    Section 2.1, the percentage obtained by dividing (i) the Commitments of that Holder by (ii) the aggregate Commitments of all the Holders; and
(b)    all payments, computations and other matters relating to the Notes of any Holder, the percentage obtained by dividing (i) the Exposure of that Holder by i) the aggregate Exposure of all the Holders.
“Prohibited Transaction” has the meaning assigned to such term in Section 406 of ERISA and Section 4975(c) of the Code.
“Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including cash, securities, accounts and contract rights.
“Proved Developed Non-Producing Reserves” means oil and gas mineral reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Non-Producing Reserves”.
“Proved Developed Producing Reserves” means oil and gas mineral reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Developed Producing Reserves”.
“Proved PV-10” means, as of any date of determination, with respect to the Proved Reserves constituting Oil and Gas Properties of the Note Parties, the net present value of future cash flows (discounted at ten percent (10%) per annum) set forth in the most recent Reserve Report delivered by the Issuer pursuant to Section 6.11 (which shall be based on calculations of expected future cash flow and shall be made in accordance with the then existing standards of the Society of Petroleum Engineers); provided that (a) the discounted net present value of future cash flows shall be calculated using the Strip Price as of such date of determination and costs determined in accordance with the definition of Reserve Report; (b) appropriate deductions shall be made for severance and ad valorem taxes, and for operating, gathering, transportation and marketing costs required for the production and sale of such reserves (provided that to the extent consistent with the Initial Reserve Report, certain gathering and transportation costs shall not be subject to a markup and shall be run at cost); (c) appropriate adjustments to the Strip Price shall be made for commodity and basis hedging activities permitted by this Agreement for the volumes actually hedged; (d) the cash-flows derived from the pricing assumptions set forth in clause (c) above shall be further adjusted to account for the forward-looking differential; (e) the value attributable to the Proved Undeveloped Reserves of the Note Parties will not account for more than thirty percent (30%) of the total Proved PV-10 of the Note Parties; (f) the value attributable to the Proved Developed Non-Producing Reserves of the Note Parties shall be 100% of the value that would otherwise be attributed to such Proved Developed Non-Producing Reserves; and (g) the Proved PV-10 as of any date of determination shall be calculated on a pro forma basis to give effect to all to extensions, discoveries and other additions and upward (and downward) revisions of estimates of Proved Reserves due to exploration, development or exploitation, production or other activities, acquisitions, Dispositions and production, in each case, since the date of such Reserve Report; and which such calculation shall be made by the

Issuer in good faith in accordance with its reasonable judgment and consistent with past practice and reasonably acceptable to the Requisite Holders acting in good faith.
“Proved Reserves” means oil and gas mineral reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and one of the following: (a) “Developed Producing Reserves”, (b) “Developed Non-Producing Reserves” or (c) “Undeveloped Reserves”.
“Proved Undeveloped Reserves” means oil and gas mineral reserves that, in accordance with Petroleum Industry Standards, are classified as both “Proved Reserves” and “Undeveloped Reserves”.
“PV-9” has the meaning given to such term in the First Lien Credit Agreement or any functionally equivalent term in a Permitted Revolver Refinancing First Lien Credit Agreement.
“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).
“QFC Credit Support” as defined in Section 10.31.
“Qualified Institutional Buyer” as defined in Section 5.11.
“Quarterly Date” means December 15, March 15, June 15 and September 15 of each Fiscal Year and if such day is not a Business Day, then the next succeeding Business Day.
“Recipient” as defined in Section 10.18.
“Redemption” means with respect to any Indebtedness, the repurchase, redemption, prepayment, repayment, defeasance or any other acquisition or retirement for value (or the segregation of funds with respect to any of the foregoing) of such Indebtedness. “Redeem” has the correlative meaning thereto.
“Reference Period” has the meaning assigned to such term in the definition of “EBITDA”.
“Register” as defined in Section 2.6(b).
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 50 basis points (one-half of one percent) over the yield to maturity implied by (a) the yields reported as of 10:00 a.m. (New York, New York time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1 on Bloomberg) or, if Page PX1 (or its successor screen on Bloomberg) is unavailable, the Telerate Access Service screen which corresponds most closely to Page PX1 for the most recently issued actively traded U.S. Treasury securities having a maturity equal to the Remaining Life of such Called Principal as of such Settlement Date, or (b) if such yields are not reported as of such time or the yields reported as of such time are not ascertainable (including by way of interpolation), the Treasury Constant Maturity Series Yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (519) (or any comparable successor publication) for actively traded U.S. Treasury securities having a constant maturity equal to the Remaining Life of such Called Principal as of such Settlement Date. Such implied yield will be determined, if necessary, by (i) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (ii) interpolating linearly between (1) the actively traded U.S. Treasury security with the maturity closest to and greater than such Remaining Life and (2) the actively traded U.S. Treasury security with the maturity closest to and less than such Remaining Life. The Reinvestment Yield shall be rounded to two decimal places.
“Related Fund” means, with respect to any Holder that is an investment fund, any other investment fund that is engaged in investing in similar commercial loans and that is managed, advised or sub-advised by the same investment advisor as such Holder or by an Affiliate of such investment advisor. Related Fund shall, with respect to any Holder, also include any swap, special purpose vehicles purchasing or acquiring security interests in collateralized loan obligations of such Holder or any other vehicle through which such Holder’s investment advisors may leverage its investments from time to time.
“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping, or disposing.
“Remaining Life” means, with respect to any Called Principal, the number of years (calculated to the nearest one-twelfth year) that will elapse between the Settlement Date with respect to such Called Principal and the Make-Whole Expiry Date.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of Interest in respect of such Called Principal that would be due after the Settlement Date through the Make-Whole Expiry Date with respect to such Called Principal if no payment of such Called Principal were made (assuming that ~~the LIBOR~~ Adjusted Term SOFR) prevailing at the time the applicable notice of prepayment is delivered or, if no such notice is given, the time of such prepayment applies through the applicable period).
“Repayment Fee” as defined in Section 2.12(g).
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA or the regulations issued thereunder, with respect to a Plan, other than those events as to which the 30-day notice has been waived in regulations issued by the PBGC.
“Requisite Holders” means the Holders having or holding Exposure representing more than fifty percent (50%) of the sum of the aggregate Exposure of all the Holders.
“Reserve Report” means the Initial Reserve Report and any other subsequent report, in form and substance reasonably satisfactory to the Requisite Holders, setting forth, as of the dates set forth in Section 6.11(a) the oil and gas reserves attributable to the Oil & Gas Properties of the Issuer and the Guarantors, together with a projection of the rate of production and future net income, taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirements at such time.
“Reserve Report Certificate” has the meaning set forth in Section 6.11(b).
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Responsible Officer” means, as to any Person, the chief executive officer, the president, any vice president, any corporate secretary, any Financial Officer or general counsel of such Person. Unless otherwise specified, all references to a Responsible Officer herein shall mean a Responsible Officer of the Issuer.

“Restricted Payment” means any dividend or other distribution or return of capital (whether in cash, securities or other Property) with respect to any Equity Interests in any Person, or any payment (whether in cash, securities or other Property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of (a) any such Equity Interests or j) any option, warrant or other right to acquire any such Equity Interests.
“Restricted Subsidiary” means any Subsidiary of the Issuer that is not an Unrestricted Subsidiary.
“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, and any successor thereto that is a nationally recognized rating agency.
“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (as of the Closing Date, Belarus, Burundi, Central African Republic, Crimea, Cuba, Iran, Libya, North Korea, Somalia, Sudan and Syria).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).
“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by OFAC or the U.S. Department of State.
“SEC” means the Securities and Exchange Commission or any successor Governmental Authority.
“Second Amendment” means the Second Amendment to Note Purchase Agreement dated as of November 12, 2021.
“Second Amendment Effective Date” has the meaning set forth in the Second Amendment.
“Second Amendment Interest Payment” means the accrued interest on the Second Amendment Principal Prepayment to the Second Amendment Effective Date (and subject to Section 2.12(e)) required to be paid in connection with the Second Amendment Principal Prepayment.
“Second Amendment Principal Prepayment” means the $50,000,000.00 prepayment of principal to be prepaid by the Issuer to the Holders in accordance with the Second Amendment.
“Second Amendment Transactions” means the transactions contemplated by the Second Amendment.
“Second Offer” as defined in Section 2.10(e).
“Secured Parties” means, collectively, the Agent, the Holders, and any other Person owed Obligations, and “Secured Party” means any of them individually.
“Securities Account” has the meaning assigned to such term in the UCC.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
“Security Instruments” means each of the Guarantee and Collateral Agreement, the Mortgages, the Intercreditor Agreement and all other instruments, documents and agreements delivered by any Note Party pursuant to this Agreement or any of the other Note Documents in order to (a) grant to Agent, for the benefit of the Secured Parties, a Lien on any Collateral or (b) set forth the relative priorities of any Lien on any Collateral, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time to time.
“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 2.9 or Section 2.10 as the context requires.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the NYFRB (or a successor administrator of the secured overnight financing rate).

“Specified Change in Control” means a “Change in Control” or “Change of Control” (or any other defined term having a similar purpose or meaning) as defined in any First Lien Loan Document.
“Specified Excluded Date” means March 31, May 31, June 30, September 30, November 30 and December 31 of each calendar year and if such day is not a Business Day, then the immediately preceding Business Day.
“Strip Price” shall mean, at any time, (a) for each remaining month of the current calendar year, the monthly NYMEX Pricing for the remaining contracts in the current calendar year, (b) for each of the succeeding five complete calendar years, the monthly NYMEX Pricing for each of the twelve months in each such calendar year, and (c) for the succeeding sixth complete calendar year, and for each calendar year thereafter, the annual monthly average of the sum of the NYMEX Pricing of the preceding fifth calendar year.
“Subsidiary” means, as to any Person, a corporation, partnership, limited liability company or other entity of which a majority of the Voting Interests are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a direct or indirect Subsidiary or Subsidiaries of the Issuer.
“Supported QFC” as defined in Section 10.31.
“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement, whether exchange traded, “over-the-counter” or otherwise, involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of any Group Member shall be a Swap Agreement.

“Swap Mark-to-Market Value” means, as of any date of determination, the net mark to market value of the Group Members’ Swap Agreements with Approved Counterparties in respect of commodities then in effect.
“Swap Obligation” means, with respect to any person, any obligation to pay or perform under any Swap Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Agreements, (a) for any date on or after the date such Swap Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s) and any unpaid amounts and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Agreements, as determined by the counterparties to such Swap Agreements.
“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, imposed, levied, collected, withheld or assessed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
“Tax on the Overall Net Income” of a Person means any net income (however denominated), franchise or branch profits Tax imposed on a Person by the jurisdiction (or any political subdivision thereof) (a) in which a Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Holder, its Applicable Office) is located or (b) in which that Person (and/or, in the case of a Holder, its Applicable Office) is deemed to be doing business or as a result of a present or former connection between such Person and the jurisdiction imposing such Tax (other than a jurisdiction in which such Person is treated as doing business or having a connection as a result of its entering into any Note Document or its participation in the transactions governed thereby).
“Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) who is required to include in income amounts realized (whether or not distributed) by Agent, a Holder or any Tax Related Person of any of the foregoing.
“Term SOFR” means, for any calculation on any day, the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Term SOFR Determination Day”) that is two U.S. Government Securities Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more then three (3) U.S. Government Securities Business Days prior to such Term SOFR Determination Day.
“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Requisite Holders in their reasonable discretion).
“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Assets” means, as of any date of determination with respect to any Person, the amount that would, in accordance with GAAP, be set forth opposite the caption “total assets” (or any like caption) on a balance sheet of such Person at such date.
“Total Net Indebtedness” means, at any date, all Indebtedness (other than Indebtedness under clauses (f) with respect to guarantees of Indebtedness not constituting Indebtedness, (i) and (l) of the definition thereof) of the Issuer and the Consolidated Restricted Subsidiaries on a consolidated basis, excluding the undrawn portion and/or contingent obligations arising under, or in respect of letters of credit, bank guarantees and surety or other bonds and similar instruments; provided that net Swap Obligations to the extent such obligations are due and payable and not paid on such date shall constitute Total Net Indebtedness, calculated net of unrestricted Cash and Cash Equivalents, in each case, held by the Issuer and its Consolidated Restricted Subsidiaries; provided that such unrestricted Cash and Cash Equivalents and restricted Cash and Cash Equivalents (x) shall be determined in accordance with GAAP and (y) for purposes of this definition shall not exceed $15,000,000, in the aggregate.
“Transactions” means the transactions contemplated by the Note Documents to occur on the Closing Date.
“U.S. Government Securities Business Day” means any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
“U.S. Special Resolution Regimes” as defined in Section 10.31.
“U.S. Tax Compliance Certificate” as defined in Section 2.14(e)(iii).
“UCC” means the Uniform Commercial Code of the State of New York or of any other state the laws of which are required to be applied in connection with the perfection of security interests in any Collateral.
“UK Financial Institutions” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unrestricted Subsidiary” means any Subsidiary of the Issuer which the Issuer has designated in writing to the Agent to be an Unrestricted Subsidiary pursuant to Section 6.17(c) and satisfies the requirements to be an Unrestricted Subsidiary as set forth in Section 6.17.
“Unwind” means, with respect to any Swap Agreement, the early termination, unwind, cancelation or other Disposition of any such Swap Agreement. “Unwound” shall have a meaning correlative to the foregoing.

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56), as amended.
“Volumetric Production Payments” means production payment obligations recorded as deferred revenue in accordance with GAAP, together with all undertakings and obligations in connection therewith.
“Voting Interest” of any specified Person as of any date means the Equity Interest of such Person entitling the holders thereof (whether at all times or only so long as no senior class of Equity Interest has voting power by reason of any contingency) to vote in the election of members of the Board of Directors of such Person; provided that with respect to a limited partnership or other entity which does not have a Board of Directors, Voting Interest means the Equity Interest of the general partner of such limited partnership or other business entity with the ultimate authority to manage the business and operations of such Person.
“Wholly-Owned Material Subsidiary” means any Material Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Issuer, the Guarantors and/or one or more of the Wholly-Owned Subsidiaries.
“Wholly-Owned Subsidiary” means any Subsidiary of which all of the outstanding Equity Interests (other than any directors’ qualifying shares mandated by applicable law), on a fully-diluted basis, are owned by the Issuer, the Guarantors and/or one or more of the Wholly-Owned Subsidiaries.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
1.3    Accounting Terms.
(a)    Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to the Agent or the Holders hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the financial statements delivered pursuant to Section 6.1(a), except for Accounting Changes (as defined below) with which the Issuer’s independent certified public accountants concur and which are disclosed to the Agent on the next date on which financial statements are required to be delivered to the Holders pursuant to Section 6.1(a). In the event that any “Accounting Change” shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Issuer and the Requisite Holders agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Issuer’s financial condition shall be the same after such

Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Issuer, the Agent and the Requisite Holders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.
(b)    Notwithstanding anything to the contrary contained in Section 1.3(a) or in the definition of “Finance Lease Obligations,” any change in accounting for leases pursuant to GAAP resulting from the adoption of Financial Accounting Standards Board Accounting Standards Update No. 2016-02, Leases (Topic 842), to the extent such adoption would require treating any lease (or similar arrangement conveying the right to use) as a finance lease where such lease (or similar arrangement) would not have been required to be so treated under GAAP as in effect on December 31, 2018, such lease shall not be considered a finance lease, and all calculations and deliverables under this Agreement or any other Note Document shall be made or delivered, as applicable, in accordance therewith.
1.4    Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. References herein to a Schedule shall be considered a reference to such Schedule as of the Closing Date (unless otherwise specifically provided). The use herein of the word “include” or “including,” when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. Unless otherwise indicated, any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein); provided that, subject to the restrictions on amendments of the First Lien Credit Facility set forth herein, with respect to terms used herein that have the meanings ascribed to them in the First Lien Credit Agreement or any functionally equivalent term, such terms shall have the meaning ascribed to them on the date hereof if any such amendment, supplement or modification to the meaning of such terms in the First Lien Credit Agreement or Permitted Revolver Refinancing First Lien Credit Agreement, as applicable, would be adverse to the Holders. The use herein of the phrase “to the knowledge of” with respect to a Note Party shall be a reference to the knowledge the Responsible Officers of the applicable Note Party. Unless otherwise specified, whenever any obligation required hereunder shall be stated to be due or performed on a day that is not a Business Day, such obligation shall be required on the next succeeding Business Day and such extension of time shall be included in the satisfaction of the obligation required hereunder.
1.5    Divisions. For all purposes under the Note Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Equity Interests at such time.

ARTICLE II.
PURCHASE AND SALE OF NOTES
2.1    Note Purchase. Subject to the terms and conditions hereof, on the Closing Date, Issuer shall issue to each Holder, and each Holder shall purchase from Issuer (so long as all conditions precedent required hereby shall have then been satisfied or waived), a Note in an aggregate principal amount equal to such Holder’s Pro Rata Share of $200,000,000.
2.2    [Reserved].
2.3    The Notes. The obligation of Issuer to repay to each Holder the aggregate amount of all Notes held by such Holder, together with interest accruing in connection therewith, shall be evidenced by Notes, as applicable, made by Issuer payable to such Holder or its registered assigns with appropriate insertions. Interest on each Note shall accrue and be due and payable as provided herein or in the applicable Note. Each Note shall be due and payable as provided herein and shall be due and payable in full on the Maturity Date. Issuer may not issue, repay, and reissue hereunder or under the Notes.
2.4    Requests for Notes. Issuer must give to Agent written or electronic notice (or telephonic notice promptly confirmed in writing) of any requested Note Purchase of Notes to be issued to, and purchased by, the Holders. Each such notice constitutes a “Note Purchase Notice” hereunder and must:
(a)    specify the aggregate amount of any such Note Purchase and the date on which such Notes are to be purchased (which date shall not be a Specified Excluded Date); and
(b)    be received by Agent no later than 10:00 a.m., New York, New York time, three (3) Business Days prior to the date on which any such Notes are to be purchased, which Note Purchase Notice shall be delivered to the Holders from the Agent no later 10:00 a.m., New York, New York time one Business Day following receipt by the Agent thereof (provided that the Note Purchase Notice for the Notes purchased on the Closing Date may be delivered to the Agent and the Holders on the Closing Date).
Each such written request or confirmation must be made in the form and substance of the Note Purchase Notice, duly completed. Each such telephonic request shall be deemed a representation, warranty, acknowledgment and agreement by Issuer as to the matters that are required to be set out in such written confirmation. Upon receipt of any such Note Purchase Notice, Agent shall give each Holder prompt notice of the terms thereof. If all conditions precedent to such new Notes have been met, each Holder will on the date requested promptly remit to Agent, at Agent’s Account, the amount of such Holder’s new Note in immediately available funds, and upon receipt of such funds, the Agent shall promptly make such funds available to the Issuer and the Issuer will deliver such Notes to the Agent or counsel for the Holders who shall promptly make such Notes available to each Holder. The failure of any Holder to purchase any Note hereunder shall not relieve any other Holder of its obligation hereunder, if any, to purchase its Note, but no Holder shall be responsible for the failure of any other Holder to purchase any Note hereunder.
2.5    Use of Proceeds. The proceeds of the Notes shall be used on the Closing Date to repay certain “Loans” (as defined in the First Lien Credit Agreement) under the First Lien Credit Agreement and on the Closing Date and thereafter to fund working capital, pay fees and expenses incurred in connection with the Transactions and provide working capital for exploration, development and production operations, to finance acquisitions in compliance with the terms of this Agreement (including under Section 7.7) and for general corporate purposes.

2.6    Evidence of Indebtedness; Register; the Holders’ Books and Records; Notes.
(a)    The Holders’ Evidence of Indebtedness. Each Holder shall maintain in its internal records an account or accounts evidencing the Obligations of the Issuer to such Holder, including the amounts of the Notes held by such Holder and each repayment and prepayment in respect thereof. The failure to make any such recordation, or any error in such recordation, shall not affect any Obligations in respect of any applicable Notes. In the event of any inconsistency between the Register and any Holder’s records, the recordations in the Register shall govern.
(b)    Register. Agent shall maintain at Agent’s Office a register for the recordation of the names and addresses of the Holders and principal amounts (and stated interest) of the Notes owing to, each Holder pursuant to the terms hereof from time to time (the “Register”). The Register shall be available for inspection by the Issuer, and a redacted version of the Register showing the entries with respect to any Holder shall be available for inspection by such Holder, at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive and binding on the Note Parties, the Agent and each Holder, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect the Note Parties’ Obligations in respect of any Note. The Issuer, the Agent and the Holders shall treat each Person in whose name any Note shall be registered as the owner and the Holder thereof for all purposes hereof. The Issuer hereby designates the entity serving as Agent to serve as the Issuer’s agent solely for purposes of maintaining the Register as provided in this Section 2.6, and the Agent shall be entitled to all of the rights, privileges and immunities afforded to it hereunder in the performance of such duties.
2.7    Interest; Fees.
(a)    Interest. Each Note shall at all times bear interest at a rate equal to the Applicable Margin then in effect (as such amount may be increased pursuant to Section 2.7(c)), paid in cash (“Interest”).
(b)    Interest Payment Dates. Interest on each Note shall be due and payable on each Interest Payment Date to the Holders of record in the Register on such Interest Payment Date; provided that, if Interest on any Note is required to be paid on any Settlement Date pursuant to Section 2.9 or Section 2.10, and such Settlement Date is not a Quarterly Date, then the amount of Interest due and payable on the next succeeding Interest Payment Date will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to such Section 2.9 or Section 2.10. All interest payable hereunder shall be computed on the basis of a year of 360 days, unless such computation would exceed the Highest Lawful Rate, in which case interest shall be computed on the basis of a year of 365 days (or 366 days in a leap year), except that interest computed by reference to the ABR at times when the ABR is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
(c)    Default Interest. Notwithstanding the foregoing, (i) if an Event of Default under Sections 8.1(a), (b), (h) or (i) has occurred and is continuing the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any due and unpaid interest payments on the Notes or any fees or other amounts owed hereunder (other than default interest occurring under this Section 2.7(c)) shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in Cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes (without giving effect to this Section 2.7(c)) and (ii) if any other Event of Default has occurred and is continuing, and the Requisite Holders so elect, the principal amount of all Notes outstanding and, to the extent permitted by applicable law, any due and unpaid interest payments on the Notes or any fees or other amounts owed hereunder (other than default interest occurring under this Section 2.7(c)), shall from the date of occurrence of such Event of Default bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws, whether or not allowed in such a proceeding) payable in Cash on demand at a rate that is two percent (2.0%) per annum in excess of the interest rate otherwise payable hereunder with respect to the Notes (without giving effect to this Section 2.7(c)) (which election may be revoked by the Requisite Holders notwithstanding any provision of Section 10.6(b) requiring the consent of “each Holder that would be affected thereby” for reductions of interest rates on the Notes). Payment or acceptance of the increased rates of interest provided for in this Section2.7(c)  is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Agent or any Holder.
(d)    Agent Fee. Issuer will pay to Agent (as successor-in-interest to U.S. Bank National Association) for its own account, a fee as set forth in the Collateral Agent and Loan Agency Services, dated as of November 20, 2017, between ~~the Agent~~U.S. Bank National Association and the Issuer.

(e)    Calculations. The Agent shall as soon as practicable (but in any event no later than three (3) Business Days prior to any Interest Payment Date or the date of any other amount payable under this Section 2.7) notify the Issuer and the Holders of the effective date and the amount of each Interest, fee or other payment under this Section 2.7. Each determination of an interest rate, interest payment amount or fee payment amount by the Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Issuer and the Holders in the absence of manifest error. Concurrent with each notice delivered pursuant to this Section 2.7(e), the Agent shall deliver to the Issuer and each Holder a statement showing the quotations used by the Agent in determining any interest rate, if applicable, and the calculations related to any interest payment amount or fee payment amount.

2.8    Repayment of Notes. If any principal or interest amount payable under the Notes remains outstanding on the Maturity Date, such amount will be paid in full by Issuer to the Agent on behalf of the Holders in immediately available funds on the Maturity Date, together with any amounts required to be paid pursuant to Section 2.7 and Section 2.12(g).
2.9    Voluntary Prepayments. The Issuer may prepay the Notes on any Business Day (other than a Specified Excluded Date) in whole or in part (together with any amounts due pursuant to Section 2.7 and Section 2.12(g)) in an aggregate minimum amount equal to (a) if being paid in whole, the Obligations and ii) if being paid in part, $5,000,000 and integral multiples of $1,000,000 in excess of that amount. All such prepayments shall be made upon not less than eight (8) Business Days prior written or telephonic notice, in each case given to Agent by 12:00 p.m. (New York, New York time) on the date required and, if given by telephone, promptly confirmed in writing to Agent and which notice shall be delivered to the Holders from the Agent no later than 12:00 p.m. (New York, New York time) one Business Day following receipt by the Agent thereof. Upon the giving of any such notice, the principal amount of the Notes specified in such notice shall become due and payable on the prepayment date specified therein; provided, that any notice of prepayment described above may provide that such prepayment is conditioned upon the satisfaction of one of more conditions precedent. Any such voluntary prepayment shall be applied as specified in Section 2.11. Notwithstanding anything to the contrary, for purposes of this Agreement, the Second Amendment Principal Prepayment shall be treated as a voluntary prepayment made pursuant to this Section 2.9; provided, that (i) the advance notice requirements of this Section 2.9 shall apply to such Second Amendment Principal

Prepayment and (ii) the Settlement Date of such Second Amendment Principal Prepayment shall be the Second Amendment Effective Date (subject to the occurrence thereof).
2.10    Mandatory Prepayments.
(a)    Asset Sales and Hedge Receipts.
(i)    Other than with respect to Net Asset Sale Proceeds attributable to an Asset Sale permitted by Section 7.11(a), (c), (f) and (g), to the extent that the aggregate Cash consideration in respect of any Asset Sale and/or Unwind is equal to or in excess of $25,000,000 individually or, together with all other such Asset Sales and Unwinds during the term of this Agreement, $100,000,000 in the aggregate:
(A)    if, on a pro forma basis after giving effect to such Asset Sale(s) and/or Unwinds(s), the Asset Coverage Ratio for the Issuer and its Consolidated Restricted Subsidiaries as of such date is equal to or less than 1.25 to 1.00, then, within 10 days after receipt of such Net Asset Sale Proceeds and/or Hedge Receipts the Issuer (x) may (and if required thereunder, shall) apply such Net Asset Sale Proceeds and/or Hedge Receipts to prepay the Loans (as defined in the First Lien Credit Agreement or any functionally equivalent term in a Permitted Revolver Refinancing First Lien Credit Agreement) in accordance with clause (C)(1) below and/or (y) to the extent such Net Asset Sale Proceeds and Hedge Receipts are not fully applied under clause (x) above, make an offer to all the Holders to apply such Net Asset Sale Proceeds and/or Hedge Receipts to prepay the Notes under this Agreement in accordance with Section 2.10(a)(ii); and
(B)    if, on a pro forma basis after giving effect to such Asset Sale(s) and/or Unwinds(s), the Asset Coverage Ratio for the Issuer and its Consolidated Restricted Subsidiaries as of such date is greater than 1.25 to 1.00, then, within 365 days after date of receipt of such Net Asset Sale Proceeds and/or Hedge Receipts, the Issuer shall apply such Net Asset Sale Proceeds and/or Hedge Receipts in any one or more of the options under the following clause (C);
(C)    (1) prepay Loans (as defined in the First Lien Credit Agreement or any functionally equivalent term in a Permitted Revolver Refinancing First Lien Credit Agreement); provided that in connection with any such prepayment of Loans, the Issuer will cause the related maximum aggregate credit amount, Borrowing Base, and commitments under the First Lien Credit Agreement or Permitted Revolver Refinancing First Lien Credit Agreement in existence on the date of such prepayment (if any) to be permanently reduced by an amount equal to the principal amount so retired (for the avoidance of doubt and notwithstanding anything herein to the contrary, these provisions will not prohibit the Issuer and the Note Parties from increasing the maximum aggregate credit amounts, Borrowing Base and commitments under the First Lien Credit Agreement or Permitted Revolver Refinancing First Lien Credit Agreement at a later date); provided, further, that nothing will restrict the Issuer from temporarily prepaying Loans under the First Lien Credit Agreement or Permitted Revolver Refinancing First Lien Credit Agreement pending application of such amounts pursuant to this Section 2.10(a)(i)(C); (2) offer to prepay the Notes outstanding under this Agreement in accordance with Section 2.10(a)(ii); and/or (3) so long as no Event of Default has occurred or is continuing, invest in Oil and Gas Properties (including drilling and completion costs of existing Oil and Gas Properties);

provided that (x) Net Asset Sale Proceeds and Hedge Receipts attributable to Collateral may only be invested in assets that are or will become Collateral and (y) promptly following any determination by the Issuer of an election to invest Net Asset Sale Proceeds and/or Hedge Receipts pursuant to this Section 2.10(a)(i)(C)(3), the Issuer shall deliver to the Agent (for delivery to the Holders) a certificate of a Responsible Officer of the Issuer specifying that the Issuer intends to reinvest such Net Asset Sale Proceeds and/or Hedge Receipts.
(ii)    Any Net Asset Sale Proceeds and/or Hedge Receipts from Asset Sale(s) and/or Unwind(s) that are received in the case of Section 2.10(a)(i)(A) or are not applied or invested as required by Section 2.10(a)(i)(B) will be deemed to constitute “Excess Proceeds”. On or before, (x) the 10th day referenced in Section 2.10(a)(i)(A), in the case of Section 2.10(a)(i)(A), (y) the date elected by the Issuer in the case of Section 2.10(a)(i)(C)(3)(y), and (z) the 365th day in case of Section 2.10(a)(i)(B), if the Issuer has not earlier made an offer to prepay under Section 2.10(a)(i)(C)(3)(y), in each case after an applicable Asset Sale and/or Unwind, the Issuer shall make an offer (a “Specified Offer”) in accordance with Sections 2.10(d) and 2.10(e) to all the Holders to prepay the maximum principal amount of Notes that may be prepaid out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount of the Notes plus accrued and unpaid interest to the date of purchase, in accordance with the procedures established by the Requisite Holders for such offer. To the extent that the aggregate amount of Notes so validly offered for prepayment or tendered and not properly withdrawn pursuant to a Specified Offer in accordance with Section 2.10(e) is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for working capital and general corporate purposes and to repay any other Indebtedness, subject to the other covenants contained in this Agreement. If the aggregate principal amount of Notes offered for prepayment or surrendered by the Holders, collectively, exceeds the amount of Excess Proceeds, the Agent shall select the Notes to be prepaid or purchased on a pro rata basis based on the aggregate principal amount of tendered Notes. Upon completion of the Specified Offer, the amount of Excess Proceeds will be reset at zero.
The Issuer shall make each offer for prepayment under this Section 2.10 in accordance with Sections 2.10 and 2.12.

(b) Insurance/Condemnation Proceeds. Promptly after the date of receipt by or on behalf of the Issuer or any of its Restricted Subsidiaries (or any Affiliate on behalf thereof), or Agent as sole loss payee of any Net Insurance/Condemnation Proceeds, the Issuer shall offer to prepay the Notes in an aggregate amount equal to such Net Insurance/Condemnation Proceeds within 10 days from the later of the date of such event giving rise to such Net Insurance/Condemnation Proceeds or the receipt of such Net Insurance/Condemnation Proceeds; provided that, so long as no Event of Default shall have occurred and is continuing, the Issuer shall have the option at any time to invest such Net Insurance/Condemnation Proceeds within 365 days after receipt thereof in assets of the general type used in the business of the Group Members (including drilling and completion costs of existing Oil and Gas Properties and related assets); provided that (i) Net Insurance/Condemnation Proceeds attributable to an event in respect of Collateral may only be invested in assets that are or will become Collateral, and (ii) if the Issuer abandons its intent to reinvest such Net Insurance/Condemnation Proceeds or any such Net Insurance/Condemnation Proceeds are not reinvested with 365 days of the event giving rise to such Net Insurance/Condemnation Proceeds, any remaining portion of the Net Insurance/Condemnation Proceeds shall be deemed to be Excess Proceeds under Section 2.10(a)(ii) and the Issuer shall be required to make an offer to prepay the Notes in the same manner as contemplated under Section 2.10(a)(ii) as if Net Insurance/Condemnation Proceeds were Excess Proceeds under Section

2.10(a)(ii) that had not been applied or reinvested with 365 days. In connection with any offer of prepayment under this Section 2.10(b), the Issuer shall provide to Agent a notice in accordance with Section 2.10(d).

(c) Issuance of Indebtedness. On the date of receipt by or on behalf of the Issuer or any of its Restricted Subsidiaries (or any Affiliate on behalf thereof) of any Cash proceeds from the incurrence of any Indebtedness (other than Indebtedness that is permitted hereunder) of such Note Party, the Issuer shall, offer to prepay the Notes in an aggregate amount equal to one hundred percent (100%) of such proceeds (net of (x) any amounts required to be prepaid under the First Lien Credit Facility and (y) any underwriting discounts and commissions and other reasonable costs and expenses associated therewith, including reasonable legal fees and expenses). In connection with any prepayment under this Section 2.10(c), the Issuer shall immediately provide to Agent a prepayment notice in accordance with Section 2.10(d) to prepay the Notes eight (8) Business Days after delivery of such notice.

(d)    Prepayment Notice. In connection with any offer to make prepayment required by Sections 2.10(a), 2.10(b) and 2.10(c), the Issuer shall provide prior written or telephonic notice thereof, in each case given to Agent by 12:00 p.m. (New York, New York time) at least eight (8) Business Days’ prior to the date of such prepayment, if given by telephone, promptly confirmed in writing to Agent and which notice shall be delivered to the Holders from the Agent no later than 12:00 p.m. (New York, New York time) one Business Day following receipt by the Agent of such written notice (or written confirmation, if telephonic notice thereof is given). Each such notice shall include the calculation of the amount of the applicable proceeds giving rise to the prepayment and the amount that is available to prepay the Notes. In the event that the Issuer shall subsequently determine that the actual amount received exceeded the amount set forth in such notice, the Issuer shall promptly make an additional offer to make prepayment of the Notes in an amount equal to such excess, and the Issuer shall concurrently therewith deliver to Agent a notice of offer to make such prepayment demonstrating the calculation of such excess.

(e) Holder Right to Waive. Notwithstanding anything in this Agreement to the contrary, each Holder, in its sole discretion, may, but is not obligated to, decline the Issuer’s offer to make any prepayment pursuant to this Section 2.10, in each case, with respect to such Holder’s Pro Rata Share of such prepayment. Promptly after the date of receipt of the notice required by Section 2.10(d), the Agent shall provide written notice (the “First Offer”) to the Holders of the amount available to prepay the Notes within one (1) Business Day of receipt of the applicable notice. Any Holder declining such prepayment (a “Declining Holder”) shall give written notice thereof to the Agent by 10:00 a.m. New York, New York time no later than five (5) Business Days after the date of such notice from the Agent (the “First Offer Deadline”) and on such date the Agent shall provide notice of the aggregate amount accepted for prepayment pursuant to the First Offer to the Issuer. The Issuer shall prepay the Notes accepted for prepayment pursuant to the First Offer no later than the date specified for such prepayment in the First Offer in the amount set forth in the applicable notice from the Agent. Additionally, on the First Offer Deadline (or earlier if the Agent has received responses from all Holders) the Agent shall then provide written notice (the “Second Offer”) to the Holders other than the Declining Holders (such Holders being the “Accepting Holders”) of the additional amount available (due to such Declining Holders’ declining such prepayment) to prepay Notes owing to such Accepting Holders, such available amount to be allocated on a pro rata basis among the Accepting Holders that accept the Second Offer. Any Holders declining prepayment pursuant to such Second Offer shall give written notice thereof to the Agent by 10:00 a.m. New York, New York time no later than five (5) Business Days after the date of such notice of a Second Offer. The Issuer shall prepay the Notes accepted for prepayment pursuant to the Second Offer within one Business Day after its receipt of notice from the Agent of the aggregate amount of such prepayment. Amounts remaining after the allocation of accepted amounts with respect to the First Offer and the Second Offer to Accepting Holders shall be retained by the Issuer in accordance with Section 2.10.
(f)    Notwithstanding anything in this Section 2.10 to the contrary, the Issuer shall not be required to make any mandatory prepayment of the Notes pursuant to this Section 2.10(a) and (b) if the proceeds otherwise required to be applied to such mandatory prepayment are required to be applied to a prepayment under the First Lien Credit Agreement.
2.11    Application of Payments. Except with respect to the Second Amendment Principal Prepayment and the Second Amendment Interest Payment, any payment of any Note made pursuant to Sections 2.8, 2.9 or 2.10 shall be applied as follows:
(a)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such;
(b)    second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 10.3 under the Note Documents;
(c)    third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes;
(d)    fourth, pro rata to pay the Make-Whole Amount, Repayment Fee or other amount due and payable pursuant to Section 2.12(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount, any Repayment Fee or other amount due and payable pursuant to Section 2.12(g) resulting from the prepayment of principal under clause fifth below);
(e)    fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time;
(f)    sixth, pro rata to any other Obligations; and
(g)    seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.
Notwithstanding the foregoing or anything to the contrary, (i) the Second Amendment Principal Prepayment shall be applied solely in accordance with clause (e) above without regard to any other provision in this Section 2.11 and (ii) the Second Amendment Interest Payment shall be applied solely in accordance with clause (c) above without regard to any other provision in this Section 2.11.
2.12    General Provisions Regarding Payments.
(a)    All payments by the Issuer of principal, interest, fees and other Obligations shall be made in Dollars in same day funds without recoupment, setoff, counterclaim or other defense, and delivered to Agent not later than 12:00 p.m. (New York, New York time) on the date due to Agent’s Account for the account of the Holders; funds received by Agent after that time on such due date shall be deemed to have been paid by the Issuer on the next Business Day.

(b)    All prepayments in respect of the principal amount of any Note shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid (and in the case of the Second Amendment Principal Prepayment, such payment of the Second Amendment Principal Prepayment shall be accompanied by the Second Amendment Interest Payment).
(c)    Agent shall promptly distribute to each Holder at such address as such Holder shall indicate in writing, such Holder’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including all fees payable with respect thereto, to the extent received by Agent.
(d)    Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder. No payment shall be made on a Specified Excluded Date.
(e)    Agent shall deem any payment by or on behalf of the Issuer hereunder that is not made in same day funds at or prior to 12:00 p.m. (New York, New York time) to be a non-conforming payment. Any such payment shall not be deemed to have been received by Agent until the later of (i) the time such funds become available funds, and (2) the next Business Day. Interest and fees shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding Business Day) at the applicable rate determined pursuant to Section 2.7(a) from the date such amount was due and payable until the date such amount is paid in full.
(f)    If an Event of Default shall have occurred and not otherwise been waived, all payments or proceeds received by Agent hereunder in respect of any of the Obligations shall be applied first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent (including any costs and expenses related to foreclosure or realization upon, or protecting, Collateral) in its capacity as such, second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees listed under Section 10.3 under the Note Documents, third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes, fourth, pro rata to pay the Make-Whole Amount, Repayment Fee or other amount due and payable pursuant to Section 2.12(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount, any Repayment Fee or other amount due and payable pursuant to Section 2.12(g) resulting from the prepayment of principal under clause fifth below), fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time, sixth, pro rata to any other Obligations, and seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.
(g)    Make Whole Amount; Repayment Fee. Upon any prepayment of the Notes (except for any prepayment made pursuant to Section 2.10(a) or (b) while no Event of Default has occurred and is continuing), whether such prepayment occurs as a result of an acceleration of the Notes pursuant to Section 8.2 (whether automatic or optional acceleration) following an Event of Default or otherwise or at the Issuer’s option, which the Issuer may, upon notice as provided below, make for all (or any portion) of the Notes, the Issuer shall make an additional payment to the Agent for the account of the Holders in an aggregate amount equal to (x) if such prepayment or acceleration occurs on or prior to the twenty-four (24) month anniversary of the Closing Date (the “Make-Whole Expiry Date”), the Make-Whole Amount determined for the prepayment date with respect to such principal amount plus 2.0% of the principal of such prepaid or accelerated amount plus any accrued and unpaid interest and other amounts due thereon or (y) if such prepayment or acceleration occurs thereafter, a fee (the “Repayment Fee”), in an amount equal to the product of (X) if such prepayment or acceleration occurs following the Make-Whole Expiry Date but on or prior to the thirty-six (36) month anniversary of the Closing Date, 2.0% of the principal of such prepaid or accelerated amount, (Y) if such prepayment occurs following the thirty-six (36) month anniversary of the Closing Date but on or prior to the sixtieth (60) month anniversary of the Closing Date, 1.0% of the principal of such prepaid or accelerated amount, and (Z) if such prepayment occurs following the sixtieth (60) month anniversary of the Closing Date, 0.0% of such prepaid or accelerated amount plus in each case, any accrued and unpaid interest and other amounts due thereon. Notwithstanding the foregoing, the Repayment Fee shall not apply to the Second Amendment Principal Prepayment and the Second Amendment Interest Payment.
(h)    Presentment of the Notes by the Holder is not a condition to receipt of payment on the Maturity Date or any earlier redemption.
2.13    Ratable Sharing. Holders hereby agree among themselves that, except as otherwise provided in the Security Instruments with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Notes purchased and applied in accordance with the terms hereof), through the exercise of any right of set off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Note Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Holder hereunder or under the other Note Documents (collectively, the “Aggregate Amounts Due” to such Holder) which is greater than the proportion received by any other Holder in respect of the Aggregate Amounts Due to such other Holder, then the Holder receiving such proportionately greater payment shall (a) notify Agent and each other Holder of the receipt of such payment and i) apply a portion of such payment to purchase Notes (which it shall be deemed to have purchased from each seller of a Note simultaneously upon the receipt by such seller of its portion of such payment) in the ratable Aggregate Amounts Due to the other the Holders so that all such recoveries of Aggregate Amounts Due shall be shared by all the Holders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Holder is thereafter recovered from such Holder upon the bankruptcy or reorganization of the Issuer or otherwise, those purchases to that extent shall be rescinded and the purchase prices paid for such Notes shall be returned to such purchasing Holder ratably to the extent of such recovery, but without interest. The Issuer expressly consents to the foregoing arrangement and agrees that any Holder of a Note so purchased may exercise any and all rights of banker’s lien, set off or counterclaim with respect to any and all monies owing by the Issuer to that Holder with respect thereto as fully as if that Holder were owed the amount of the Note held by that Holder.
2.14    Taxes; Withholding, etc
(a)    Payments to Be Free and Clear. All sums payable by or on account of any Note Party hereunder and under the other Note Documents shall (except to the extent otherwise required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by any Governmental Authority.
(b)    Withholding of Taxes. If any Note Party or the Agent is required by law to make any deduction or withholding for or on account of any Tax from any sum paid or payable under any of the Note Documents: (i) the Issuer shall notify the Agent of any such requirement or any change in any such requirement as soon as the Issuer becomes aware of it; (ii) the Issuer or the Agent shall be entitled to make such deduction or withholding and shall pay (or cause to be paid) any such Tax to the relevant Governmental Authority before the date on which penalties attach thereto; (iii) if such Tax is an Indemnified Tax, the sum payable by such Note Party in respect of which the relevant deduction or withholding is required shall be increased to the extent necessary to ensure that after any such deduction or withholding of Indemnified Tax, the Agent or such Holder, as the case may be, and each of their Tax Related Persons receives on the due date a net sum equal to what it would have received had no such deduction or withholding been required; and (iv) within thirty (30) days after making any such deduction or withholding, the Issuer shall deliver to the Agent evidence satisfactory to the other affected parties of such deduction or withholding and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Holder or the Agent under clause (iii) above for, (A) in the case of a Holder, any U.S. federal withholding Tax in effect and applicable (1) as of the date hereof (in the case of each Holder listed on the signature pages hereof on the Closing Date) or, in the case of a Tax Related Person, the date the Tax Related Person becomes a beneficiary of any Equity Interests in the applicable Holder, (2) on the effective date of the Assignment Agreement pursuant to which such Holder became a Holder (in the case of each other Holder), or (3) on the date the Holder changes its Applicable Office, except in each case to the extent that, pursuant to this Section 2.14, amounts with respect to such U.S. federal withholding Taxes were payable to such Holder’s assignor (including each of their Tax Related Persons) immediately before such Holder becomes a party hereto or such Holder immediately before such Holder changed its Applicable Office, (B) any Tax on the Overall Net Income of the Holder or its Tax Related Persons, (C) any U.S. federal withholding Tax imposed under FATCA or (D) any Tax attributable to the Holder’s or the Agent’s failure to comply with Section 2.14(e) (all such amounts described in (A), (B), (C) and (D), “Excluded Taxes”).
(c)    Other Taxes. In addition and without duplication, the Note Parties shall pay all Other Taxes to the relevant Governmental Authorities in accordance with applicable law. The Note Parties shall deliver to Agent official receipts or other evidence of such payment reasonably satisfactory to the Requisite Holders in respect of any Taxes or Other Taxes payable hereunder promptly after payment of such Taxes or Other Taxes.
(d)    Indemnification. The Note Parties shall indemnify the Agent and each Holder and their respective Tax Related Persons, within ten (10) days after written demand therefor, for the full amount of any Indemnified Taxes paid or incurred by the Agent or such Holder or their respective Tax Related Persons, as the case may be, relating to, arising out of, or in connection with any Note Document or any payment or transaction contemplated hereby or thereby, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority and all reasonable expenses and costs arising therefrom or with respect thereto. Any indemnification under this Section 2.14(d) shall be made such that after all required deductions and payments of all Indemnified Taxes and any reasonable expenses and costs, the Agent, each relevant Holder and their respective Tax Related Persons receives and retains an amount equal to the sum it would have received and retained from the Note Parties had it not paid or incurred or been subject to such Indemnified Taxes or expenses and costs. A certificate as to the amount of such payment or liability delivered to the Issuer by a Holder (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Holder, shall be conclusive absent manifest error. Notwithstanding the foregoing, the Note Parties shall not be required to indemnify the Agent and the Holders under this Section 2.14(d) in duplication of Indemnified Taxes covered by Sections 2.14(b) or (c).
(e)    Administrative Requirements; Forms Provision. Each Holder that is a U.S. Person for U.S. federal income tax purposes shall deliver to the Issuer and the Agent, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the

Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or Agent (each in the reasonable exercise of its discretion), two executed copies of Internal Revenue Service (the “IRS”) Form W-9 establishing an exemption from U.S. federal backup withholding tax. Each Holder that is a Non-U.S. Holder shall, to the extent it is legally entitled to do so, deliver to the Issuer and the Agent, on or prior to the Closing Date (in the case of each Holder listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or joinder agreement pursuant to which it becomes a Holder (in the case of each other Holder), and at such other times as may be necessary in the determination of the Issuer or Agent (each in the reasonable exercise of its discretion), whichever of the following described in clauses (i) through (iv) below is applicable, accurately completed and in a manner reasonably acceptable to the Issuer and the Agent:
(i)    in the case of a Non-U.S. Holder claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty, and (y) with respect to any other applicable payments under any Note Document, two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii)    two executed copies of IRS Form W-8ECI;
(iii)    in the case of a Non-U.S. Holder claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (A) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Holder is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Issuer within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (B) two executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(iv)    to the extent a Non-U.S. Holder is not the beneficial owner of a Note, two executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Holder is a partnership and one or more direct or indirect partners of such Non-U.S. Holder are eligible to claim the portfolio interest exemption, such Non-U.S. Holder shall provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner.
Each Holder required to deliver any forms, certificates or other evidence with respect to U.S. federal income tax withholding matters pursuant to this Section 2.14(e) hereby agrees, from time to time after the initial delivery by such Holder of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms certificates or other evidence obsolete or inaccurate in any respect, that such Holder shall promptly deliver to Agent and the Issuer two new executed copies of IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or IRS Form W-8ECI (or any successor form(s) of any of the foregoing), and as applicable, a U.S. Tax Compliance Certificate properly completed and duly executed by such Holder, and such other documentation required under the Code and reasonably requested by the

Issuer to confirm or establish that such Holder is not subject to deduction or withholding of U.S. federal income Tax with respect to payments to such Holder under the Note Documents or is subject to deduction or withholding at a reduced rate, or notify Agent and the Issuer of its inability to deliver any such forms, certificates or other evidence.
On or before the date on which the Agent (and an successor replacement Agent) becomes the Agent, it shall deliver to the Issuer two executed copies of either (i) IRS Form W-9 or (ii) a U.S. branch withholding certificate on IRS Form W-8IMY evidencing its agreement with the Issuer to be treated as a United States person within the meaning of Section 7701(a)(30) of the Code (with respect to amounts received on account of any Lender) and IRS Form W-8ECI (with respect to amounts received on its own account), with the effect that, in either case, the Issuer will be entitled to make payments hereunder to the Agent without withholding or deduction on account of U.S. federal withholding Tax and backup withholding tax. The Agent (or, upon assignment or replacement, any assignee or successor) agrees that if any form or certification it previously delivered expires or becomes obsolete, it shall update such form or certification or promptly notify the Issuer in writing of its inability to do so.
(f)    If a payment made to a Holder under any Note Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Holder were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Holder shall deliver to the Issuer and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Issuer or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Issuer or the Agent as may be necessary for the Issuer and the Agent to comply with their obligations under FATCA and to determine that such Holder has complied with such Holder’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 2.14(f), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(g)    The parties agree that for U.S. federal and other applicable income tax purposes, (i) the Notes shall be treated as “debt”, and (ii) the Notes shall not be treated as “contingent payment debt instruments” under Section 1.1275-4 of the United States Treasury Regulations (or any corresponding provision of state income tax law).
2.15    Alternate Rate of Interest.
(a)    If prior to the commencement of any Interest Period:
(i)    the Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining ~~LIBOR (including, without limitation, because the LIBO Screen Rate is not available or published on a current basis),~~Adjusted Term SOFR for such Interest Period; or
(ii)    the Agent is advised by the Requisite Holders that ~~LIBOR~~Adjusted Term SOFR for such Interest Period will not adequately and fairly reflect the cost to such Holders (or Holder) of its purchasing or maintaining their Notes (or its Note) for such Interest Period;
then the Agent shall give notice thereof to the Issuer and the Holders by written or electronic notice as promptly as practicable thereafter and, until the Agent notifies the Issuer and the Holders that the circumstances giving rise to such notice no longer exist,

(A) any Notes requested to be issued and purchased on the first day of such Interest Period shall be issued and purchased as ABR Notes and (B) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes.
(b)    If at any time the Agent or Requisite Holders determine (which determination shall be conclusive and binding absent manifest error) that (i) the circumstances set forth in clause (a)(i) have arisen and such circumstances are unlikely to be temporary or (ii) the circumstances set forth in clause (a)(i) have not arisen but ~~the supervisor for the administrator of the LIBO Screen Rate~~ either the Term SOFR Administrator or a Governmental Authority has made a public statement or published information (x) that the Term SOFR Administrator has ceased or is insolvent (and there is no successor administrator that will continue publication of the Term SOFR Reference Rate) or the Term SOFR Reference Rate will permanently or indefinitely cease to be published or (y) identifying a specific date after which the ~~LIBOR Screen~~Term SOFR Reference Rate shall no longer be representative or may no longer be used for determining interest rates, then the Requisite Holders and the Issuer shall negotiate in good faith to establish an alternate rate of interest~~to LIBOR~~ that gives due consideration to the then prevailing market convention in the United States at such time for determining a rate of interest for notes or loans comparable in character to the outstanding Notes, and the Issuer, the Agent and the Requisite Holders shall enter into an amendment to this Agreement (which shall be binding on all Holders) to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable. Until an alternate rate of interest shall be determined in accordance with this clause (b) ~~(but, in the case of the circumstances described in clause (ii) of the first sentence of this Section 2.15(b), only to the extent the LIBOR Screen Rate for such Interest Period is not available or published at such time on a current basis)~~, (x) any Notes requested to be issued and purchased shall be issued and purchased as ABR Notes and (y) any outstanding Notes shall be converted, on the last day of the then-current Interest Period, to ABR Notes. The Agent and the Requisite Holders do not warrant or accept responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the rates in the ~~definition of “LIBOR~~definitions of “Adjusted Term SOFR”, “Term SOFR” or “Term SOFR Reference Rate” or with respect to any rate that is an alternative or replacement for or successor to any such rate (including, without limitation, any such alternate rate of interest established under this Section 2.15(b)) or the effect of any of the foregoing.
(c)    The Agent shall have no obligation (i) to monitor, determine or verify the unavailability or cessation of Adjusted Term SOFR, Term SOFR or the Term SOFR Reference Rate (or other applicable benchmark rate), or whether or when there has occurred, or to give notice to any Note Party, Holder or other Person of the occurrence of, any event or date on which the benchmark shall have transitioned or may no longer be available, (ii) to select, determine or designate any alternative, successor or replacement benchmark index, or whether any conditions to the designation of such a rate have been satisfied, or (iii) to select, determine or designate any adjustment to the benchmark or the adjustment spread, or other modifier to any replacement or successor index, or (iv) to determine whether or what changes are necessary or advisable, if any, in connection with any of the foregoing. The Agent shall not be liable for any inability, failure or delay on its part to perform any of its duties set forth in this Agreement as a result of the unavailability of Adjusted Term SOFR, Term SOFR or the Term SOFR Reference Rate (or other applicable benchmark rate) and absence of a designated replacement benchmark rate, including as a result of any inability, delay, error or inaccuracy on the part of any Note Party, Holder or other Person, including without limitation the Requisite Holders, in providing any direction, instruction, notice or information required or contemplated by the terms of this Agreement and reasonably required for the performance of such duties. No replacement rate (including any conforming changes to the Note Documents) shall effect the Agent’s rights, indemnities or immunities under the Note Documents or otherwise.
ARTICLE III.
CONDITIONS PRECEDENT
3.1    Closing Date. The obligation of each Holder to purchase Notes on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.6, of the following conditions on or before the Closing Date:
(a)    Note Documents. The Agent (for delivery to the Holders) shall have received sufficient copies of each Note Document originally executed and delivered by each Note Party.
(b)    Organizational Documents; Incumbency. The Agent shall have received a certificate of a Responsible Officer of each Note Party setting forth (i) resolutions of its board of directors or other appropriate governing body with respect to the authorization of such Note Party to execute and deliver the Note Documents to which it is a party and to enter into the transactions contemplated in those documents, (1) the officers of such Note Party (a) who are authorized to sign the Note Documents to which such Note Party is a party and (b) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with this Agreement and the transactions contemplated hereby, (2) specimen signatures of such authorized officers and (3) the articles or certificate of incorporation and by-laws or other applicable Organizational Documents of such Note Party, certified by a Responsible Officer as being true and complete. The Agent and the Holders may conclusively rely on such certificate until the Agent receives notice in writing from such Note Party to the contrary.
(c)    Corporate Status; Good Standing Certificates. The Agent shall have received certificates of the appropriate State agencies with respect to the existence, qualification and good standing of each Note Party in each jurisdiction where any such Note Party is organized.
(d)    Title to Oil and Gas Properties. The Agent (for delivery to the Holders) shall have received title information as the Requisite Holders may require, reasonably satisfactory to the Requisite Holders, setting forth the status of title to at least 85% of the PV-9 of the Oil and Gas Properties constituting Proved Reserves evaluated in the Initial Reserve Report.
(e)    Purchase Date. The date of purchase of the Notes shall be a Business Day but not a Specified Excluded Date.
(f)    Initial Reserve Report. The Agent (for delivery to the Holders) shall have received a copy of the Initial Reserve Report in a form reasonably satisfactory to the Requisite Holders.
(g)    Personal Property Collateral. In order to create in favor of the Agent, for the benefit of the Secured Parties, a valid, perfected second priority security interest in substantially all personal property Collateral of the Note Parties, the Agent shall have received:
(i)    evidence reasonably satisfactory to the Requisite Holders of the compliance by each Note Party of its respective obligations under the Guarantee and

Collateral Agreement and the other Security Instruments to which it is party (including its obligation to deliver UCC financing statements); and
(ii)    (A) the results of a recent search satisfactory to the Requisite Holders, of all effective UCC financing statements made with respect to any personal or mixed property of each Note Party in the applicable jurisdictions, together with copies of all such filings disclosed by such search that will not be terminated on the Closing Date and (a) UCC termination statements for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements disclosed in such search that do not constitute Liens permitted by Section 7.3;
(h)    Environmental Reports. The Agent (for delivery to the Holders) shall have received reports and/or other information, in form, scope and substance reasonably satisfactory to the Requisite Holders, regarding environmental matters relating to the Oil and Gas Properties.
(i)    Evidence of Insurance. The Agent (for delivery to the Holders) shall have received evidence satisfactory to the Requisite Holders in their reasonably discretion that all insurance required to be maintained pursuant to Section 6.6 is in full force and effect, together with all other endorsements and other requirements set forth in Section 6.6.
(j)    Opinions of Counsel to Note Parties. The Agent (for delivery to the Holders) shall have received an opinion of (i) Vinson & Elkins LLP, counsel for the Note Parties and (4) local counsel in any jurisdictions where Security Instruments will be recorded to perfect second priority Liens on any Oil and Gas Properties, in each case in form and of substance reasonably satisfactory to the Requisite Holders.
(k)    Expenses. The Issuer shall have paid to the Agent all invoiced amounts (with reasonable detail) payable pursuant to Section 10.2.
(l)    Solvency Certificate. The Agent shall have received a solvency certificate, duly executed by a Financial Officer and dated as of the Closing Date and addressed to Agent and the Holders, and in form, scope and substance reasonably satisfactory to the Requisite Holders.
(m)    Closing Date Certificate. The Issuer shall have delivered to Agent (for delivery to the Holders) an originally executed Closing Date Certificate, together with all attachments thereto.
(n)    Due Diligence. Each Holder and its counsel shall be satisfied with a due diligence review of each Note Party’s material agreements, including, but not limited to, satisfactory review of operating agreements, marketing agreements, transportation agreements, processing agreements and other material agreements governing or relating to the Note Parties’ Oil and Gas Properties. Each Holder and its counsel shall be satisfied with a due diligence review of the Issuer and each Note Party.
(o)    No Material Adverse Effect. Since December 31, 2016, no event, circumstance or change shall have occurred that has caused or could reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect.
(p)    Funds Flow. The Agent shall have received at least two (2) Business Days prior to the Closing Date (or such shorter time period that is acceptable to the Requisite Holders) a funds flow memorandum, in form and substance reasonably satisfactory to the Requisite Holders.

(q)    Note Purchase Notice. The Agent shall have received a fully-executed Note Purchase Notice.
(r)    Other Indebtedness. The Requisite Holders shall be satisfied that the Note Parties have no outstanding Indebtedness except for Indebtedness permitted pursuant to Section 7.2 and the Note Parties shall not be in default with respect to such Indebtedness.
(s)    Financial Statements. The Agent (for delivery to the Holders) shall have received the Initial Financial Statements.
(t)    Fees. The Issuer shall have paid any other amounts due on or prior to the Closing Date under and as set forth in the Fee Letter.
(u)    First Lien Loan Documents. The Agent (for delivery to the Holders) shall have received certified copies of the First Lien Credit Agreement and, to the extent requested by the Requisite Holders, any other First Lien Loan Documents, in each case including all amendments thereto, fully executed by all parties thereto, each of which shall be in form and substance reasonably satisfactory to the Requisite Holders.
(v)    Representations and Warranties. The representations and warranties of the Issuer set forth in this Agreement shall be true and correct in all material respects on and as of the Closing Date except to the extent any representation or warranty set forth in this Agreement contains qualifiers such as “material”, “in all material respects,” “except as could not reasonably be expected to result in, either individually or in the aggregate, a Material Adverse Effect” or similar qualifying language or similar qualifiers, then such representation or warranty shall be true and correct as of such date (unless such representations and warranties are stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).
(w)    No Default or Event of Default. At the time of and immediately after giving effect to the issuance of such Notes, (i) no Default or Event of Default shall have occurred and be continuing and (ii) no Default (as defined in the First Lien Credit Agreement) or Event of Default (as defined in the First Lien Credit Agreement) shall have occurred and be continuing.
(x)    No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of the Requisite Holders, singly or in the aggregate, impairs any of the transactions contemplated by the Note Documents.
(y)    Discount. The Notes shall be purchased net of the discount described in Discount Letter.
The Agent shall notify the Issuer and the Holders of the Closing Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Holders to purchase Notes hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 10.6) at or prior to 4:00 p.m., New York, New York time, on December 29, 2017 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
3.2    [Reserved].

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
In order to induce the Holders to enter into this Agreement and to purchase their respective Notes, the Issuer represents and warrants to Agent and each Holder that:
4.1    Organization; Powers. Each Group Member is (a) (i) duly organized, validly existing and (5) in good standing under the laws of the jurisdiction of its organization, ii) has all requisite power and authority, and has all governmental licenses, authorizations, consents and approvals necessary, to own its assets and to carry on its business as now conducted, and is qualified to do business in, and iii) is in good standing in, every material jurisdiction where such qualification is required, except, for purposes of clauses (a)(ii), (b) and (c) hereof, to the extent that a failure to be so qualified could not reasonably be expected to result in a Material Adverse Effect.
4.2    Authority; Enforceability. The Transactions and the Second Amendment Transactions are within each Group Member’s corporate or equivalent powers and have been duly authorized by all necessary corporate or equivalent and, if required, owner action. Each Note Document to which a Note Party is a party has been duly executed and delivered by it and constitutes its legal, valid and binding obligation, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
4.3    Approvals; No Conflicts. The Transactions and the Second Amendment Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority or any other third Person, nor is any such consent, approval, registration, filing or other action necessary for the validity or enforceability of any Note Document or the consummation of the transactions contemplated thereby, except such as have been obtained or made and are in full force and effect other than the recording and filing of financing statements and the Security Instruments as required by this Agreement iv) will not violate (1) in any material respect, any applicable law or regulation or any order of any Governmental Authority or (2) the Organizational Documents of any Note Party, v) will not violate or result in a default under any indenture, note, credit agreement or other similar instrument binding upon any Group Member or its Properties, or give rise to a right thereunder to require any payment to be made by any Group Member and vi) will not result in the creation or imposition of any Lien on any Property of any Group Member (other than the Liens created by the Note Documents and the Liens under the First Lien Loan Documents).
4.4    Financial Condition; No Material Adverse Change.
(a)    The Issuer has heretofore furnished to the Holders its consolidated balance sheet and statements of income, stockholders equity and cash flows as of and for the fiscal year ended December 31, 2016, reported on by BDO USA, LLP independent public accountants. Such financial statement presents fairly, in all material respects, the financial position and results of operations and cash flows of the Issuer and its Consolidated Restricted Subsidiaries as of such dates and for such periods.
(b)    The most recent financial statements furnished pursuant to Section 6.1(a), present fairly, in all material respects, the financial condition of Issuer and its Consolidated Restricted Subsidiaries on a consolidated basis, as of the dates and for the periods set forth above in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the unaudited quarterly financial statements.

(c)    Since the later of (i) the date hereof and (ii) date of the financial statements most recently delivered pursuant to Section 6.1(a), and after giving effect to the Transactions and the Second Amendment Transactions, there has been no event, development or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.
(d)    Neither the Issuer nor any other Group Member has on the date of this Agreement any Indebtedness (including Disqualified Capital Stock) or any contingent liabilities, off-balance sheet liabilities or partnerships, liabilities for taxes, or unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments other than in respect of the Obligations and First Lien Secured Obligations.
4.5    Litigation. There are no actions, suits, investigations or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Issuer, threatened by, against or affecting any Group Member any of their respective properties or revenues that (a) are not fully covered by insurance (except for normal deductibles) as to which there is a reasonable possibility of an adverse determination that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or vii) involve any Note Document or the Transactions or the Second Amendment Transactions.
4.6    Environmental Matters. Except for such matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect:
(a)    the Group Members and any property with respect to which any Group Member has any interest or obligation are in compliance with all, and have not violated any, applicable Environmental Laws;
(b)    (i) the Group Members and all relevant Persons for any property with respect to which any Group Member has any interest or obligation hold and are in compliance with all, and have not violated any, Environmental Permits required for their respective operations and each of their respective properties; (1) all such Environmental Permits are in full force and effect; and (2) no Group Member has received any notice or otherwise has knowledge that any such Environmental Permit may be revoked, adversely modified, or not renewed, or that any application for any Environmental Permit may be protested or denied or that the anticipated terms thereof may be adversely modified;
(c)    (i) there are no actions, claims, demands, suits, investigations or proceedings under any Environmental Laws or regarding any Hazardous Materials that are pending or, to the Issuer’s knowledge, threatened, against any Group Member or regarding any property with respect to which any Group Member has any interest or obligation, or as a result of any operations of any Group Member or any other Person regarding any property with respect to which any Group Member has any interest or obligation; and (3) there are no consent decrees or other decrees, consent orders, administrative orders or other administrative, arbitral or judicial requirements outstanding under any Environmental Laws or regarding any Hazardous Materials, directed to any Group Member or as to which any Group Member is a party, or regarding any property with respect to which any Group Member has any interest or obligation;
(d)    (i) there has been no Release or, to the Issuer’s knowledge, threatened Release, of Hazardous Materials attributable to the operations of any Group Member at, on, under or from any Group Member’s current or formerly owned, leased or operated property or at any other location (including, to the Issuer’s knowledge, any location to which Hazardous Materials have been sent for re-use, recycling, treatment, storage or disposal) for which any Group Member could be liable, and (4) Hazardous Materials are not otherwise present at any such properties or other locations, in either (i) or (ii) above, in amounts or concentrations or under conditions which constitute a violation of any applicable Environmental Law, could reasonably be expected to give rise to any liability, or, with respect to any Mortgaged Property, could reasonably be expected to impair its fair saleable value;
(e)    no Group Member, nor to the Issuer’s knowledge any other Person for any property with respect to which any Group Member has any interest or obligation, has received any written notice of violation, alleged violation, non-compliance, liability or potential liability or request for information regarding Environmental Laws or Hazardous Materials, and, to the Issuer’s knowledge, there are no conditions or circumstances that would reasonably be expected to result in the receipt of any such notice or request for information;
(f)    no Group Member has assumed or retained any liability under applicable Environmental Laws or regarding Hazardous Materials that could reasonably be expected to result in liability to any Group Member; and
(g)    to the extent reasonably requested by the Requisite Holders, the Group Members have provided to Holders complete and correct copies of all environmental site assessment reports, investigations, studies, analyses, and correspondence on environmental matters (including matters relating to any alleged non-compliance with or liability under Environmental Laws) that are in any Group Member’s possession or control and relating to their respective Properties or operations thereon.
4.7    Compliance with Laws and Agreements; No Defaults.
(a)    Each Group Member is in compliance with all Governmental Requirements applicable to it or its Property and all agreements and other instruments binding upon it or its Property, and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property and the conduct of its business, except to the extent that any failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
(b)    No Default has occurred and is continuing.
4.8    Investment Company Act. No Group Member is an “investment company” or a company “controlled” by an “investment company,” within the meaning of, or subject to regulation under, the Investment Company Act of 1940, as amended.
4.9    Taxes. Each Group Member has timely filed or caused to be filed all income Tax returns and material other Tax returns and reports required to have been filed (taking into account any extension of time to file) and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the applicable Group Member has set aside on its books adequate reserves in accordance with GAAP. To the knowledge of Issuer, no material proposed tax assessment has been asserted with respect to any Group Member.
4.10    ERISA. Except as could not, whether individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect:
(a)    each Plan is, and has been, operated, administered and maintained in compliance with, and the Issuer and each ERISA Affiliate have complied with, ERISA, the terms of the applicable Plan and, where applicable, the Code;

(b)    no act, omission or transaction has occurred which could result in imposition on any the Issuer or any ERISA Affiliate (whether directly or indirectly) of (i) either a civil penalty assessed pursuant to subsections (c), (i) or (l) of Section 502 of ERISA or a tax imposed pursuant to Chapter 43 of Subtitle D of the Code or (5) breach of fiduciary duty liability damages under Section 409 of ERISA;
(c)    no liability to the PBGC (other than required premiums payments which are not past due after giving effect to any applicable grace periods) by the Issuer or any ERISA Affiliate has been or is expected by any Group Member or any ERISA Affiliate to be incurred with respect to any Plan and no ERISA Event with respect to any Plan has occurred;
(d)    the actuarial present value of the benefit liabilities under each Plan which is subject to Title IV of ERISA does not (determined as of the end of the most recent plan year) exceed the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA) of such Plan allocable to such benefit liabilities. The term “actuarial present value of the benefit liabilities” shall have the meaning specified in Section 4041 of ERISA; and
(e)    neither the Issuer nor any ERISA Affiliate sponsors, maintains or contributes to, or has at any time in the six-year period immediately preceding the date hereof sponsored, maintained or contributed to, or had any actual or contingent liability to any Multiemployer Plan.
4.11    Disclosure; No Material Misstatements. None of the reports, financial statements, certificates or other information furnished by or on behalf of the Group Members to the Agent or any Holder or any of their Affiliates in connection with the negotiation of this Agreement or any other Note Document or delivered hereunder or under any other Note Document (as modified or supplemented by other information so furnished) contain any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Group Members represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time and it further being understood that projections concerning volumes attributable to the Oil and Gas Properties and production and cost estimates contained in each Reserve Report are necessarily based upon professional opinions, estimates and projections and the Group Members do not warrant that such opinions, estimates and projections will ultimately prove to have been accurate.
4.12    Insurance. For the benefit of each Note Parties, the Issuer has (a) all insurance policies sufficient for the compliance by the Note Parties with all material Governmental Requirements and all material agreements and viii) insurance coverage, or self-insurance, in at least such amounts and against such risk (including public liability) that are usually insured against by companies similarly situated and engaged in the same or a similar business for the assets and operations of the Note Parties. Schedule 4.12, as of the Second Amendment Effective Date, sets forth a list of all insurance maintained by the Issuer.
4.13    Restriction on Liens. No Group Member is subject to any order, judgment, writ or decree, which either restricts or purports to restrict its ability to grant Liens to the Agent and the Holders on or in respect of their Properties to secure the Obligations and the Note Documents.
4.14    Group Members. There are no Group Members, except as set forth on Schedule 4.14 as of the Second Amendment Effective Date or as disclosed in writing to the Agent (which shall promptly furnish a copy to the Holders), which shall be a supplement to Schedule 4.14.

Each Group Member’s jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office is stated on Schedule 4.14 as of the Second Amendment Effective Date (or as set forth in a notice delivered pursuant to Section 6.1(j)). No Group Member is a Foreign Group Member (other than any Foreign Group Member as of the Closing Date).
4.15    Location of Business and Offices. The Issuer’s jurisdiction of organization is Delaware; the name of the Issuer as listed in the public records of its jurisdiction of organization is SilverBow Resources, Inc.; and the organizational identification number of the Issuer in its jurisdiction of organization is set forth on Schedule 4.14 as of the Second Amendment Effective Date (or, in each case, as set forth in a notice delivered to the Agent pursuant to Section 6.1(j) in accordance with Section 10.1. The Issuer’s principal place of business and chief executive offices are located at the address specified in Section 10.1 (or as set forth in a notice delivered pursuant to Section 6.1(j)) and Section 10.1).
4.16    Properties; Titles, Etc.
(a)    Each Group Member has good and defensible title to the Oil and Gas Properties evaluated in the most recently delivered Reserve Report and good title to all its material personal Properties other than Properties sold, transferred or otherwise disposed of (i) on or prior to the Closing Date or (1) after the Closing Date, in compliance with Section 7.11 from time to time, in each case, free and clear of all Liens except Liens permitted by Section 7.3. After giving full effect to the Excepted Liens and the dispositions referenced in the prior sentence, the Group Member specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and except as otherwise provided by statute, regulation or the standard and customary provisions of any applicable joint operating agreement, the ownership of such Properties shall not in any material respect obligate the Group Member to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Group Member’s net revenue interest in such Property.
(b)    (i)All leases and agreements necessary for the conduct of the business of the Group Members are valid and subsisting, in full force and effect, and (2) there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, which, in the case of either (i) or (ii) could reasonably be expected to have a Material Adverse Effect.
(c)    The rights and Properties presently owned, leased or licensed by the Group Members including all easements and rights of way, include all rights and Properties necessary to permit the Group Members to conduct their business in the same manner as its business is conducted on the date hereof except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.
(d)    Except for Properties being repaired, all of the Properties of the Group Members which are reasonably necessary for the operation of their businesses are in good working condition and are maintained in accordance with prudent business standards, except where the failure of the foregoing could not reasonably be expected to result in a Material Adverse Effect.

(e)    Each Group Member owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property necessary to operate its business, and the use thereof by the Group Member does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Group Members either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
4.17    Maintenance of Properties. The Oil and Gas Properties (and Properties unitized therewith) of the Group Members have been maintained, operated and developed in a good and workmanlike manner and in conformity with all Governmental Requirements in all material respects and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Group Members in all material respects. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by the Group Members that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing which are operated by the Group Members, in a manner consistent with the Group Members’ past practices (other than those the failure of which to maintain in accordance with this Section 4.17 could not reasonably be expected to have a Material Adverse Effect).
4.18    Gas Imbalances; Prepayments. Except as set forth on Schedule 4.18 on the Second Amendment Effective Date or on the most recent certificate delivered pursuant to Section 6.11(b), on a net basis there are no gas imbalances, take or pay or other prepayments which would require any Group Member to deliver Hydrocarbons produced from their Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding one percent (1.0%) of the aggregate volumes of Hydrocarbons (on an Mcf equivalent basis) listed in the most recent Reserve Report.
4.19    Marketing of Production. Except for contracts listed and in effect on the Second Amendment Effective Date on Schedule 4.19, and thereafter either disclosed in writing to the Agent or included in the most recently delivered Reserve Report, (a) the Group Members are receiving a price for all production sold thereunder which is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity and ix) material agreements exist which are not cancelable on 60 days’ notice or less without penalty or detriment for the sale of production from the Group Members’ Hydrocarbons (including calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (1) pertain to the sale of production at a fixed price and (2) have a maturity or expiry date of longer than six (6) months from the date of such agreement.
4.20    Security Documents. The Security Instruments are effective to create in favor of the Agent, for the benefit of the Holders, a legal, valid and enforceable security interest in the Mortgaged Property and Collateral and proceeds thereof. The Obligations are and have been at all times secured by a legal, valid and enforceability second priority perfected Liens (subject only to Permitted Prior Liens) in favor of the Agent, covering and encumbering (a) from and after the Mortgage Deadline at least 85% or, on and after the Second Amendment Effective Date, 90% of (i) the PV-9 of the Oil and Gas Properties of the Note Parties constituting Proved Reserves as set forth in the most recent Reserve Report delivered to the Agent and the Holders pursuant to Section 6.11 and (ii) the book value of Oil and Gas Properties of the Note Parties other than Proved Reserves as of the Issuer’s most recently ended fiscal quarter (including the fiscal year end) for which its financial statements are available and x) the Collateral granted pursuant to the Guarantee and Collateral Agreement, including the pledged Equity Interests and the Deposit Accounts and Securities Accounts, in each case to the extent perfection has occurred, as the case may be, by the recording of a mortgage, the filing of a UCC financing statement, or, in the case of Deposit Accounts and Securities Accounts, by obtaining of “control” or, with respect to Equity Interests represented by certificates, by possession (in each case, to the extent available in the applicable jurisdiction); provided that, except in the case of pledged Equity Interests, Liens permitted by Section 7.3 may exist.
4.21    Swap Agreements. Schedule 4.21, as of the Second Amendment Effective Date, and after the Second Amendment Effective Date, each report required to be delivered by the Issuer pursuant to Section 6.1(d), as of the last Business Day of the period covered by such report, sets forth, a true and complete list of all Swap Agreements of the Group Members, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark to market value thereof, all credit support agreements relating thereto (including any margin required or supplied, but excluding the Security Instruments) and the counterparty to each such agreement.
4.22    Use of Proceeds. The proceeds of the Notes shall be used (a) to repay certain outstanding First Lien Secured Obligations and xi) to fund capital expenditures, pay fees and expenses incurred in connection with the Transactions and provide for other general corporate purposes of the Issuer and its Subsidiaries. No Group Member is engaged principally, or as one of its or their important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate, of buying or carrying margin stock (within the meaning of Regulation T, U or X of the Board). No part of the proceeds of any Note will be used for any purpose which violates the provisions of Regulations T, U or X of the Board.
4.23    Solvency. After giving effect to the Transactions and the other transactions contemplated by the Note Documents (a) the sum of the debt and liabilities (including subordinated and contingent liabilities) of the Issuer and its Subsidiaries, taken as a whole, does not exceed the fair value of the present assets of the Issuer and its Subsidiaries, taken as a whole, xii) the present fair saleable value of the assets of the Issuer and its Subsidiaries, taken as a whole, is greater than the total amount that will be required to pay the probable debt and liabilities (including subordinated and contingent liabilities) of the Issuer and its Subsidiaries as they become absolute and matured, xiii) the Issuer and its Subsidiaries, taken as a whole, have not incurred, or believe that they will incur, debts or other liabilities including current obligations beyond their ability to pay such debt as they mature in the ordinary course of business and xiv) the capital of the Issuer and its Subsidiaries, taken as a whole, is not unreasonably small to engage in the business of the Issuer and its Subsidiaries, taken as a whole. For the purpose of this Section 4.23, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
4.24    Foreign Corrupt Practices. Neither the Issuer nor any of its Subsidiaries, nor any director, officer, employee or Affiliate of the Issuer or any of its Subsidiaries, nor to the knowledge of the Issuer, any agent of the Issuer or any of its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is aware of or has taken any action, directly or indirectly, that would result in a material violation by such

Persons of the FCPA, including without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA; and, the Issuer, its Subsidiaries and its and their Affiliates have conducted their business in material compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.
4.25    Anti-Corruption Laws; Sanctions; OFAC.
(a)    The Issuer has implemented and maintains in effect policies and procedures designed to ensure compliance by the Issuer, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
(b)    The Issuer, its Subsidiaries, their respective officers and employees and, to the knowledge of the Issuer, its directors and agents are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in any Group Member being designated as a Sanctioned Person.
(c)    None of (i) the Issuer, any Subsidiary or any of their respective directors, officers or employees, or (1) to the knowledge of the Issuer, any agent of the Issuer that will act in any capacity in connection with or benefit from the Notes issued hereby, is a Sanctioned Person. The Issuer will not directly or, to its knowledge, indirectly use the proceeds from the Notes or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any applicable Sanctions.
4.26    EEA Financial Institution. No Note Party is an EEA Financial Institution.
4.27    Private Offering. Neither the Issuer nor anyone acting on its behalf has offered the Notes or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Holders and not more than ten (10) other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Issuer nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction.
4.28    Beneficial Ownership. As of the Second Amendment Effective Date, to the best knowledge of the Issuer, the information included in the Beneficial Ownership Certification provided on or prior to the Second Amendment Effective Date to any Holder in connection with this Agreement is true and correct in all material respects.
ARTICLE V.
REPRESENTATIONS OF HOLDERS.
In order to induce Issuer to issue and sell the Notes to the Holders, each Holder hereby represents and warrants to Issuer, on the Closing Date, and acknowledges as follows:

5.1    Organization and Standing. Such Holder is a corporation or other entity duly incorporated or formed and validly existing under the laws of the jurisdiction of its incorporation or formation.
5.2    Authorization; Enforceability. Such Holder has the full power and authority to enter into this Agreement, and (assuming due execution by the other parties hereto) this Agreement constitutes its valid and legally binding obligation, enforceable against it in accordance with its terms, except to the extent the enforceability thereof may be limited by (a) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, xv) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and xvi) implied covenants of good faith and fair dealing.
5.3    Investment. Such Holder acquired each such Note solely for its own account, for investment purposes, with no intention of distributing or reselling such Note in any public offering or in any transaction that would be in violation of applicable securities laws of the United States or any other applicable jurisdiction or any state or province thereof, without prejudice, however, to such Holder’s right at all times to sell or otherwise dispose of all or any part of the Note under an effective registration statement under the Securities Act and applicable state securities or “blue sky” laws (it being understood that Issuer has no obligation or intention to undertake any such registration), or an exemption from such registration requirements and in compliance with applicable securities laws. Such Holder has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Note by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D of the Securities Act, or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act.
5.4    Accredited Investor. Such Holder, at the time that it committed to enter into this Agreement was, and now is, an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act.
5.5    No Resale or Repurchase. No person has made to such Holder any written or oral representations (a) that any person will resell or repurchase the Notes (except in accordance with the Organizational Documents of Issuer), xvii) that any person will refund the purchase price of the Notes, or xviii) as to the future price or value of the Notes.
5.6    Private Placement. Such Holder understands that the Notes are being offered for sale only on a “private placement” basis and that the sale and delivery of the Notes is conditional upon such sale being exempt from the requirements as to the filing of a prospectus or registration statement or delivery of an offering memorandum or upon the issuance of such orders, consents or approvals as may be required to permit such sale without the requirement of filing a prospectus or delivering an offering memorandum and, as a consequence, (a) such Holder is restricted from using most of the civil remedies available under applicable securities legislation, xix) such Holder may not receive information that would otherwise be required to be provided to it under applicable securities legislation, and xx) Issuer is relieved from certain obligations that would otherwise apply under applicable securities legislation.
5.7    Knowledge and Experience. Without limiting the force and effect of the representations and warranties of any party to a Note Document, such Holder (a) has such knowledge and experience in financial and business matters, as to enable it to evaluate the merits and risks of entering into this Agreement and receiving the Notes, xxi) is able to bear the economic risk of the transaction, xxii) is able to hold its interest indefinitely unless a subsequent disposition thereof is registered under the Securities Act or is exempt from registration and is completed in compliance with applicable securities laws, xxiii) has been independently advised as to restrictions with respect to trading in the Notes imposed by applicable securities laws, xxiv) confirms that no representation (written or oral) has been made to it (with respect to trading restrictions imposed by applicable securities laws) by or on behalf of Issuer or Agent with respect thereto, xxv) has conducted its own investigation of the Issuer and the terms of the Note, xxvi) (1) confirms it has had access to information as it deemed necessary to make its decision to purchase the Notes, and (2) has been offered the opportunity to ask questions of the Issuer and receive answers thereto, as it deemed necessary in connection with the decision to purchase the Notes, xxvii) acknowledges that it is aware of the characteristics of the Notes, and the risks relating to an investment therein and (i) acknowledges and agrees that neither J.P. Morgan Securities LLC, as placement agent, or any other financial institution acting in a similar capacity (collectively, the “Placement Agents”) nor any of their respective Affiliates or representatives has any has any responsibility with respect to the completeness or accuracy of any information or materials furnished to such Holder in connection with the transactions contemplated hereby.
5.8    No Materials. Without limiting the representations and warranties set forth in the Note Documents, such Holder has not received or been provided with, nor has it requested, nor does it have any need to receive, any offering memorandum, any prospectus, sales or advertising literature describing or purporting to describe the business and affairs of Issuer which has been prepared for delivery to, and review by, prospective purchasers in order to assist them in making an investment decision in respect of the Notes.
5.9    Transfer Restrictions. Such Holder acknowledges and agrees that none of the Notes has been registered under the Securities Act or the securities laws of any country or state, and none of them may be sold or otherwise transferred in the absence of an effective registration thereunder unless an exemption from registration is available. Such Holder also acknowledges and agrees that the Notes are subject to resale restrictions in the United States, may be subject to resale restrictions in jurisdictions other than the United States under applicable securities laws, and that any sale or transfer will be completed in compliance with applicable securities laws.
5.10    Offers and Sales Only in Certain Circumstances. If such Holder decides to offer, sell, pledge or otherwise transfer any of the Notes, it will not offer, sell, pledge or otherwise transfer any of such Notes, directly or indirectly, unless: (a) the sale is made pursuant to registration of the Notes under the Securities Act; xxviii) the sale is made outside the United States in a transaction meeting the requirements of Rule 904 of Regulation S under the Securities Act and in compliance with applicable local securities laws and regulations; xxix) the sale is made pursuant to the exemption from the registration requirements of the Securities Act provided by Rule 144 or Rule 144A thereunder, if available, and, in either case, in accordance with any applicable state securities or “blue sky” laws; or xxx) the Notes are sold in any other transaction that does not require registration under the Securities Act or any applicable state securities or “blue sky” laws.
5.11    Subsequent Purchaser Notification. Such Holder will take reasonable steps to inform, and cause each of its Affiliates and Related Funds that is a U.S. person (as defined in Section 902 of Regulation S under the Securities Act) to take reasonable steps to inform, any person acquiring Notes from such Holder, Affiliate or Related Fund, as the case may be, in the United States that the Notes (a) have not been and will not be registered under the Securities Act, xxxi) are being sold to them without registration under the Securities Act in reliance on Rule 144A or in accordance with another exemption from registration under the Securities Act and xxxii) may not be offered, sold or otherwise transferred except (1) outside the United States in accordance with Regulation S and in compliance with applicable local securities laws and regulations, (2) inside the United States in accordance with Rule 144A to a person whom the seller reasonably believes is a qualified institutional buyer, as defined in Rule 144A (“Qualified

Institutional Buyer”) that is purchasing such Notes for its own account or for the account of a Qualified Institutional Buyer to whom notice is given that the offer, sale or transfer is being made in reliance on Rule 144A or (3) pursuant to another available exemption from registration under the Securities Act.
ARTICLE VI.
AFFIRMATIVE COVENANTS
Until Payment in Full, the Issuer covenants and agrees with the Holders that:
6.1    Financial Statements; Other Information. The Issuer will furnish to Agent (for delivery to the Holders):
(a)    Annual Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 90 days after the end of each Fiscal Year of the Issuer, its (i) audited consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous Fiscal Year of the Issuer, all reported on by an independent public accountant reasonably acceptable to the Requisite Holders (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Issuer and its Consolidated Subsidiaries on a consolidated basis and the other Group Members (as applicable), on a consolidated basis, in each case, in accordance with GAAP consistently applied and (4) its unaudited balance sheet, income statement and related statement of cash flows as of the end of and for the Fiscal Year most recently ended which provides consolidating statements, including statements demonstrating eliminating entries, if any, with respect to any Unrestricted Subsidiaries, in such form as would be presentable to the auditors of the Issuer.
(b)    Quarterly Financial Statements. As soon as available, but in any event in accordance with then applicable law and not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Issuer, its (i) consolidated balance sheet and related statements of operations, stockholders’ equity and cash flows as of the end of and for such Fiscal Quarter and the then elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Issuer and its Consolidated Restricted Subsidiaries on a consolidated basis and the other Group Members (as applicable), on a consolidated basis, in each case, in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and (5) its unaudited balance sheet, income statement and related statement of cash flows as of the end of and for the Fiscal Quarter most recently ended which provides consolidating statements, including statements demonstrating eliminating entries, if any, with respect to any Unrestricted Subsidiaries, in such form as would be presentable to the auditors of the Issuer.
(c)    Certificate of Financial Officer - Compliance. Concurrently with any delivery of financial statements under Section 6.1(a) and Section 6.1(b), a Compliance Certificate executed by a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (6) certifying that (a) the Issuer has been in compliance with Section 7.1 at such times as required therein and (b) in connection therewith, setting forth reasonably detailed calculations demonstrating such compliance, (7) stating whether any change in GAAP or in the application thereof has occurred since the date of the most recently delivered financial statements referred to in Section 6.1(a) and Section 6.1(b) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and (8) stating whether there are any Subsidiaries which are to become Note Parties in order to comply with Section 6.13 and, if any such Subsidiaries exist, specifying the actions proposed to be taken in connection therewith.
(d)    Certificate of Financial Officer – Swap Agreements. Concurrently with any delivery of financial statements pursuant to Section 6.1(a) and Section 6.1(b), a certificate of a Financial Officer, in form and substance reasonably satisfactory to the Requisite Holders, setting forth as of the last Business Day of such Fiscal Quarter or Fiscal Year, a true and complete list of all Swap Agreements of the Issuer and each Group Member, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor (as of the last Business Day of such Fiscal Quarter or Fiscal Year), any new credit support agreements relating thereto not listed on Schedule 4.21 (as of the Second Amendment Effective Date), any margin required or supplied under any credit support document, and the counterparty to each such agreement.
(e)    Production Report and Lease Operating Statements. Within 60 days after the end of each Fiscal Quarter, a report setting forth, for each calendar month during the then current Fiscal Year to date, the volume of total production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties of the Group Members, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month.
(f)    Certificate of Insurer - Insurance Coverage. Within five (5) Business Days following each material change in the insurance maintained in accordance with Section 6.6, certificates of insurance coverage with respect to the insurance required by Section 6.6, in form and substance satisfactory to the Requisite Holders, and, if reasonably requested by the Agent or any Holder, all copies of the applicable policies.
(g)    SEC and Other Filings; Reports to Shareholders. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Group Member with the SEC or with any national securities exchange.
(h)    Notices Under Material Instruments. Concurrently with the furnishing thereof, copies of any financial statement, report or notice (including any notice of default) furnished to or by any Person pursuant to the terms of any preferred stock designation, indenture, loan or credit or other similar agreement evidencing Material Indebtedness (excluding this Agreement but including, without limitation, any First Lien Loan Document) that has not been previously furnished to the Holders pursuant to any other provision of this Section 6.1.
(i)    Issuances and Incurrences of Debt. Two (2) Business Days prior written notice of the incurrence by any Group Member of any Permitted Refinancing Indebtedness or, if in excess of $10,000,000, any other Indebtedness as well as the amount thereof, the anticipated closing date and definitive documentation for the foregoing and any other related information reasonably requested.
(j)    Information Regarding Issuer and Guarantors. Prompt written notice of (and in any event within five (5) Business Days prior thereto or such other time as the Agent may agree in its sole discretion) any change (i) in a Note Party’s corporate name or in any trade name used to identify such Person in the conduct of its business or in the ownership of its Properties,

(9) in the location of the Note Party’s chief executive office or principal place of business, (10) in the Note Party’s identity or corporate structure or in the jurisdiction in which such Person is incorporated or formed, (11) in the Note Party’s jurisdiction of organization, and (12) in the Note Party’s federal taxpayer identification number.
(k)    USA Patriot Act, etc.. Promptly upon request, all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act, and the Beneficial Ownership Regulation.
(l)    Notices Related to Oil and Gas Properties and Swap Agreements.
(i)    Notice of Sales of Oil and Gas Properties and Unwinds of Swap Agreements. In the event the Issuer or any other Group Member intends to (A) sell, transfer, assign or otherwise dispose of any Oil and Gas Properties constituting Proved Reserves (or any Equity Interests of any Group Member that owns Oil and Gas Properties constituting Proved Reserves) and/or (a) Unwind Swap Agreements, prior written notice of the foregoing (of at least five (5) Business Days or such shorter time as the Requisite Holders may agree), the price thereof, in the case of Oil and Gas Properties constituting Proved Reserves (or any Equity Interests of any Group Member that owns Oil and Gas Properties constituting Proved Reserves), and, in each case, the anticipated decline in the mark-to-market value thereof or net cash proceeds therefrom, in the case of Swap Agreements, and, in each case, the anticipated date of closing and any other details thereof reasonably requested by the Agent or any Holder (including any definitive documentation).
(ii)    Notices of Acquisitions of Oil and Gas Properties. Promptly, but in any event within five (5) Business Days, written notice of any acquisition of Oil and Gas Properties by the Group Members in one or a series of related transaction having a Fair Market Value in excess of $10,000,000 or where the consideration paid exceeded $10,000,000.
(iii)    Notice of Casualty Events. Promptly, but in any event within five (5) Business Days, written notice of the occurrence of any Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a Casualty Event, in each case, of any Property of any Group Member having a Fair Market Value in excess of $2,500,000.
(m)    Notices of Certain Changes. Promptly, but in any event within five (5) Business Days after the execution thereof, copies of any material amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organizational Document of the Issuer or any Group Member.
(n)    Take-or-Pay, Ship-or-Pay or Other Prepayments. Concurrently with the delivery of any Reserve Report to the Agent pursuant to Section 6.11 (commencing with the Reserve Report as of December 31, 2017), written notice of the occurrence of the Issuer or any other Group Member entering into a take-or-pay, ship-or-pay or other prepayments arrangement with respect to the Oil and Gas Properties of the Issuer or any other Group Member.
(o)    Other Requested Information. Promptly, but in any event within five (5) Business Days following any request therefor, such other information regarding the operations, business affairs and financial condition of the Issuer or any Subsidiary (including any Plan or Multiemployer Plan to which any Group Member or any of their respective ERISA Affiliates contributes or has an obligation to contribute and any reports or other information, in either case with respect thereto, required to be filed under ERISA), or compliance with the terms of this Agreement or any other Note Document, as the Agent or the Requisite Holders may reasonably request in writing.
(p)    First Lien Loan Document Information. Promptly, but in any event within five (5) Business Days after the furnishing or receipt thereof (provided that any material amendments or written modifications contemplated in clause (iii) below shall be provided one (1) Business Day before their execution), copies of (i) any notice of a redetermination or adjustment of the Borrowing Base pursuant to the First Lien Credit Facility, (ii) any notice of a Borrowing Base Deficiency, any notice of default or any notice related to the exercise of remedies, in each case pursuant to the First Lien Credit Facility and (iii) any amendment or other written modification of the First Lien Credit Facility, in each case not otherwise required to be furnished to Agent or the Holders pursuant to any other provisions of the Note Documents.
(q)    Annual Budget and Projections. (i) Prior to or concurrently with the delivery of each December 31 Reserve Report hereunder, a certificate of a Financial Officer, in form and substance satisfactory to the Requisite Holders, setting forth an annual business plan, (ii) prior to or concurrently with the delivery of each Reserve Report as of June 30th, an operating budget of the Group Members for the such Fiscal Year (on a Fiscal Quarter basis) and (iii) prior to or concurrently with the delivery of each December 31 Reserve Report an updated operating budget of the Group Members for such Fiscal Year (on a Fiscal Quarter basis). By way of illustration, (A) prior to or concurrently with the delivery of the Reserve Report as of June 30th on or before October 1, 2022, the Issuer shall have delivered an operating budget of the Group Members for the Fiscal Year ending December 31, 2023 (on a Fiscal Quarter basis) and (B) prior to or concurrently with the delivery of the December 31 Reserve Report on or before April 1, 2023, the Issuer shall have delivered an updated operating budget of the Group Members for the Fiscal Year ending December 31, 2023 (on a Fiscal Quarter basis).
(r)    Material Environmental and Social Incident; GHG Collaboration. (A) If a Material Environmental and Social Incident occurs, (i) prompt notification, but in any event within fifteen (15) Business Days of any Responsible Officer of the Issuer becoming aware thereof, of such Material Environmental and Social Incident, (ii) concurrently deliver a brief description of the remedial plan such Note Party has undertaken or intends to undertake to address such Material Environmental and Social Incident and (iii) prompt notification of the completion of such remedial plan or the abandonment thereof, (B) within 60 days of request, no more than once in any 12-month period, the Issuer shall provide the Agent and Holders a completed environmental, social and governance survey (an “ESG Survey”) prepared by the Issuer in form substantially similar to the ESG Survey dated July 7, 2021 and delivered by the Issuer to the Holders on or prior to the Second Amendment Effective Date and (C) following the occurrence of the Second Amendment Effective Date, the Issuer shall agree to collaboration and mutual feedback on green house gas emission reduction activities and opportunities, with the potential for a mutually-beneficial partnership to evaluate pilot vendors focused on identifying green house gas emission reduction opportunities and methane measurement and reduction quantification.
(s)    Section 9.20 of the First Lien Credit Agreement. Anything that the Issuer is required to deliver to the First Lien Administrative Agent under Section 9.20 of the First Lien Credit Agreement, the Issuer shall substantially concurrently deliver to the Agent (for delivery to the Holders). If the Issuer is required to deliver a certificate to the First Lien Administrative Agent under Section 9.20(b)(iv) of the First Lien Credit Agreement, the Issuer shall promptly deliver to the Agent a corresponding certificate.

Documents required to be delivered pursuant to this Section 6.1 may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which a Group Member posts such documents to its publicly-accessible website or to EDGAR (or such other publicly-accessible internet database that may be established and maintained by the SEC as a substitute for or successor to EDGAR) or (13) on which such documents are posted on the Issuer’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Holder and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that the Issuer shall notify (which may be by facsimile or electronic mail) the Agent of the posting of any such documents and provide to the Agent by electronic mail electronic versions of any such documents.
6.2    Notices of Material Events. The Issuer will furnish to the Agent (for delivery to the Holders) within three (3) Business Days written notice of the following:
(a)    Defaults. The occurrence of any Default or Event of Default;
(b)    Governmental Matters. The filing or commencement of, or the threat in writing of, any action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority against or affecting Group Members thereof not previously disclosed in writing to the Holders or any material adverse development in any action, suit, proceeding, investigation or arbitration (whether or not previously disclosed to the Holders) that, in either case, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
(c)    ERISA Events. The occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Issuer or any Group Member in an aggregate amount exceeding $2,500,000;
(d)    Material Adverse Effect. Any other development that results in, or could reasonably be expected to result in a Material Adverse Effect; and
(e)    Beneficial Ownership Change. Any change in the information provided in the Beneficial Ownership Certification delivered to such Holder that would result in a change to the list of beneficial owners identified in such certification.
Each notice delivered under this Section 6.2 shall be accompanied by a statement of a Responsible Officer setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
6.3    Existence; Conduct of Business. The Issuer will, and will cause each Group Member to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises necessary to the conduct of its business and maintain, if necessary, its qualification to do business in each other material jurisdiction in which its Oil and Gas Properties is located or the ownership of its Properties requires such qualification, except to the extent that the failure to be so qualified could not reasonably be expected to cause a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 7.10.
6.4    Payment of Obligations. The Issuer will, and will cause each other Group Member to, pay its material obligations (other than Material Indebtedness), including tax liabilities of the Issuer and all of the other Group Members before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (xxxiii) the Issuer or such other Group Member has set aside on its books adequate reserves with respect thereto in accordance with GAAP.
6.5    Operation and Maintenance of Properties. The Issuer, at its own expense, will, and will cause each other Group Member to:
(a)    operate its Oil and Gas Properties (i) in accordance with the customary practices of the industry and (1) in compliance with all applicable contracts and agreements and in compliance with all applicable Governmental Requirements, in the case of clauses (i) and (ii) above, in all material respects, including applicable pro ration requirements and applicable Environmental Laws, and all applicable laws, rules and regulations of every other Governmental Authority from time to time constituted to regulate the development and operation of its Oil and Gas Properties and the production and sale of Hydrocarbons and other minerals therefrom in all material respects;
(b)    keep and maintain all Property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, in accordance with the standard of a prudent operator;
(c)    promptly pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties and will do all other things necessary, in accordance with industry standards, to keep unimpaired their rights with respect thereto and prevent any forfeiture thereof or default thereunder, in each case, in all material respects;
(d)    promptly perform or make reasonable and customary efforts to cause to be performed, in accordance with customary industry standards, the obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties, in each case, in all material respects; and
(e)    to the extent the Issuer is not the operator of any Property, the Issuer shall use reasonable efforts to cause the operator to comply with this Section 6.5.
6.6    Insurance. The Issuer will maintain, with financially sound and reputable insurance companies, insurance covering all Group Members, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations. The loss payable clauses or provisions in the applicable insurance policy or policies insuring the Group Members or their Property shall be endorsed in favor of and made payable to the Agent as “loss payee” or other formulation reasonably acceptable to the Requisite Holders and such liability policies shall name the Agent and the Holders as “additional insureds” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to the Agent.
6.7    Books and Records; Inspection Rights. The Issuer will, and will cause each Restricted Subsidiary to, keep proper books of record and account in which full, true and correct entries in conformity with GAAP, prudent accounting practice and all Governmental Requirements shall be made of all dealings and transactions in relation to its business and activities. The Issuer will, and will cause each Restricted Subsidiary to, permit any representatives designated by the Agent or the Requisite Holders, upon reasonable prior written notice, to visit and inspect its Properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times during normal business hours and as often as reasonably requested.
6.8    Compliance with Laws. The Issuer will, and will cause each Group Member to, comply with all laws, rules, regulations and orders of any Governmental Authority applicable to it or its Property in all material respects. The Issuer will maintain in effect and enforce policies and procedures designed to ensure compliance by the Group Members and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.
6.9    Environmental Matters.
(a)    The Issuer will, and will cause each Group Member to; (i) comply with all applicable Environmental Laws, and undertake reasonable efforts to ensure that all tenants and subtenants (if any), and all Persons with whom any Group Member has contracted for the exploration, development, production, operation, or other management of an oil or gas well or lease, comply with all applicable Environmental Laws; and (2) generate, use, treat, store, release, transport, dispose of, and otherwise manage all Hazardous Materials in a manner that could not reasonably be expected to result in any liability to any Group Member or to adversely affect any real property owned, leased or operated by any of them, and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, transporting, disposing of, or otherwise managing Hazardous Materials in a manner that could reasonably be expected to result in a liability to any Group Member, or with respect to any Mortgaged Property, could reasonably be expected to adversely affect its fair saleable value (for the avoidance of doubt, with respect to activities on properties neighboring such real property, such reasonable efforts shall not include any obligation to monitor such activities or properties); it being understood that this clause (a) shall be deemed not breached by a noncompliance with any of the foregoing (i) or (ii) if, upon learning of such noncompliance or any condition that results from such noncompliance, any affected Group Member promptly develops and diligently implements a response to such noncompliance and any such condition that is consistent with principles of prudent environmental management and all applicable Environmental Laws, and provided that such response and condition, in the aggregate with any other such responses and conditions, could not reasonably be expected to have a Material Adverse Effect.
(b)    The Issuer will promptly, but in no event later than five (5) days after learning of any action, investigation, demand or inquiry contemplated by this Section 6.9(b), notify the Agent and the Holders in writing of any action, investigation, demand, or inquiry by any Person threatened in writing or commenced against the Issuer or any Group Member, or any of their property or any property with respect to which a Group Member has any interest or obligation, in connection with any applicable Environmental Laws or regarding any Hazardous Materials (excluding routine testing and corrective action), unless the Issuer reasonably determines, based on the information reasonably available to it at the time, that such action, investigation, demand or inquiry is unlikely to result in costs and liabilities in excess of $2,500,000 (it being understood that the amount will be determined in the aggregate with the costs and liabilities of all related similar actions, investigations, demands or inquiries) and in any case could not reasonably be expected to have a Material Adverse Effect (it being understood that the Issuer shall be deemed to have given notice under this Section 6.9(b) regarding the matters set forth on Schedule 6.9(b) to this Agreement as of the Second Amendment Effective Date to the extent such matters are described thereon).
(c)    If an Event of Default has occurred or is reasonably anticipated, or if any event or circumstance has occurred or is reasonably suspected that could reasonably be expected to result in a material diminution in the value of any of the Mortgaged Properties, the Agent may

(but shall not be obligated to), at the expense of the Issuer (such expenses to be reasonable in light of the circumstances), conduct such investigation as it reasonably deems appropriate to determine the nature and extent of any noncompliance with applicable Environmental Laws, the nature and extent of the presence of any Hazardous Material and the nature and extent of any other environmental conditions that may exist at or affect any of the Mortgaged Properties, and the Note Parties and each relevant Group Member shall reasonably cooperate with the Agent in conducting such investigation and in implementing any response to such noncompliance, Hazardous Material or other environmental condition as the Agent reasonably deems appropriate. Such investigation and response may include, without limitation, a detailed visual inspection of the Mortgaged Properties, including all storage areas, storage tanks, drains and dry wells and other structures and locations, as well as the taking of soil samples, surface water samples, and ground water samples and such other investigations or analyses as the Agent deems appropriate, and any containment, cleanup, removal, repair, restoration, remediation or other remedial work. Upon reasonable request and notice, the Agent and its officers, employees, agents and contractors shall have and are hereby granted the right to enter upon the Mortgaged Properties for the foregoing purposes.
6.10    Further Assurances.
(a)    The Issuer at its sole expense will, and will cause each other Group Member to, promptly execute and deliver to the Agent all such other documents, agreements and instruments reasonably requested by the Agent to (i) further evidence and more fully describe the collateral intended as security for the Obligations, (3) correct any omissions in this Agreement or the Security Instruments, (4) state more fully the obligations secured therein, (5) perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Instruments or the priority thereof, or (6) make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Agent to ensure that the Agent, on behalf of the Secured Parties, has a perfected security interest in all assets of the Note Parties. In addition, at the Agent’s request, the Issuer, at its sole expense, shall provide any information requested to identify any Collateral, including an updated Perfection Certificate, a customary “lease to well” reconciliation schedule, list or similar item, exhibits to Mortgages in form and substance reasonably satisfactory to the Requisite Holders (which such exhibits shall be in recordable form for the applicable jurisdiction) or any other information requested in connection with the identification of any Collateral.
(b)    The Issuer hereby authorizes the Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Mortgaged Property without the signature of the Issuer or any other Note Party where permitted by law, which financing statements may contain a description of collateral that describes such property in any manner as the Agent may reasonably determine is necessary or advisable to ensure the perfection of the security interest in the Collateral consistent with the terms of the Note Documents, including describing such property as “all assets” or “all property” or words of similar effect. A carbon, photographic or other reproduction of the Security Instruments or any financing statement covering the Mortgaged Property or any part thereof shall be sufficient as a financing statement where permitted by law.
6.11    Reserve Reports.
(a)    On or before April 1st and October 1st of each year, the Issuer shall furnish to the Agent and the Holders a Reserve Report evaluating the Oil and Gas Properties constituting Proved Reserves of the Issuer and its Subsidiaries as of the immediately preceding December 31st and June 30th, as applicable. (i) Each Reserve Report as of December 31st and delivered on or before April 1st of each year (the “December 31 Reserve Report”), shall be prepared by one or more Approved Petroleum Engineers, and (7) each Reserve Report as of June 30th delivered on or before October 1st of each year shall be prepared by one or more Approved Petroleum Engineers or internally under the supervision of the chief engineer of the Issuer who shall certify such Reserve Report to be true and accurate in all material respects and to have been prepared in accordance with the procedures used in the immediately preceding December 31 Reserve Report.
(b)    With the delivery of each Reserve Report, the Issuer shall provide to the Agent and the Holders a Reserve Report Certificate substantially in the form of Exhibit I from a Responsible Officer certifying that in all material respects: (i) the information contained in the Reserve Report and any other information delivered in connection therewith is true and correct, (8) except as set forth on an exhibit to the certificate, the Issuer or the other Note Parties own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report and such Oil and Gas Properties are free of all Liens except for Liens permitted by Section 7.3, (9) except as set forth on an exhibit to the certificate, (a) on a net basis there are no gas imbalances, take or pay or other prepayments in excess of the volume specified in Section 4.18 with respect to the Oil and Gas Properties evaluated in such Reserve Report which would require the Issuer or any other Group Member to deliver Hydrocarbons either generally or produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor and (b) there are no take-or-pay or ship-or-pay contracts that have not been disclosed in a previous Reserve Report Certificate, (10) none of their Oil and Gas Properties constituting Proved Reserves have been sold (other than Hydrocarbons sold in the ordinary course of business) since the date of the last certificate delivered pursuant to this section except as set forth on an exhibit to the certificate, which exhibit shall list all of its Oil and Gas Properties constituting Proved Reserves sold (other than Hydrocarbons sold in the ordinary course of business) and in such detail as reasonably required by the Requisite Holders, (11) attached to the certificate is a list of all marketing agreements entered into by a Group Member subsequent to the later of the date hereof or the most recently delivered Reserve Report which the Issuer could reasonably be expected to have been obligated to list on Schedule 4.19 had such agreement been in effect on the Second Amendment Effective Date and (12) attached thereto is a schedule of the Oil and Gas Properties evaluated by such Reserve Report that are Mortgaged Properties and demonstrating the percentage of the PV-10 of the Oil and Gas Properties that the value of such Mortgaged Properties represent and that such percentage is in compliance with Section 6.13(a) (the certificate described herein, the “Reserve Report Certificate”). For the avoidance of doubt, the requirement to provide a Reserve Report Certificate shall require the delivery of such Reserve Report Certificate at the time each Reserve Report is delivered.
6.12    Title Information.
(a)    On or before the delivery to the Agent and the Holders of each Reserve Report required by Section 6.11(a), the Issuer shall deliver title information in form and substance reasonably acceptable to the Requisite Holders covering enough of the Oil and Gas Properties constituting Proved Reserves evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Requisite Holders shall have received reasonably satisfactory title information on Hydrocarbon Interests constituting at least 85% or, on and after the Second Amendment Effective Date, 90% of the PV-9 of the Oil and Gas Properties constituting Proved Reserves evaluated by such Reserve Report.
(b)    If the Issuer has provided title information for additional Properties under Section 6.12(a), the Issuer shall, within 60 days of notice from the Agent or the Requisite Holders that title defects or exceptions exist with respect to such additional Properties (or such longer period as the Requisite Holders may approve in their discretion), either (i) cure any such title defects or exceptions (including defects or exceptions as to priority) which are not permitted by Section 7.3 raised by such information, (13) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Liens permitted by Section 7.3 having an equivalent or greater value or (14) deliver title information in form and substance acceptable to the Requisite Holders so that the Agent and the Holders shall have received, together with title information previously delivered to the Agent and the Holders, satisfactory title information on Hydrocarbon Interests constituting at least 85% or, on and after the Second Amendment Effective Date, 90% of the PV-9 of the Oil and Gas Properties evaluated by such Reserve Report.
6.13    Additional Collateral; Additional Guarantors; Flood Insurance.
(a)     At all times from and after the thirtieth (30th) day following the Closing Date (or such later date as the Requisite Holders may agree in their sole discretion) (such date, the “Mortgage Deadline”), the Issuer shall, and shall cause each other Note Party, at all times from and after the Mortgage Deadline to maintain a perfected Lien, superior in prior to all Liens other than Permitted Prior Liens, in favor of Agent for the benefit of the Secured Parties on Oil and Gas Properties constituting at least (i) 85% or, on and after the Second Amendment Effective Date, 90% of the PV-9 of the Note Parties’ Proved Reserves as set forth in the most recent Reserve Report delivered to the Issuer pursuant to Section 6.11 (after giving effect to all to extensions, discoveries and other additions and upward (and downward) revisions of estimates of Proved Reserves due to exploration, development or exploitation, production or other activities, acquisitions, Dispositions and production, in each case, since the date of such Reserve Report) and (ii) 85% or, on and after the Second Amendment Effective Date, 90% of the book value of the Note Parties’ Oil and Gas Properties other than Proved Reserves as of Issuer’s most recently ended fiscal quarter (including the fiscal year end) for which its financial statements are available (the “Minimum Mortgage Requirement”). In connection with the delivery of each Reserve Report, the Issuer shall review the Reserve Report and the list of current Mortgaged Properties (as described in Section 6.11(b)(vi)) to ascertain whether the Mortgaged Properties satisfy the Minimum Mortgage Requirement. In the event that the Mortgaged Properties do not at any time satisfy the Minimum Mortgage Requirement, then the Issuer shall, and shall cause the other Note Parties to, grant, within thirty (30) days of delivery of the Reserve Report Certificate required under Section 6.11(b), to the Agent as security for the Obligations a second priority Lien interest (provided that Excepted Liens of the type described in clauses (a) to (d) and (f) of the definition thereof may exist, but subject to the provisos at the end of such definition) on additional Oil and Gas Properties not already subject to a Lien of the Security Instruments such that after giving effect thereto, the Mortgaged Properties will satisfy the Minimum Mortgage Requirement. All such Liens will be created and perfected by and in accordance with the provisions of deeds of trust, security agreements and financing statements or other Security Instruments, all in form and substance reasonably satisfactory to the Requisite Holders and with sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes. In order to comply with the foregoing, if any Subsidiary grants a Lien on its Oil and Gas Properties pursuant to this Section 6.13(a) and such Subsidiary is not a Guarantor, then it shall become a Guarantor and comply with Section 6.13(b). In the event that the Issuer or any other Note Party grants a Lien on any Property to secure any First Lien Secured Obligations, the Issuer will, and will cause such Subsidiary to, contemporaneously grant to the Agent, to secure the Obligations, a Lien on the same property pursuant to Security Instruments in form and substance satisfactory to the Agent.
(b)    The Issuer shall promptly cause each Domestic Subsidiary Group Member that is a Wholly-Owned Material Subsidiary and each Restricted Subsidiary that guarantees or otherwise become obligated with respect to Indebtedness incurred in reliance on Sections 7.2(k) or 7.2(l) to guarantee and secure the Obligations pursuant to the Guarantee and Collateral Agreement, including pursuant to a supplement or joinder thereto. In connection with any such guaranty and security interest grant, the Issuer shall, or shall cause (i) such Material Subsidiary to promptly execute and deliver such Guarantee and Collateral Agreement (or a supplement thereto, as applicable), (15) the owners of the Equity Interests of such Material Subsidiary who are Group Members to pledge all of the Equity Interests of such Material Subsidiary (including delivery of original stock certificates evidencing the Equity Interests of such Subsidiary pursuant to the Intercreditor Agreement, together with an appropriate undated stock powers for each certificate duly executed in blank by the registered owner thereof) and (16) such Material Subsidiary or other Person, as applicable, to promptly execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Requisite Holders.
(c)    In the event that any Note Party becomes the owner of (i) a first tier Foreign Group Member or (ii) a Domestic Subsidiary Group Member, then the parent Note Party shall pledge (x) 65% of all Equity Interests of such Foreign Group Member or (y) 100% of all the Equity Interests of such Domestic Subsidiary Group Member, in each case, that are owned by such Note Party (including, in each case, delivery of original stock certificates, if any, evidencing such Equity Interests pursuant to the Intercreditor Agreement, together with appropriate stock powers for each certificate duly executed in blank by the registered owner thereof) and (along with such Foreign Group Member or Subsidiary Group Member, as applicable) execute and deliver such other additional closing documents, legal opinions and certificates as shall reasonably be requested by the Requisite Holders.
(d)    The Issuer will at all times cause the other material tangible and intangible assets of the Issuer and each other Note Party to be subject to a Lien of the Security Instruments.
(e)    Notwithstanding any provision in this Agreement or any other Note Document to the contrary, in no event is any Building (as defined in the applicable Flood Insurance Regulation) or Manufactured (Mobile) Home (as defined in the applicable Flood Insurance Regulation) included in the definition of “Mortgaged Property” and no Building or Manufactured (Mobile) Home is hereby encumbered by this Agreement or any other Note Document.
6.14    ERISA Compliance. The Issuer will promptly furnish and will cause each Subsidiary of the Issuer and any ERISA Affiliate to promptly furnish to the Agent (a) immediately upon becoming aware of the occurrence of any ERISA Event or of any Prohibited Transaction, which could reasonably be expected to result in liability of the Issuer or Group Member in an aggregate amount exceeding $25,000,000, in connection with any Plan or any trust created thereunder, a written notice of the Issuer or such other Group Member or ERISA Affiliate, as the case may be, specifying the nature thereof, what action such Person is taking or proposes to take with respect thereto, and, when known, any action taken or proposed by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto, and (xxxiv) immediately upon receipt thereof, copies of any notice of the PBGC’s intention to terminate or to have a trustee appointed to administer any Plan. With respect to each Plan, the Issuer will, and will cause each Subsidiary and ERISA Affiliate to, (a) satisfy in full and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, all of the contribution and funding requirements of Section 412 of the Code and of Section 302 of ERISA, and (b) pay, or cause to be paid, to the PBGC and in a timely manner, without incurring any late payment or underpayment charge or penalty and without giving rise to any lien, after giving effect to any applicable grace period, all premiums required pursuant to Sections 4006 and 4007 of ERISA. Promptly following receipt thereof from the administrator or plan sponsor, but in any event within five (5) Business Days following any request therefor, the Issuer will furnish or will cause any applicable Subsidiary and any applicable ERISA Affiliate to furnish to the Agent copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Note Party or any ERISA Affiliate may request with respect to any Multiemployer Plan to which any Note Party or any ERISA Affiliate contributes or has an obligation to contribute; provided, that if the Group Members or any of their ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Agent, the Group Members and/or their ERISA Affiliates shall promptly, but in any event within five (5) Business Days following such request, make a request for such documents or notices from such administrator or sponsor and the Issuer shall provide copies of such documents and notices to the Agent promptly, but in any event within five (5) Business Days following receipt thereof.
6.15    Marketing Activities. The Issuer will not, and will not permit any of the other Group Members to, engage in marketing activities for any Hydrocarbons or enter into any contracts related thereto other than (i) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from their proved Oil and Gas Properties during the period of such contract, (1) contracts for the sale of Hydrocarbons scheduled or reasonably estimated to be produced from proved Oil and Gas Properties of third parties during the period of such contract associated with the Oil and Gas Properties of the Issuer and the other Group Members that the Issuer or one of the other Group Members has the right to market pursuant to joint operating agreements, unitization agreements or other similar contracts that are usual and customary in the oil and gas business and (2) other contracts for the purchase and/or sale of Hydrocarbons of third parties (a) which have generally offsetting provisions (i.e. corresponding pricing mechanics, delivery dates and points and volumes) such that no “position” is taken and (b) for which appropriate credit support has been taken to alleviate the material credit risks of the counterparty thereto.
6.16    Account Control Agreements. Within forty five (45) days after the Closing Date or such longer period as agreed to by the Requisite Holders, the Issuer will, and will cause each other Note Party to, cause all of their respective Deposit Accounts and/or any Securities Accounts (other than an Excluded Account for so long as it is an Excluded Account) at all times to be a Controlled Account and with respect to any Deposit Account and/or Security Account established, held or maintained on or after the Closing Date promptly, but in any event within five (5) Business Days of the establishment of such account, cause such Deposit Account and/or Securities Account (other than an Excluded Account for so long as it is an Excluded Account) to be a Controlled Account.
6.17    Unrestricted Subsidiaries.
(a)    The Issuer may designate any Restricted Subsidiary as an Unrestricted Subsidiary and, subject to Section 6.17(c), any Unrestricted Subsidiary as a Restricted Subsidiary upon delivery to the Agent of written notice from the Issuer; provided that (i) such Restricted Subsidiary has, after giving effect to such designation as an Unrestricted Subsidiary and any releases or terminations executed in connection therewith, no Indebtedness other than Indebtedness that is Non-Recourse Debt, (ii) such Restricted Subsidiary is a Person which neither the Issuer nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results, (iii) such Restricted Subsidiary does not guarantee or otherwise directly provides credit support for any Indebtedness of the Issuer or any of its Restricted Subsidiaries, except to the extent such guarantee or other credit support would be released or terminated upon such designation, (iv) such Restricted Subsidiary is concurrently designated as an Unrestricted Subsidiary under and in accordance with the First Lien Credit Agreement, (v) such Restricted Subsidiary has not been previously designated as an Unrestricted Subsidiary and (vi) immediately before and after such designation, (A) no Default or Event of Default shall have occurred and be continuing, (B) the Issuer shall be in pro forma compliance with Section 7.1 and (C) the representations and warranties of the Issuer and the Guarantors set forth in this Agreement and in the other Note Documents shall be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) on and as of the date of such designation, except to the extent any such representations and warranties are expressly limited to an earlier date, in which case, on and as of the date of such designation, such representations and warranties shall continue to be true and correct in all material respects (unless already qualified by materiality in which case such applicable representation and warranty shall be true and correct) as of such specified earlier date. All Subsidiaries of an Unrestricted Subsidiary shall also be Unrestricted Subsidiaries.
(b)    The designation of any Restricted Subsidiary as an Unrestricted Subsidiary and any Disposition of Property to an Unrestricted Subsidiary shall constitute (i) an Investment under Section 7.5 as of the date of designation or Disposition, as applicable, in an amount equal to the Fair Market Value of the Issuer’s investment therein and (ii) a Disposition as of the date of designation or Disposition for purposes of any determination of EBITDA.
(c)    The Issuer may designate any Unrestricted Subsidiary as a Restricted Subsidiary once upon delivery of written notice to the Agent; provided that such designation (i) shall constitute the incurrence at the time of designation of any Indebtedness and Liens of such Subsidiary existing at such time, (ii) shall constitute a reduction in any Investment under Section 7.5 to the extent that such Investment was attributable to such Restricted Subsidiary being an Unrestricted Subsidiary at the date of designation in an amount equal to the Fair Market Value of the Issuer’s investment therein, it being understood that any incurrence of Indebtedness and Liens in connection herewith shall require compliance with Section 7.2 and Section 7.3, as applicable, and (iii) shall require the Issuer to be in compliance with Section 7.1 immediately before such designation and in pro forma compliance immediately after such designation.
Any designation of a Restricted Subsidiary of the Issuer as an Unrestricted Subsidiary, any designation of a Unrestricted Subsidiary as a Restricted Subsidiary and any Disposition to an Unrestricted Subsidiary will require the Issuer to provide the Agent a certificate signed by a Responsible Officer of the Issuer certifying that such designation complied with the preceding conditions in Section 6.17(b) or Section 6.17(c), as applicable.
6.18    Swap Agreements. The Issuer will (a) within ninety (90) days after the Closing Date (or such later date with the consent of the Requisite Holders in their sole discretion), enter into Swap Agreements reasonably satisfactory to the Requisite Holders with Approved Counterparties pursuant to which the Note Parties have hedged notional volumes not less than 75% of the reasonably anticipated projected production (based on the Initial Reserve Report) of crude oil and natural gas, calculated separately, from Proved Developed Producing Reserves of Oil and Gas Properties of the Note Parties for each month during the subsequent thirty-six (36) calendar month period immediately following the Closing Date (it being understood that the Swap Agreements to which the Note Parties are party as of the Closing Date are reasonably satisfactory to the Requisite Holders) and (b) maintain as of the end of each Fiscal Quarter Swap Agreements reasonably satisfactory to the Requisite Holders with Approved Counterparties pursuant to which the Note Parties shall hedge notional volumes not less than 50% of the reasonably anticipated projected production (based on the then most recently delivered Reserve Report hereunder) of crude oil and natural gas, calculated separately, from Proved Developed Producing Reserves of Oil and Gas Properties of the Note Parties for each month during the subsequent twenty-four (24) calendar month period immediately following any the end of such Fiscal Quarter.
ARTICLE VII.
NEGATIVE COVENANTS
Until Payment in Full, the Issuer covenants and agrees with the Holders that:
7.1    Financial Covenants.
(a)    Ratio of Total Net Indebtedness to EBITDA. The Issuer will not (i) as of the last day of any Fiscal Quarter ending on or before December 31, 2021, permit the ratio of Total Net Indebtedness as of such day to EBITDA for the Reference Period then ending, to be greater than 3.50 to 1.00 and (ii) as of the last day of any Fiscal Quarter commencing with the Fiscal Quarter ending March 31, 2022, permit the ratio of Total Net Indebtedness as of such day to EBITDA for the Reference Period then ending, to be greater than 3.25 to 1.00.
(b)    Minimum Asset Coverage Ratio. The Issuer will not, as of the last day of any Fiscal Quarter, commencing with the Fiscal Quarter ending December 31, 2021, permit the Asset Coverage Ratio calculated on a pro forma basis as of such day determined by reference to the most recently delivered Reserve Report (the “Minimum Asset Coverage Ratio”) to be less than 1.25 to 1.00.
7.2    Indebtedness. The Issuer will not, and will not permit any other Group Member to, incur, create, assume or suffer to exist any Indebtedness, except:
(a)    the Notes or other Obligations;
(b)    Indebtedness of the Group Members existing on the Second Amendment Effective Date set forth on Schedule 7.2 as well as any Permitted Refinancing Indebtedness in respect thereof;
(c)    accounts payable and accrued expenses or other obligations to pay the deferred purchase price of Property or services, from time to time incurred in the ordinary course of business which are being contested in good faith by appropriate action and for which adequate reserves have been maintained in accordance with GAAP;
(d)    purchase money Indebtedness or Finance Lease Obligations not to exceed $15,000,000 in the aggregate at any one time outstanding;
(e)    unsecured Indebtedness associated with worker’s compensation claims, bonds or surety obligations required by Governmental Requirements or by third parties in the ordinary course of business in connection with the operation of, or provision for the abandonment and remediation of, the Oil and Gas Properties;
(f)    (i) Indebtedness among the Issuer and its Subsidiaries which are Note Parties, (3) Indebtedness between the Subsidiaries of the Issuer which are not Note Parties and (4) Indebtedness extended to the Issuer and its Subsidiaries which are Note Parties by any Group Members; provided that (a) such Indebtedness is not held, assigned, transferred, negotiated or pledged to any Person other than a Note Party and (b) any such Indebtedness owed by either the Issuer or a Guarantor shall be subordinated to the Obligations on terms satisfactory to the Agent;

(g)    endorsements of negotiable instruments for collection in the ordinary course of business;
(h)    any guarantee of any other Indebtedness permitted to be incurred hereunder;
(i)    unsecured Indebtedness in respect of Swap Agreements entered into in compliance with Section 7.17;
(j)    [reserved];
(k)    Indebtedness in respect of the First Lien Credit Facility that is subject to the terms of the Intercreditor Agreement; provided that (i) such Indebtedness is a single conforming commercial banking revolving or term loan borrowing base facility for oil and gas secured loan transactions with no differentiation among the First Lien Lenders and all such Indebtedness is pari passu in right of payment, pricing, maturity, security and liquidation thereof and (ii) the Person selected to be the administrative agent thereunder is JPMorgan Chase Bank, N.A. or another administrative agent recognized as being an established administrative agent for commercial banking borrowing base lending facilities for oil and gas secured transactions; and
(l)    other Indebtedness not to exceed $25,000,000 in the aggregate at any one time outstanding.
7.3    Liens. The Issuer will not, and will not permit any Group Member to, create, incur, assume or permit to exist any Lien on any of its Properties (now owned or hereafter acquired), except:
(a)    Liens securing the payment of any Obligations;
(b)    Liens existing on the Second Amendment Effective Date and disclosed on Schedule 7.3 and Excepted Liens;
(c)    Liens securing purchase money Indebtedness or Finance Lease Obligations permitted by Section 7.2(d) but only on the Property that is the subject of any such Indebtedness or lease, accessions and improvements thereto, insurance thereon, and the proceeds of the foregoing;
(d)    Liens securing the First Lien Secured Obligations, including any refinancing or replacement thereof; provided that such Liens shall be subject to the Intercreditor Agreement; and
(e)    Liens on Property not constituting Collateral that secure Indebtedness and that are not otherwise permitted by the foregoing clauses of this Section 7.3; provided that the aggregate or principal or face amount of all debt secured by such Liens pursuant to this Section 7.3(e), and the Fair Market Value of the Properties subject to such Liens (determined as of the date such Liens are incurred), shall not exceed $25,000,000 in the aggregate at any time outstanding.
7.4    Restricted Payments, Restrictions on Amendments of Permitted First Lien Debt.
(a)    Restricted Payments. The Issuer will not, and will not permit any of the other Group Members to, declare or make, or agree to pay or make, directly or indirectly, any

Restricted Payment, except (i) the Issuer may declare and pay Restricted Payments with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Capital Stock), (5) Wholly-Owned Subsidiaries may make Restricted Payments ratably to the holders of their Equity Interests, (6) the Issuer may make Restricted Payments pursuant to and in accordance with stock option plans, other equity compensation plans or other benefit plans for management, employees or other individual service providers of the Issuer and the other Group Members which plans have been approved by the Issuer’s board of directors, to the extent such Restricted Payments are made in the ordinary course of business and (7) provided that no Default, Event of Default or Borrowing Base Deficiency has occurred or is continuing, the Issuer may declare and pay Restricted Payments with respect to its Equity Interests in an aggregate amount not to exceed the sum of $25,000,000 plus the net cash proceeds obtained from the issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer minus the amount of such net cash proceeds that have been applied as Investments pursuant to Section 7.5(h).
(b)    Redemptions. The Issuer will not, and will not permit any other Group Member to prior to the date that is ninety-one (91) days after the Maturity Date, call, make or offer to make any optional or voluntary Redemption of or otherwise optionally or voluntarily Redeem (whether in whole or in part), (i) [reserved], (8) any other Indebtedness of the type set forth in clauses (a), (h) and (k) of the definition of Indebtedness (excluding (a) the Obligations, (b) the First Lien Secured Obligations and (c) in the case of such other Indebtedness of the type set forth in clause (a) of the definition of Indebtedness, Redemptions in an aggregate amount paid not to exceed $5,000,000) and (9) any Permitted Refinancing Indebtedness in respect of the foregoing (such Indebtedness (other than the First Lien Secured Obligations), collectively, the “Specified Indebtedness”); provided that the Issuer may prepay such Specified Indebtedness with the proceeds of any Permitted Refinancing Indebtedness in respect thereof or with the net cash proceeds of Equity Interests (other than Disqualified Capital Stock) of the Issuer so long as no Default, Event of Default or Borrowing Base Deficiency has occurred and is continuing or would occur as a result of such Redemption.
(c)    Amendments. The Issuer will not, and will not permit any other Group Member to amend, modify, waive or otherwise change, consent or agree to any amendment, modification, waiver or other change to any Specified Indebtedness if doing so would (i) increase the rate of interest thereon, (10) require the payment of a fee (whether, without limitation, a consent fee, arrangement fee or any other fee, but excluding any customary upfront fees owed by the Note Parties in connection with a Borrowing Base redetermination under the First Lien Credit Agreement) unless any such fee paid, when combined with any other such fees and any Investment made in reliance of Section 7.5(h), does not exceed $5,000,000 or (11) (a) [reserved] and (b) with respect to any other Specified Indebtedness, shorten the average maturity or average life of such Specified Indebtedness.
7.5    Investments, Loans and Advances. The Issuer will not, and will not permit any other Group Member to, make or permit to remain outstanding any Investments in or to any Person, except that the foregoing restriction shall not apply to:
(a)    Investments which are disclosed to the Holders on the Second Amendment Effective Date in Schedule 7.5;
(b)    accounts receivable arising in the ordinary course of business;
(c)    Investments in Cash Equivalents;

(d)    Investments (i) made among the Issuer and the other Subsidiaries which are Note Parties, (12) made among the Subsidiaries of the Issuer which are not Note Parties or (13) made by any Group Member in or to the Issuer or to its Subsidiaries which are Note Parties;
(e)    loans or advances to employees, officers or directors in the ordinary course of business of the Issuer or any of the other Note Parties, in each case only as permitted by applicable law, including Section 402 of the Sarbanes-Oxley Act of 2002, but in any event not to exceed $2,000,000 in the aggregate at any time;
(f)    Investments in stock, obligations or securities received in settlement of debts arising from Investments permitted under this Section 7.5 owing to the Issuer or any other Group Member as a result of a bankruptcy or other insolvency proceeding of the obligor in respect of such debts or upon the enforcement of any Lien in favor of the Issuer or any of the other Group Members; provided that the Issuer shall give the Agent prompt written notice in the event that the aggregate amount of all Investments held at any one time under this Section 7.5(f) exceeds $2,000,000;
(g)    Investments pursuant to Swap Agreements otherwise permitted under this Agreement;
(h)    other Investments, when combined with any fees paid under Section 7.4(c)(ii), not to exceed, in the aggregate, the sum of (x) $25,000,000, which amount may be in the form of cash or Property in equal Fair Market Value, plus (y) the net cash proceeds obtained from the issuance of Equity Interests (other than Disqualified Capital Stock) of the Issuer (it being understood that the amount of Investments permitted in reliance on this clause (h)(y) may only be effected in the form of cash) minus the amount of such net cash proceeds that have been applied as Restricted Payments pursuant to Section 7.4(a)(iv), in the aggregate at any time;
(i)    loans, advances or extensions of credit to suppliers or contractors under applicable contracts or agreements in the ordinary course of business in connection with oil and gas development activities of such Issuer or such Subsidiary; and
(j)    Investments in Unrestricted Subsidiaries, provided that the aggregate amount of all such Investments at any one time shall not exceed $15,000,000.
The amount of all Investments under Sections 7.5(h)(x) and (j) (other than cash) will be the Fair Market Value on the date of the Investment of the asset(s) or securities proposed to be transferred or issued by the Issuer or such Restricted Subsidiary, as the case may be, pursuant to the Investment. The Fair Market Value of any assets or securities that are required to be valued by this covenant will be determined, (x) in the case of amounts under $10,000,000, by a Responsible Officer of the Issuer and certified in writing to the Agent (for delivery to the Holders) and (y) in the case of amounts greater than or equal to $10,000,000 by the Board of Directors of Issuer whose resolution with respect thereto will be delivered to the Agent (for delivery to the Holders).
7.6    Nature of Business; No International Operations. The Issuer and the other Group Members, taken as a whole, will not allow any material change to be made in the character of its business as an independent oil and gas exploration and production company. The Group Members will not acquire or make any other expenditures (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties not located within the geographical boundaries of the United States of America or in the offshore federal waters of the United States of America.

7.7    Proceeds of the Notes. The Issuer will not permit the proceeds of the Notes to be used for any purpose other than those permitted by Section 4.22. No Note Party nor any Person acting on behalf of the Issuer has taken or will take any action which may cause any of the Note Documents to violate Regulations T, U or X or any other regulation of the Board or to violate Section 7 of the Securities Exchange Act of 1934 or any rule or regulation thereunder, in each case as now in effect or as the same may hereinafter be in effect. If requested by the Agent, the Issuer will furnish to the Agent and each Holder a statement to the foregoing effect in conformity with the requirements of FR Form U-1 or such other form referred to in Regulation U, Regulation T or Regulation X of the Board, as the case may be. The Issuer will not issue any Note, and the Issuer shall not directly or, to the knowledge of the Issuer, indirectly use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not directly or, to the knowledge of such Person, indirectly use, the proceeds of any Note (a) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, xxxv) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country to the extent such activities, businesses or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States or xxxvi) in any manner that would result in the violation of any Sanctions applicable to any party hereto.
7.8    ERISA Compliance. Except as would not, whether individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, the Issuer will not, and will not permit any ERISA Affiliate to, at any time:
(a)    engage in any transaction in connection with which the Issuer or any ERISA Affiliate, could be subject to either a civil penalty assessed pursuant to subsections (c), (i), (l) or (m) of Section 502 of ERISA or a tax imposed by Chapter 43 of Subtitle D of the Code;
(b)    terminate, or permit any ERISA Affiliate to terminate, any Plan in a manner, or take any other action with respect to any Plan, which could result in any liability of the Issuer or any Subsidiary or any ERISA Affiliate to the PBGC;
(c)    fail to make, or permit any ERISA Affiliate to fail to make, after giving effect to any applicable grace period, full payment when due of all amounts which, under the provisions of any Plan, agreement relating thereto or applicable law, the Issuer, a Subsidiary or any ERISA Affiliate is required to pay as contributions thereto;
(d)    fail to satisfy, or allow any ERISA Affiliate to fail to satisfy, the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), in any case whether or not waived, with respect to any Plan; and
(e)    acquire, or permit any ERISA Affiliate to acquire, an interest in any Person that causes such Person to become an ERISA Affiliate with respect to any Subsidiary or with respect to any ERISA Affiliate if such Person sponsors, maintains or contributes to, or at any time in the six-year period immediately preceding such acquisition has sponsored, maintained, or contributed to, (1) any Multiemployer Plan, or (2) any other Plan that is subject to Title IV of ERISA under which the actuarial present value of the benefit liabilities under such Plan exceeds the current value of the assets (computed on a plan termination basis in accordance with Title IV of ERISA and determined as of the end of the most recent plan year) of such Plan allocable to such benefit liabilities.
7.9    Sale or Discount of Receivables. Except for receivables obtained by the Group Members out of the ordinary course of business or the settlement of joint interest billing accounts in the ordinary course of business or discounts granted to settle collection of accounts receivable or the sale of defaulted accounts arising in the ordinary course of business in connection with the compromise or collection thereof and not in connection with any financing transaction, the Issuer will not, and will not permit any other Group Member to, discount or sell (with or without recourse) any of its notes receivable or accounts receivable.
7.10    Mergers, Etc. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, merge into or with or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its Property to any other Person, (whether now owned or hereafter acquired) or liquidate or dissolve (any such transaction, a “consolidation”), except that (a) any Note Party may consolidate with or into the Issuer (provided the Issuer shall be the continuing or surviving entity), xxxvii) any Restricted Subsidiary may consolidate with any Subsidiary of the Issuer which is a Note Party (provided such Subsidiary which is a Note Party shall be the continuing or surviving entity) and xxxviii) any Subsidiary which is not a Note Party may consolidate with any other Subsidiary which is not a Note Party, in each case, so long as no Default or Event of Default has occurred and is continuing or would occur as a result of such consolidation and notice of such consolidation is provided to the Agent five (5) Business Days prior to such consolidation.
7.11    Sale of Properties and Termination of Hedging Transactions. The Issuer will not, and will not permit any Group Member to, sell, assign, farm-out, convey or otherwise transfer any Property except for:
(a)    the sale of Hydrocarbons in the ordinary course of business;
(b)    if no Default or Event of Default has occurred and is continuing, the sale or other Disposition (including any farmout or similar agreement) of Oil and Gas Properties not included in the calculation of the Borrowing Base (which, for avoidance of doubt, includes Oil and Gas Properties not constituting Proved Reserves);
(c)    the sale or transfer of equipment that (i) is no longer necessary for the business of the Issuer or such other Group Member or (1) is replaced by equipment of at least comparable value and use;
(d)    subject to Section 7.10, the sale or other Disposition (including Casualty Events or in connection with any condemnation proceeding) of any Oil and Gas Property constituting Proved Reserves or any interest therein, 100% of the Equity Interests of any Subsidiary owning no other assets or interest other than Oil and Gas Properties constituting Proved Reserves or the Unwind of Swap Agreements; provided that
(i)    not less than 80% of the consideration received in respect of such sale or other Disposition shall be cash (provided that Oil and Gas Properties received as consideration in connection with an asset swap may be deemed to be cash in an amount equal to the Fair Market Value of the Oil and Gas Properties received so long as the aggregate amount of such deemed cash consideration does not to exceed 10% of the Borrowing Base then in effect at the time of such sale or other Disposition),
(ii)    no Default or Event of Default has occurred and is continuing nor would a Default, Event of Default or Borrowing Base Deficiency (after giving effect to any prepayment of the Notes made with the proceeds of such sale or other Disposition) result therefrom, and

(iii)    (other than in respect of Casualty Events) the consideration received in respect of a sale or other Disposition of any Oil and Gas Property, Equity Interest or interest therein shall be equal to or greater than the Fair Market Value of the Oil and Gas Property, Equity Interest or interest therein subject of such sale or other Disposition (as reasonably determined by a Responsible Officer of the Issuer and if requested by the Agent, the Issuer shall deliver a certificate of a Responsible Officer of the Issuer certifying to the foregoing);
(e)    sales and other Dispositions for cash of Properties having a Fair Market Value in aggregate not to exceed $10,000,000;
(f)    (i) transfers of Properties between or among any Note Parties, (ii) transfers of Properties between Subsidiaries of the Issuer that are not Note Parties and (iii) transfers of property from any Group Member to any Note Party; and
(g)    any transaction permitted by Section 7.5.
Notwithstanding the foregoing, the Issuer shall not, and shall not permit any Group Member to, consummate any sale, assignment, farm-out, conveyance or transfer any Property permitted by Section 7.11(b), (d) or (e) if a “Default” or “Event of Default” (each as defined in the First Lien Credit Agreement) has occurred and is continuing at the time of such transaction or would result from such transaction.
7.12    Sale and Leasebacks. The Issuer will not, and will not permit any other Group Member to enter into any arrangement with any Person providing for the leasing by any Group Member of real or personal property that has been or is to be sold or transferred by such Group Member to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of such Group Member.
7.13    Environmental Matters. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, undertake (or allow to be undertaken at any property subject to its control) anything which will subject any such property to any obligation to conduct any investigation or remediation under any applicable Environmental Laws or regarding any Hazardous Material that could reasonably be expected to have a Material Adverse Effect, it being understood that the foregoing will not be deemed to limit (i) any obligation under applicable Environmental Law to disclose any relevant facts, conditions or circumstances to the appropriate Governmental Authority as and to the extent required by any such Environmental Law, (2) any investigation or remediation required to be conducted under applicable Environmental Law, (3) any investigation reasonably requested by a prospective purchaser of any property, provided that such investigation is subject to conditions and limitations (including indemnification and insurance obligations regarding the conduct of such investigation) that are reasonably protective of the Issuer and any Restricted Subsidiary, or (4) any investigation or remediation required pursuant to any lease agreements with the owners of any Properties.
7.14    Transactions with Affiliates. Except for payment of Restricted Payments permitted by Section 7.4, the Issuer will not, and will not permit any other Group Member to, enter into any transaction, including any purchase, sale, lease or exchange of Property or the rendering of any service, with any Affiliate (other than between the Issuer and other Note Parties) unless such transactions are otherwise not prohibited under this Agreement and are upon fair and reasonable terms no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not an Affiliate.

7.15    Subsidiaries. The Issuer shall not, and shall not permit any of its Restricted Subsidiaries to, sell, assign or otherwise Dispose of any Equity Interests in any Group Members except in compliance with Section 7.9. The Issuer shall not, and shall not permit any other Group Member to, have any foreign Subsidiaries (other than those in existence on the Closing Date).
7.16    Negative Pledge Agreements; Dividend Restrictions. The Issuer will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or suffer to exist any contract, agreement or understanding which in any way prohibits or restricts (a) the granting, conveying, creation or imposition of any Lien on any of its Property to secure the Obligations or which (5) requires the consent of other Persons in connection therewith or (6) provides that any such occurrence shall constitute a default or breach of such agreement or (xxxix) the Issuer or any Restricted Subsidiary from (1) paying dividends or making distributions to any Note Party, (2) paying any Indebtedness owed to any Note Party (other than any restrictions imposed on any Note Party making any such payment pursuant to the Note Documents during an Event of Default or pursuant to the terms of any First Lien Loan Documents having the same restrictions as the Note Documents), (3) making loans or advances to, or other Investments in, any Note Party (other than any restrictions imposed on any Note Party making such loan or advance pursuant to the Note Documents during an Event of Default or pursuant to the terms of any First Lien Loan Documents having the same restrictions as the Note Documents) or (4) prepaying or repaying Obligations; provided that (a) the foregoing shall not apply to restrictions and conditions under the Note Documents and (b) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement for purchase money Indebtedness or Finance Lease Obligations permitted by this Agreement if such restrictions or conditions apply only to the Property securing such purchase money Indebtedness or Finance Lease Obligations.
7.17    Swap Agreements.
(a)    The Issuer will not, and will not permit any other Group Member to, enter into any Swap Agreements with any Person other than:
(i)    Swap Agreements with an Approved Counterparty in respect of commodities entered into not for speculative purposes the notional volumes for which (when aggregated with other commodity Swap Agreements then in effect other than Permitted Basis Differential Swaps) do not exceed, as of the date such Swap Agreement is entered into (A) ninety percent (90%) of the reasonably anticipated projected production (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) from Proved Reserves from the Issuer’s and its Restricted Subsidiaries’ Oil and Gas Properties for each month during the period which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately (it being understood that natural gas liquids may be hedged with Swap Agreements for natural gas, in which case any such Swap Agreements for natural gas shall be measured as counting toward the amount notional volumes of natural gas liquids which are permitted to be subject to Swap Agreements hereunder on a BTU equivalent basis), for the period of twenty-four (24) months following the date such Swap Agreement is entered into and (B) ninety percent (90%) of the reasonably anticipated projected production (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement) from the Issuer’s and its Restricted Subsidiaries’ proved, developed, producing Oil and Gas Properties for each month during the period which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately (it being understood that natural gas liquids may be hedged with Swap Agreements for natural gas, in which case any such Swap Agreements for natural gas shall be measured as counting toward the amount notional volumes of natural gas liquids which are permitted to be subject to Swap Agreements hereunder on a BTU equivalent basis) for the period of twenty-five (25) to sixty (60) months following the date such Swap Agreement is entered into; provided that (x) the Issuer may update the projections referenced in Section 7.17(a)(i)(A) and Section 7.17(a)(i)(B) above (as well as Section 7.17(a)(ii)(A) below) by providing the Agent an internal report prepared by or under the supervision of the chief engineer of the Issuer and its other Group Members and any additional informational reasonably requested by the Agent that is, in each case, reasonably satisfactory to the Agent (and shall include new reasonably anticipated Hydrocarbon production from new wells or other production improvements and any dispositions, well shut-ins and other reductions of, or decreases to, production) and (y) any Swap Agreements shall not, in any case, have a tenor of greater than five (5) years; provided further that the foregoing limitations shall not apply to purchased put options or floors for Hydrocarbons that are not related to corresponding calls, collars or swaps and with respect to which any Group Member has no payment obligation other than premiums and charges the total amount of which are fixed and known at the time such transaction is entered into;

(ii)    in connection with a proposed acquisition by the Issuer or its Restricted Subsidiaries of Oil and Gas Properties pursuant to a binding and enforceable purchase and sale agreement and in addition to the Swap Agreements permitted to be entered into pursuant to Section 7.17(a)(i), Swap Agreements with Approved Counterparties in respect of commodities entered into not for speculative purposes; provided that:
(A)    the notional volumes for which (exclusive of puts and floors on volumes already hedged pursuant to other Swap Agreements for which the total amount of obligations thereunder are known and fixed at the time such transaction is entered into and Permitted Basis Differential Swaps) do not exceed, as of the date such Swap Agreement is entered into (as such production is projected in the most recent Reserve Report delivered pursuant to the terms of this Agreement (subject to the terms of the proviso in Section 7.17(a)(i)(x))) and for each month during the period during which such Swap Agreement is in effect fifteen percent (15%) of the reasonably anticipated production from Proved Reserves from the Issuer’s and its Restricted Subsidiaries’ Oil and Gas Properties for each month during the period which such Swap Agreement is in effect for each of crude oil, natural gas and natural gas liquids, calculated separately (it being understood that natural gas liquids may be hedged with Swap Agreements for natural gas in which case any such Swap Agreements for natural gas shall be measured as counting toward the amount notional volumes of natural gas liquids which are permitted to be subject to Swap Agreements hereunder on a BTU equivalent basis) for the period of thirty-six (36) months following the date such Swap Agreement is entered into;
(B)    such Swap Agreements are entered into on or after the date on which the Issuer or any of its Restricted Subsidiaries signs such a binding and enforceable purchase and sale agreement in connection with such proposed acquisition of Oil and Gas Properties;

(C)    such Swap Agreements shall not, in any case, have a tenor of greater than three (3) years; and
(D)    the Issuer shall Unwind such Swap Agreements to the extent necessary to be in compliance with the limitations set forth in Section 7.17(a)(i) on the earliest of (1) the date of consummation of such proposed acquisition of Oil and Gas Properties, (2) the date that is 90 days after the execution of the purchase and sale agreement relating to such acquisition to the extent that such acquisition has not been consummated by such date, and (3) any Note Party knows with reasonable certainty that such acquisition will not be consummated or such purchase and sale agreement is terminated; and
(iii)    Swap Agreements in respect of interest rates with an Approved Counterparty, which effectively convert interest rates from floating to fixed, the notional amounts of which (when aggregated with all other Swap Agreements of the Issuer and its Subsidiaries then in effect effectively converting interest rates from floating to fixed) do not exceed 80% of the then outstanding principal amount of all the Issuer’s Indebtedness for borrowed money which bears interest at a floating rate;
(b)    in no event shall any Swap Agreement contain any requirement, agreement or covenant for any Group Member to post collateral or margin to secure their obligations under such Swap Agreement or to cover market exposures (other than under the Security Instruments);
(c)    Swap Agreements shall only be entered into in the ordinary course of business (and not for speculative purposes);
(d)    no Swap Agreement in respect of commodities shall be terminated, unwound, cancelled or otherwise disposed of except to the extent permitted by Section 7.11; and
(e)    if, after the end of any calendar month, the aggregate volume of all Swap Agreements in respect of commodities for which settlement payments were calculated in such calendar month and the preceding calendar month (other than Permitted Basis Differential Swaps) exceeded, or will exceed, 100% of actual production of crude oil, natural gas and natural gas liquids, calculated separately, in such calendar months, then the Issuer shall terminate, create off-setting positions, allocate volumes to other production the Issuer or any Subsidiary is marketing, or otherwise Unwind existing Swap Agreements such that, at such time, future hedging volumes will not exceed 100% of reasonably anticipated projected production from proved, developed producing Oil and Gas Properties for each of crude oil, natural gas and natural gas liquids, calculated separately, for the then-current and any succeeding calendar months.
7.18    Amendments to Organizational Documents and Material Contracts. The Issuer shall not, and shall not permit any other Group Member to, amend, supplement or otherwise modify (or permit to be amended, supplemented or modified) its Organizational Documents or the First Lien Loan Documents in any material respect that could reasonably be expected to be materially adverse to the interests of the Agent or the Holders without the consent of the Requisite Holders.
7.19    Changes in Fiscal Periods. The Issuer shall not, and shall not permit any other Group Member to have its Fiscal Year end on a date other than December 31 or change the its method of determining Fiscal Quarters.

7.20    Amendments to Senior Debt; Collateral; Borrowing Base.
(a)    The Issuer and Note Parties shall not amend, waive, modify or supplement and shall not consent to any amendment, waiver, modification or supplement to the First Lien Loan Documents (as defined in the Intercreditor Agreement) or incur, create, assume or suffer to exist any First Lien Obligations (as defined in the Intercreditor Agreement), including pursuant to any Permitted Revolver Refinancing, under any First Lien Loan Documents, if the effect thereof would be to (i) modify a covenant, event of default or any other provision in the First Lien Loan Documents in a manner that prohibits or restricts one or more Group Members from making payments of principal, interest or otherwise in respect of the Obligations in a manner that is more restrictive than as permitted under the First Lien Loan Documents as in effect on the Closing Date, (ii) (A) subordinate in right of payment any First Lien Obligations to any other Indebtedness or subordinate the Liens securing First Lien Obligations to any other Lien (other than any DIP Financing Lien as defined in the Intercreditor Agreement) or (B) other than by operation of law, permit any Indebtedness (other than the First Lien Obligations) to be senior in right of payment or senior or pari passu in right of Lien priority to the Obligations (for avoidance of the doubt, the foregoing shall preclude the ‘layering’ of Indebtedness of the type set forth in clause (a) of the definition of Indebtedness that is senior in right of payment, or senior or pari passu in right of Lien priority to the Obligations), (iii) increase the applicable margin or any other component of yield under the ~~under the~~First Lien Loan Documents such that the yield under the First Lien Credit Agreement (excluding increases resulting from the accrual of interest at the default rate) exceeds by more than 300 basis points the yield under the First Lien Credit Agreement on the Closing Date at any Borrowing Base utilization level (for the purpose of making such determination, the LIBO Rate (as defined in the First Lien Credit Agreement on the date hereof) will be calculated in accordance with the then existing First Lien Credit Agreement (it being understood (A) for avoidance of doubt, that fluctuations in the LIBO Rate (as defined in the First Lien Credit Agreement on the date hereof) shall not be included in such determination of yield and (B) arrangement fees, structuring fees, commitment fees, underwriting fees or other fees payable to any lead arranger (or its affiliates) in connection with arranging such amendment, restatement, supplement, modification or Refinancing shall not be included in such determination of yield)), (iv) permit the Borrowing Base to not be subject to a customary scheduled redetermination for a conforming commercial banking borrowing base facility at least once in each eighteen (18) calendar month period, or (v) contravene any provision of the Intercreditor Agreement; and
(b)    Issuer will not, and will not permit any Subsidiary, to grant a Lien on any Property to secure obligations outstanding under the First Lien Credit Facility without substantially contemporaneously granting to the Agent, as security for the Obligations, a second priority Lien on the same property pursuant to the Security Instruments (it being understood that if any Security Instruments need to be executed to grant such Lien they shall be in form and substance reasonably satisfactory to the Requisite Holders; provided that, prior to Discharge of First Lien Non-Excluded Obligations, such documentation when entered into shall be substantially similar to the applicable corresponding First Lien Collateral Document(s)).
    7.21 Anti-Layering. No Note Party will incur or suffer to exist any Indebtedness (other than the Notes or other Obligations) that (a) is secured by Liens that are contractually subordinated to the Liens securing the First Lien Secured Obligations other than Liens that secure Indebtedness on an equal and ratable basis with, and are pari passu or subordinated to the priority of, the Liens securing the Notes and Obligations and is otherwise on substantially identical terms and is otherwise permitted hereunder or (b) has rights with respect to the receipt of proceeds of collateral following the exercise of any rights or remedies that is junior to the rights of holder of the First Lien Secured Obligations as in effect on the date hereof unless such rights of the holders of such Indebtedness are junior in all respects to such rights of the Holders.

ARTICLE VIII.
EVENTS OF DEFAULT; REMEDIES
8.1    Events of Default. One or more of the following events shall constitute an “Event of Default”:
(a)    the Issuer shall fail to pay any principal of, or premium on, any Note when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof, by acceleration or otherwise;
(b)    the Issuer shall fail to pay any interest on any Note or any fee or any other amount (other than an amount referred to in Section 8.1(a)) payable under any Note Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) days;
(c)    any representation or warranty made or deemed made by or on behalf of the Issuer or any other Group Member in or in connection with any Note Document or any amendment or modification of any Note Document or waiver under such Note Document, or in any report, notice, certificate, financial statement or other document furnished pursuant to or in connection with any Note Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
(d)    the Issuer or any other Group Member shall fail to observe or perform any covenant, condition or agreement contained in Section 6.1(j), Section 6.1(s), Section 6.2, Section 6.3 (only with respect to the Issuer’s existence), Section 6.17 or in Article VII;
(e)    the Issuer or any other Group Member shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in Section 8.1(a), Section 8.1(b), Section 8.1(c) or Section 8.1(d)) or any other Note Document, and such failure shall continue unremedied for a period of 30 days after the earlier to occur of (A) notice thereof from the Agent to the Issuer (which notice will be given at the request of any Holder) or (c) a Responsible Officer of the Issuer or such other Group Member otherwise becoming aware of such default;
(f)    the Issuer or any other Group Member shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness (including the First Lien Credit Facility), when and as the same shall become due and payable and such failure continues after the applicable grace or notice period, if any, specified in the relevant document for such Material Indebtedness;
(g)    (i) any other event or condition occurs that results in any Material Indebtedness (other than the Indebtedness under the First Lien Credit Facility) of any Group Member becoming due prior to its scheduled maturity or that enables or permits (after giving effect to any applicable notice periods, if any, and any applicable grace periods) the holder or holders of any such Material Indebtedness or any trustee or agent on its or their behalf to cause any such Material Indebtedness to become due, or to require the Redemption thereof or any offer to Redeem to be made in respect thereof, prior to its scheduled maturity or require the Issuer or any other Group Member to make an offer in respect thereof or (5) any event or condition occurs that results in any Indebtedness under the First Lien Credit Facility becoming due prior to its scheduled maturity or subject to a mandatory prepayment to be made in respect thereof, prior to its scheduled maturity; provided, however that this clause (g)(ii) shall not apply to Indebtedness under the First Lien Credit Facility that becomes due as a result of (x) any Borrowing Base

Deficiency or (y) the sale, transfer or other disposition of property or assets securing such Indebtedness permitted under the terms thereof;
(h)    an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Group Member, or its or their debts, or of a substantial part of its or their assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (6) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any other Group Member or for a substantial part of its or their assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;
(i)    the Issuer or any other Group Member shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (7) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in Section 8.1(h), (8) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Issuer or any other Group Member or for a substantial part of its or their assets, (9) file an answer admitting the material allegations of a petition filed against it or them in any such proceeding, (10) make a general assignment for the benefit of creditors, (11) take any action for the purpose of effecting any of the foregoing; or any partner, or stockholder of the Issuer shall make any request or take any action for the purpose of calling a meeting of the partners or stockholders, as applicable, of the Issuer to consider a resolution to dissolve and wind up the Issuer’s affairs or (12) become unable, admit in writing its inability or fail generally to pay its debts as they become due;
(j)    (i) one or more judgments for the payment of money in an aggregate amount in excess of $10,000,000 (to the extent not covered by independent third party insurance as to which the insurer does not dispute coverage and is not subject to an insolvency proceeding) or (13) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, shall be rendered against any Group Member or any combination thereof and the same shall remain undischarged for a period of sixty (60) consecutive days during which execution shall not be effectively stayed;
(k)    the Note Documents after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with their terms against the Issuer or a Note Party that is a party thereto or shall be repudiated by any of them, or cease to create a valid and perfected Lien of the priority required thereby on any Collateral purported to be covered thereby, except to the extent permitted by the terms of this Agreement, or the Issuer or any other Note Party or any of their Affiliates shall so state or assert in writing; or
(l)    a Change in Control shall occur.
8.2    Remedies.
(a)    In the case of an Event of Default other than one described in Section 8.1(h) or Section 8.1(i), at any time thereafter during the continuance of such Event of Default, the Agent may (acting at the request of the Requisite Holders), and at the request of the Requisite Holders, shall, by notice to the Issuer, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (14) declare the Notes then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Notes so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Issuer and the other Note Parties accrued hereunder and under the Notes and the other Note Documents, shall become due and payable immediately, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Issuer and the other Note Parties; and in case of an Event of Default described in Section 8.1(h) or Section (i), the Commitments shall automatically terminate and the Notes and the principal of the Notes then outstanding, together with accrued interest thereon and all fees and the other obligations of the Issuer and the other Note Parties accrued hereunder and under the Notes and the other Note Documents, shall automatically and immediately become due and payable, without presentment, demand, protest, notice of intent to accelerate, notice of acceleration or other notice of any kind, all of which are hereby waived by the Issuer and the other Note Parties. In the case of the occurrence of an Event of Default, the Agent and the Holders will have all other rights and remedies available at law and equity.
(b)    All proceeds realized from the liquidation or other disposition of Collateral or otherwise received after maturity of the Notes, whether by acceleration or otherwise, shall be applied:
(i)    first, to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Agent in its capacity as such (including any costs and expenses related to foreclosure or realization upon, or protecting, Collateral);
(ii)    second, pro rata to payment or reimbursement of that portion of the Obligations constituting fees, expenses and indemnities payable to the Holders and the other Indemnitees under Section 10.3;
(iii)    third, pro rata to payment of accrued Interest (including interest at the Default Rate, if any) on the Notes;
(iv)    fourth, pro rata to pay the Make-Whole Amount, Repayment Fee or other amount due and payable pursuant to Section 2.12(g), if any, on the Notes (including, for the avoidance of doubt, any Make-Whole Amount, any Repayment Fee or other amount due and payable pursuant to Section 2.12(g) resulting from the prepayment of principal under clause fifth below);
(v)    fifth, pro rata to payment of principal outstanding on the Notes which have not yet been reimbursed by or on behalf of the Issuer at such time;
(vi)    sixth, pro rata to any other Obligations; and
(vii)    seventh, any excess, after all of the Obligations shall have been indefeasibly paid in full in cash, shall be paid to the Issuer or as otherwise required by any Governmental Requirement.
Without limiting the generality of the foregoing, it is understood and agreed that if the Obligations are accelerated or otherwise become due prior to the Maturity Date, in each case, in respect of any Event of Default (including, but not limited to, upon the occurrence of a bankruptcy or insolvency event (including the acceleration of claims by operation of law)), the Make-Whole Amount with respect to an optional prepayment of the Notes will also be due and payable as though the Notes were optionally prepaid and shall constitute part of the Obligations, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any premium payable above shall be presumed to be the liquidated damages sustained by each Holder as the result of the early prepayment and the Issuer agrees that it is reasonable under the circumstances currently existing. The premium shall also be payable in the event the Loans are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other means. THE ISSUER EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE FOREGOING PREMIUM IN CONNECTION WITH ANY SUCH ACCELERATION. The Issuer expressly agrees (to the fullest extent it may lawfully do so) that: (A) the premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Issuer giving specific consideration in this transaction for such agreement to pay the premium; and (D) the Issuer shall be estopped hereafter from claiming differently than as agreed to in this paragraph. The Issuer expressly acknowledges that its agreement to pay the premium to the Holders as herein described is a material inducement to Holders to purchase the Notes.
ARTICLE IX.
AGENT
9.1    Appointment of Agent. U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association) is hereby appointed Agent hereunder and under the other Note Documents and each Holder hereby authorizes U.S. Bank Trust Company, National Association (as successor-in-interest to U.S. Bank National Association), in such capacity, to act as its agent (including as collateral agent) in accordance with the terms hereof and the other Note Documents. Agent hereby agrees to act upon the express conditions contained herein and the other Note Documents, as applicable. The provisions of this Section 9.1 are solely for the benefit of Agent and the Holders and no Note Party shall have any rights as a primary or third party beneficiary of any of the provisions thereof, except as expressly set forth herein. In performing its functions and duties hereunder, Agent shall act solely as an agent of the Holders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Note Party or any Affiliate thereof.
9.2    Powers and Duties. Each Holder irrevocably authorizes Agent to take such action on such Holder’s behalf and to exercise such powers, rights and remedies and perform such duties hereunder and under the other Note Documents as are specifically delegated or granted to Agent by the terms hereof and thereof, together with such actions, powers, rights and remedies as are reasonably incidental thereto. Agent shall have only those duties and responsibilities that are expressly specified herein and the other Note Documents. Without limiting the generality of the foregoing, Agent shall not have or be deemed to have, by reason hereof or any of the other Note Documents, a fiduciary relationship in respect of any Holder; and nothing herein or any of the other Note Documents, expressed or implied, is intended to or shall be so construed as to impose upon Agent any obligations in respect hereof or any of the other Note Documents except as expressly set forth herein or therein.
9.3    General Immunity.
(a)    No Responsibility for Certain Matters. Agent shall not be responsible to any Holder for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Note Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by Agent to the Holders or by or on behalf of any Note Party to Agent or any Holder in connection with the Note Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Note Party or any other Person liable for the payment of any Obligations, nor shall Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Note Documents or as to the use of the proceeds of the Notes or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Agent shall not be responsible for the satisfaction of any condition set forth in 0 or elsewhere in any Note Document, other than to confirm receipt of items expressly required to be delivered to Agent. Agent will not be required to take any action that is contrary to applicable law or any provision of this Agreement or any Note Document. Anything contained herein to the contrary notwithstanding, Agent shall not have any liability arising from confirmations of the amount of outstanding Notes or the component amounts thereof.
(b)    Exculpatory Provisions. Subject to clause (b)(ii) hereof further limiting the liability of Agent, neither Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Holders for any action taken or omitted by Agent under or in connection with any of the Note Documents, except to the extent caused by Agent’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final, nonappealable order. Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Note Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder, except powers and authority expressly contemplated hereby or thereby, unless and until Agent shall have received written instructions in respect thereof from Requisite Holders (or the Holders as may be required to give such instructions under Section 10.6) or in accordance with the applicable Security Instrument, and, upon receipt of such instructions from Requisite Holders (or the Holders, as the case may be), or in accordance with the other applicable Security Instrument, as the case may be, Agent shall act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected and free from liability in relying on opinions and judgments of attorneys (who may be attorneys for the Note Parties), accountants, experts and other professional advisors selected by it; and (15) no Holder shall have any right of action whatsoever against Agent as a result of Agent acting or (where so instructed) refraining from acting hereunder or any of the other Note Documents in accordance with the instructions of Requisite Holders (or the Holders as may be required to give such instructions under Section 10.6) or in accordance with the applicable Security Instrument. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Note Document unless Agent shall first receive such advice or concurrence of the Holders (as required by this Agreement) and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Holders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Note Document in accordance with a request or consent of the Requisite Holders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Holders. No provision of this Agreement or any other Note Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby shall require Agent to: (i) expend or risk its own funds or provide indemnities in the performance of any of its duties hereunder or the exercise of any of its rights or power or (ii) otherwise incur any financial liability in the performance of its duties or the exercise of any of its rights or powers. Agent shall not be responsible for (i) perfecting, maintaining, monitoring, preserving or protecting the security interest or lien granted under this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, (ii) the filing, re-filing, recording, re- recording or continuing of any document, financing statement, mortgage, assignment, notice, instrument of further assurance or other instrument in any public office at any time or times, or (iii) providing, maintaining, monitoring or preserving insurance on or the payment of taxes with respect to any of the Collateral. The actions described in items (i) through (iii) of the immediately preceding sentence shall be the responsibility of the Holders and the Note Parties. Agent shall not be required to qualify in any jurisdiction in which it is not presently qualified to perform its obligations as Agent. Agent has accepted and is bound by the Note Documents executed by Agent as of the date of this Agreement and, as directed in writing by the Requisite Holders, Agent shall execute additional Note Documents delivered to it after the date of this Agreement; provided, however, that such additional Note Documents do not adversely affect the rights, privileges, benefits and immunities of Agent. Agent will not otherwise be bound by, or be held obligated by, the provisions of any loan agreement, indenture or other agreement governing the Obligations (other than this Agreement and the other Note Documents to which such Agent is a party). No written direction given to Agent by the Requisite Holders or any Note Party that in the sole judgment of Agent imposes, purports to impose or might reasonably be expected to impose upon Agent any obligation or liability not set forth in or arising under this Agreement and the other Note Documents will be binding upon Agent unless Agent elects, at its sole option, to accept such direction. Agent shall not be responsible or liable for any failure or delay in the performance of its obligations under this Agreement or the other Note Documents arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; terrorism; wars and other military disturbances; sabotage; epidemics; riots; business interruptions; loss or malfunctions of utilities, computer (hardware or software) or communication services; accidents; labor disputes; acts of civil or military authority and governmental action. Beyond the exercise of reasonable care in the custody of the Collateral in the possession or control of the Agent or its bailee, Agent will not have any duty as to any other Collateral or any income thereon or as to preservation of rights against prior parties or any other rights pertaining thereto. Agent will be deemed to have exercised reasonable care in the custody of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which it accords its own property, and Agent will not be liable or responsible for any loss or diminution in the value of any of the Collateral by reason of the act or omission of any carrier, forwarding agency or other agent or bailee selected by Agent in good faith. Agent will not be responsible for the existence, genuineness or value of any of the Collateral or for the validity, perfection, priority or enforceability of the Liens in any of the Collateral, whether impaired by operation of law or by reason of any action or omission to act on its part hereunder, except to the extent such action or omission constitutes gross negligence or willful misconduct on the part of Agent, as determined by a court of competent jurisdiction in a final, nonappealable order, for the validity or sufficiency of the Collateral or any agreement or assignment contained therein, for the validity of the title of any grantor to the Collateral, for insuring the Collateral or for the payment of taxes, charges, assessments or Liens upon the Collateral or otherwise as to the maintenance of the Collateral. Agent hereby disclaims any representation or warranty to the present and future holders of the Obligations concerning the perfection of the Liens granted hereunder or in the value of any of the Collateral. In the event that Agent is required to acquire title to an asset for any reason, or take any managerial action of any kind in regard thereto, in order to carry out any fiduciary or trust obligation for the benefit of another, which in Agent’s sole discretion may cause Agent to be considered an “owner or operator” under any environmental laws or otherwise cause Agent to incur, or be exposed to, any environmental liability or any liability under any other federal, state or local law, Agent reserves the right, instead of taking such action, either to resign as Agent or to arrange for the transfer of the title or control of the asset to a court appointed receiver. Agent will not be liable to any person for any environmental liability or any environmental claims or contribution actions under any federal, state or local law, rule or regulation by reason of Agent’s actions and conduct as authorized, empowered and directed hereunder or relating to any kind of discharge or Release or threatened discharge or Release of any Hazardous Materials into the environment. Each Holder authorizes and directs Agent to enter into this Agreement and the other Note Documents to which it is a party. Each Holder agrees that any action taken by Agent or Requisite Holders in accordance with the terms of this Agreement or the other Note Documents and the exercise by Agent or Requisite Holders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Holders. The Agent shall not have any liability for any interest rate published by any publication that is the source for determining the interest rate of the Notes, including but not limited to the SOFR Administrator or the Term SOFR Administrator, or for any rates published on any publicly available source, including without limitation the websites of the SOFR Administrator or the Term SOFR Administrator, or in any of the foregoing cases for any delay, error or inaccuracy in the publication of any such rates, or for any subsequent correction or adjustment thereto.
(c)    Notice of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to Events of Default in the payment of principal, interest and fees required to be paid to Agent for the account of the Holders, unless Agent shall have received written notice from a Holder or the Issuer in accordance with the notice requirements of Section 10.1 herein referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” Agent will notify the Holders of its receipt of any such notice, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of the Holders.
(d)    Exculpation of the Placement Agent.
(i)    The Holders acknowledge that the Placement Agents have not made any representations and warranties with respect to the Issuer or the investment contemplated by this Agreement, and the Holders will not rely on any statements made by the Placement Agents, orally or in writing, to the contrary.
(ii)    The Holders acknowledge that they have negotiated the investment contemplated by this Agreement directly with the Issuer, and the Placement Agents will not be responsible for the ultimate success of any such investment.
(iii)    In light of the Holders’ representations and warranties set forth in Article V of this Agreement and the foregoing, to the fullest extent permitted by law, the Holders release the Placement agents and their respective employees, officers and affiliates from any liability with respect to the Holders’ participation, or proposed participation, in the investment contemplated by this Agreement. This Section 9.3(d) shall survive any termination of this Agreement. The Placement Agents have introduced the Holders to the Issuer in reliance on the Holders’ understanding and agreement to this Section 9.3(d).
9.4    The Holders’ Representations, Warranties and Acknowledgment.
(a)    Each Holder represents and warrants to Agent that it has made its own independent investigation of the financial condition and affairs of each Note Party, without reliance upon Agent or any other Holder and based on such documents and information as it has deemed appropriate, in connection with Note Purchases hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of each Note Party. Agent shall not have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Holders or to provide any Holder with any credit or other information with respect thereto, whether coming into its possession before the purchase of the Notes or at any time or times thereafter, and Agent shall not have any responsibility with respect to the accuracy of or the completeness of any information provided to the Holders.
(b)    Each Holder, by delivering its signature page to this Agreement or a joinder agreement and funding its Note, shall be deemed to have acknowledged receipt of, and consented to and approved, each Note Document and each other document required to be approved by Agent, Requisite Holders or the Holders, as applicable.
9.5    Successor Agent.
(a)    Subject to the appointment and acceptance of a successor Agent as provided in this Section 9.5, the Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Requisite Holders, and the Issuer. Agent may be removed as Agent at the request of the Requisite Holders. Upon any such notice of resignation or removal, Requisite Holders shall have the right (in consultation with the Issuer unless an Event of Default shall have occurred and is continuing), to appoint a successor Agent. If no successor shall have been so appointed by the Requisite Holders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent’s resignation shall nevertheless thereupon become effective and the Requisite Holders shall perform all of the duties of Agent, as applicable, hereunder until such time, if any, as the Requisite Holders appoint a successor Agent as provided for above. In such case, the Requisite Holders shall appoint one Person to act as Agent for purposes of any communications with the Issuer, and until the Issuer shall have been notified in writing of such Person and such Person’s notice address as provided for in Section 10.1, the Issuer shall be entitled to give and receive communications to/from the resigning Agent. Upon the acceptance of any appointment as Agent hereunder by a successor Agent and the payment of the outstanding fees and expenses of the resigning or removed Agent, that successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and the retiring or removed Agent shall promptly (i) transfer to such successor Agent all sums and other items of Collateral held under the Security Instruments, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Agent under the Note Documents, and (4) execute and deliver to such successor Agent such amendments to financing statements, and take such other actions, as may be reasonably requested in connection with the assignment to such successor Agent of the security interests created under the Security Instruments (the reasonable out-of-pocket expenses of which shall be borne by the Issuer), whereupon such retiring or removed Agent shall be discharged from its duties and obligations hereunder. After any retiring Agent’s resignation or any Agent’s removal hereunder as Agent, the provisions of this Section 9.5 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent hereunder.
(b)    Delegation of Duties. Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Note Document by or through any one or more sub-agents appointed by Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. Agent shall not be responsible for the acts or omissions of its sub-agents so long as they are appointed with due care. The exculpatory, indemnification and other provisions of Section 9.3 shall apply to any Affiliates of Agent and shall apply to their respective activities in connection with the syndication of the Notes issued hereby. All of the rights, benefits and privileges (including the exculpatory and indemnification provisions) of Section 9.3 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent.
9.6    Security Instruments.
(a)    Agent under Security Instruments; Releases. Each Holder and other Secured Party hereby irrevocably authorizes the Agent, on behalf of and for the benefit of the Holders and the other Secured Parties, to be the agent for and representative of the Holders and the other Secured Parties with respect to the Security Instruments and to enter into such other agreements with respect to the Collateral (including intercreditor agreements) as it may deem necessary with the consent of the Requisite Holders. The Agent is expressly authorized to execute any documents or instruments or take other actions necessary to (i) release any Lien (x) encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby (including, without limitation, any collateral owned by a Restricted Subsidiary that is redesignated as an Unrestricted Subsidiary in accordance with Section 6.17) or (y) with respect to which release the Requisite Holders (or the Holders as may be required to give such consent under Section 10.6) have consented to, or (ii) release any Guarantor from the guarantee pursuant to the Guarantee and Collateral Agreement with respect to (x) any Person that no longer constitutes a Subsidiary as a result of a transaction permitted hereby or (y) which release the Requisite Holders (or such other Holders as may be required to give such consent under Section 10.6) have consented to.
(b)    Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Note Documents to the contrary notwithstanding, the Issuer, Agent and each Holder hereby agree that (i) no Holder shall have any right individually to realize upon any of the Collateral or to enforce any guaranty or exercise any other remedy provided under the Note Documents (other than the right of set-off), it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Agent (acting at the written direction of the Requisite Holders), on behalf of the Holders in accordance with the terms hereof and all powers, rights and remedies under this Agreement and the Security Instruments may be exercised solely by Agent (acting at the written direction of the Requisite Holders), and (5) in the event of a foreclosure by Agent on any of the Collateral pursuant to a public or private sale, Agent or its nominee may be the purchaser of any or all of such Collateral at any such sale and Agent, as agent for and representative of the Holders (but not any Holder or the Holders in its or their respective individual capacities unless the Requisite Holders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations arising under the Note Documents as a credit on account of the purchase price for any collateral payable by Agent at such sale.
9.7    Posting of Approved Electronic Communications.
(a)    Delivery of Communications. Each Note Party hereby agree, unless directed otherwise by Agent or unless the electronic mail address referred to below has not been provided by Agent to such Person, that it will provide to Agent all information, documents and other materials that it is obligated to furnish to Agent or to the Holders pursuant to the Note Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) is or relates to a Note Purchase Notice, (6) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (7) provides notice of any Default or Event of Default under this Agreement or any other Note Document, or (8) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any

Note or other Note Purchase hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Issuer and Agent to an electronic mail address as directed by Agent. In addition, each Note Party agrees to continue to provide the Communications to Agent or the Holders, as the case may be, in the manner specified in the Note Documents.
(b)    No Prejudice to Notice Rights. Nothing herein shall prejudice the right of Agent or any Holder to give any notice or other communication pursuant to any Note Document in any other manner specified in such Note Document.
9.8    Proofs of Claim. The Holders and each Note Party hereby agree that after the occurrence of an Event of Default pursuant to Sections 8.1(h) or (i), in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Note Party, Agent (irrespective of whether the principal of any Note shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Agent shall have made any demand on any Note Party) shall be entitled and empowered, by intervention in such proceeding or otherwise:
(a)    to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Notes and any other Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Holders, Agent and other agents (including any claim for the reasonable compensation, expenses, disbursements and advances of the Holders, Agent and other agents and their agents and counsel and all other amounts due the Holders, Agent and other agents hereunder) allowed in such judicial proceeding; and
(b)    to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, interim trustee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Holder to make such payments to Agent and, in the event that Agent shall consent to the making of such payments directly to the Holders, to pay to Agent any amount due for the compensation, expenses, disbursements and advances of Agent and its agents and counsel, and any other amounts due Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Agent to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Holders or to authorize Agent to vote in respect of the claim of any Holder in any such proceeding. Further, nothing contained in this Section 9.8 shall affect or preclude the ability of any Holder to (i) file and prove such a claim in the event that Agent has not acted within ten (10) days prior to any applicable bar date and (9) require an amendment of the proof of claim to accurately reflect such Holder’s outstanding Obligations.
9.9    Intercreditor Agreement. Each Holder (and each Person that becomes a Holder hereunder pursuant to Section 10.7) hereby authorizes the Agent to enter into, join or otherwise become party to the Intercreditor Agreement on behalf of such Holder, in each case, as needed to effectuate the transactions permitted by this Agreement and agrees that the Agent may take such actions on its behalf as is contemplated by the terms of Intercreditor Agreement. Without limiting the provisions of Sections 9.2 10.2 and 10.3, each Holder hereby consents to the Agent and any successor serving in such capacity and agrees not to assert any claim (including as a result of any conflict of interest) against the Agent, or any such successor, arising from the role of the Agent or such successor under the Note Documents or any such intercreditor agreement so long as it is either acting in accordance with the terms of such documents and otherwise has not engaged in gross negligence or willful misconduct (as determined in a final and non-appealable judgment by a court of competent jurisdiction). In addition, the Agent, or any such successor, shall be authorized, with the consent of the Requisite Holders, to execute or to enter into amendments of, and amendments and restatements of, the Security Instruments, the Intercreditor Agreement and any additional and replacement intercreditor agreements, as is contemplated by the terms of the Intercreditor Agreement.
ARTICLE X.
MISCELLANEOUS
10.1    Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Note Party or the Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Note Document, and in the case of any Holder, the address as indicated on Appendix B or otherwise indicated to Agent in writing. Each notice hereunder shall be in writing and may be personally served, sent by telefacsimile, electronic transmission or United States certified or registered mail or courier service and shall be deemed to have been given when delivered and signed for against receipt thereof, or upon confirmed receipt of telefacsimile or electronic transmission (which confirmation shall be made by telephone call by the sender to the Agent; confirmation by electronic messaging shall not be deemed to be confirmation of receipt). All notices, approvals, consents, requests and any communications hereunder must be in writing, in English (provided that any such communication sent to the Agent hereunder must be delivered by electronic mail (if in the Agent’s discretion), or in the form of a document that is signed manually or by way of a digital signature provided by DocuSign (or such other digital signature provider as specified in writing to the Agent by the authorized representative). The Issuer agrees to assume all risks arising out of the use of using digital signatures and electronic methods to submit communications to Agent, including without limitation the risk of Agent acting on unauthorized instructions, and the risk of interception and misuse by third parties.
10.2    Expenses. Each Note Party shall pay (i) all reasonable and documented out-of-pocket expenses incurred by the Agent, the Holders and their Affiliates, including, without limitation, the reasonable and documented fees, charges and disbursements of one firm of counsel to the Holders and an additional firm of counsel to the Agent and other outside consultants for the Agent and the Holders, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, and the cost of environmental audits and surveys and appraisals, in connection with the issuance of the Notes provided for herein, the preparation, negotiation, execution, delivery and administration (both before and after the execution hereof and including advice of counsel to the Agent and the Holders as to the rights and duties of the Agent and the Holder with respect thereto) of this Agreement and the other Note Documents and any amendments, modifications or waivers of or consents related to the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (10) all costs, expenses and Other Taxes incurred by the Agent or any Holder in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any Security Instrument or any other document referred to therein and (11) all out-of-pocket expenses incurred by the Agent or any Holder, including the fees, charges and disbursements of counsel in connection with the enforcement or protection of its rights in connection with this Agreement or any other Note Document, including its rights under this Section 10.2, or in connection with the Notes issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Notes.

10.3    Indemnity(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not any or all of the transactions contemplated hereby shall be consummated, each Note Party agrees to defend (provided that counsel shall be limited to (x) one (1) counsel to such Indemnitees, taken as a whole, one (1) local counsel in each relevant jurisdiction and one (1) regulatory counsel to all such Indemnitees with respect to a relevant regulatory matter, taken as a whole, (y), solely in the event of a conflict of interest, one (1) additional counsel (and, if necessary, one (1) regulatory counsel and one (1) local counsel in each relevant jurisdiction or for each matter)), indemnify, pay and hold harmless, Agent and each Holder, their Affiliates and its and their respective officers, members, shareholders, partners, directors, trustees, employees, advisors (including attorneys, accountants and experts), representatives and agents and each of their respective successors and assigns and each Person who controls any of the foregoing (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, IN ALL CASES, WHETHER OR NOT CAUSED BY OR ARISING, IN WHOLE OR IN PART, OUT OF THE COMPARATIVE, CONTRIBUTORY, OR SOLE NEGLIGENCE OF SUCH INDEMNITEE; provided, no Note Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities if such Indemnified Liabilities arise from the gross negligence, willful misconduct or bad faith of that Indemnitee as determined by a court of competent jurisdiction in a final, nonappealable order, provided that each Note Party shall not indemnify any Indemnitee for (i) claims among the Holders and Agent or between the Holders and their related parties to the extent not related to a breach of an obligation of a Note Party or (ii) losses, claims, damages, liabilities or related expenses that are determined by a court of competent jurisdiction by final and nonappealable judgment to be a direct result of a breach of this Agreement by an Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Note Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
(b)    To the extent permitted by applicable law, no party hereto and no Note Party shall assert, and each party hereto and each Note Party hereby waives, releases and agrees not to sue upon any claim against any other party hereto and any Indemnitee, on any theory of liability, for special, indirect, exemplary, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, as a result of, or in any way related to, this Agreement, any Note Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Note or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and each party hereto and each Note Party hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
(c)    Each Note Party hereby acknowledges and agrees that an Indemnitee may now or in the future have certain rights to indemnification provided by other sources (“Other Sources”). Each Note Party hereby agrees that (i) it is the indemnitor of first resort (i.e., its obligations to the Indemnitees are primary and any obligation of the Other Sources to provide indemnification for the same Indemnified Liabilities are secondary to any such obligation of the Note Party), (ii) that it shall be liable for the full amount of all Indemnified Liabilities, without regard to any rights the Indemnitees may have against the Other Sources, and (iii) it irrevocably waives, relinquishes and releases the Other Sources and the Indemnitees from any and all claims (A) against the Other Sources for contribution, indemnification, subrogation or any other recovery of any kind in respect thereof and (B) that an Indemnitee must seek expense advancement or reimbursement, or indemnification, from the Other Sources before the Note Party must perform its obligations hereunder. No advancement or payment by the Other Sources on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from a Note Party shall affect the foregoing. The Other Sources shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery which the Indemnitee would have had against a Note Party if the Other Sources had not advanced or paid any amount to or on behalf of the Indemnitee.
10.4    Set Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Holder and its/their respective Affiliates is hereby authorized by each Note Party at any time or from time to time subject to the consent of Agent (such consent to be given or withheld at the written direction of the Requisite Holders), without notice to any Note Party or to any other Person (other than Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts (in whatever currency)) and any other Indebtedness at any time held or owing by such Holder to or for the credit or the account of any Note Party (in whatever currency) against and on account of the obligations and liabilities of any Note Party to such Holder hereunder, and under the other Note Documents, including all claims of any nature or description arising out of or connected hereto or any other Note Document, irrespective of whether or not (a) such Holder shall have made any demand hereunder, xl) the principal of or the interest on the Notes or any other amounts due hereunder shall have become due and payable pursuant to Article II and although such obligations and liabilities, or any of them, may be contingent or unmatured, or xli) such obligation or liability is owed to a branch or office of such Holder different from the branch or office holding such deposit or obligation or such Indebtedness.
10.5    Sharing of Payments by the Holders. If any Holder shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest in any of its Notes or other Obligations hereunder resulting in such Holder receiving payment of a proportion of the aggregate amount of its Notes and accrued interest thereon or other such obligations greater than its pro rata share thereof as provided herein, then the Holder receiving such greater proportion shall (a) notify Agent of such fact, and xlii) purchase (for Cash at face value) participations in the Notes and other Obligations of the Holders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Holders ratably in accordance with the aggregate amount of principal and accrued interest on their respective Notes and other amounts owing them; provided that:
(i)    if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and
(ii)    the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Issuer pursuant to and in accordance with the express terms of this Agreement, or (a) any payment obtained by a Holder as consideration for the assignment of or sale of a participation in any of its Notes or Obligations to any assignee or participant, other than to the Issuer or any Restricted Subsidiary thereof (as to which the provisions of this paragraph shall apply).
The Issuer consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Holder acquiring a participation pursuant to the foregoing arrangements may exercise against the Issuer rights of setoff and counterclaim with respect to such participation as fully as if such Holder were a direct creditor of the Issuer in the amount of such participation.

10.6    Amendments and Waivers.
(a)    Requisite Holders’ Consent. Subject to Sections 10.6(b) and 10.6(c), no amendment, modification, termination or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall in any event be effective without the written concurrence of (i) in the case of this Agreement, the Issuer, Agent and the Requisite Holders or (1) in the case of any other Note Document, the Issuer and Agent with the consent of the Requisite Holders.
(b)    Affected Holders’ Consent. Without the written consent of each Holder that would be affected thereby, no amendment, modification, or consent shall be effective if the effect thereof would:
(i)    extend the scheduled final maturity of any Note of such Holder;
(ii)    waive, reduce or postpone any scheduled repayment due such Holder (but not prepayment);
(iii)    reduce the rate of interest on any Note of such Holder (other than in connection with Section 2.15) or reduce any fee payable hereunder;
(iv)    increase the Commitment of such Holder;
(v)    extend the time for payment of any such interest or fees to such Holder;
(vi)    reduce the principal amount of any Note;
(vii)    release (A) the Liens securing all or substantially all of the Collateral (including as a result of releasing Guarantors) or (a) all or substantially all of the Guarantors from the Guarantee and Collateral Agreement;
(viii)    amend, modify, terminate or waive any provision of Sections 2.11, 2.12(f), 2.12(g), 2.13, 10.5, or Section 10.6(b); or
(ix)    amend the definition of “Material Subsidiary”, “Subsidiary”, “Requisite Holders” or “Pro Rata Share”.
(c)    Other Consents. No amendment, modification, termination, or waiver of any provision of the Note Documents, or consent to any departure by any Note Party therefrom, shall amend, modify, terminate or waive any provision of Article IX as the same applies to Agent or any Indemnitee Agent Party, or any other provision hereof as the same applies to the rights or obligations of Agent, in each case without the consent of Agent or any Indemnitee Agent Party.
(d)    Execution of Amendments, etc. Agent shall, at the direction of the Holders, execute amendments, modifications, waivers or consents on behalf of the Holders. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Note Party shall entitle any Note Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.6(d) shall be binding upon each Holder at the time outstanding, each future Holder and, if signed by a Note Party, on such Note Party. Agent will deliver executed or true and correct copies of each amendment, modification, waiver, or consent effected pursuant to this Section 10.6 to each

Holder promptly following the date on which it is executed and delivered, or receives the consent or approval of the requisite percentage of the Holders applicable thereto.
(e)    Note Parties. Except as permitted or required under Sections 2.9 or 2.10, no Note Party will, and Issuer will not permit any of its Subsidiaries or any of the Note Parties to, directly or indirectly, offer to purchase, prepay, redeem or otherwise acquire any outstanding Notes.
(f)    Amendment Consideration. None of Issuer or any of its Affiliates or any other party to any Note Documents, directly or indirectly, will pay or cause to be paid any remuneration, directly or indirectly, or grant any security as an inducement for, any proposed amendment or waiver of any of the provisions of this Agreement or any of the other Note Documents unless each Holder of the Notes (irrespective of the kind and amount of Notes then owned by it) shall be informed thereof by Issuer and, if such Holder is entitled to the benefit of any such provision proposed to be amended or waived, shall be afforded the opportunity of considering the same, shall be supplied by Issuer and any other party hereto with sufficient information to enable it to make an informed decision with respect thereto and shall paid such remuneration and granted such security on the same terms. For the avoidance of doubt, nothing in this Section 10.6(f) is intended to restrict or limit the amendment requirements otherwise set forth herein.
(g)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 10.6 or any other Note Document by a Holder that has transferred or has agreed to transfer its Note to any Person in connection with, or in anticipation of, such Person acquiring, making a tender offer for or merging with the Issuer, any Note Party and/or any of their Affiliates, shall be void and of no force or effect except solely as to such Holder, and any amendments, modifications or terminations effected or waivers or consents granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of the Holders that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such Holder.
10.7    Successors and Assigns; Assignments.
(a)    Successors and Assigns. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of the Holders. No Note Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any such Person without the prior written consent of all the Holders (and any attempted assignment or transfer by any such Person without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of Agent and the Holders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Assignments. Any Holder may at any time sell, assign or otherwise transfer to one or more Eligible Assignees any Notes and all or any portion of its rights and obligations under this Agreement (including, without limitation, all or a portion of its Commitments and the Notes held by it).
(c)    Mechanics. The assigning Holder and the assignee thereof shall execute and deliver to Agent an Assignment Agreement, together with (i) a $3,500 processing and recordation fee payable to Agent for its own account (other than in the case of an assignment from a Holder to its Affiliate or a Related Fund) and (2) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Agent pursuant to Section 2.14(e).
(d)    Notice of Assignment. Upon its receipt and acceptance of a duly executed and completed Assignment Agreement, any forms, certificates or other evidence required by this Agreement in connection therewith, Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to the Issuer and shall maintain a copy of such Assignment Agreement.
(e)    Representations and Warranties of Assignee. Each Holder upon executing and delivering an Assignment Agreement, represents and warrants as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it has experience and expertise in the making of or investing in notes; and (3) it will make or invest in, as the case may be, its Notes for its own account in the ordinary course of its business and without a view to distribution of such Notes within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.7(e), the disposition of Notes or any interests therein shall at all times remain within its exclusive control). In addition, each Holder becoming party hereto after the Closing Date, upon executing and delivering an Assignment Agreement, shall be deemed to have made the representations and warranties contained in Article V as of the applicable Effective Date (as defined in the applicable Assignment Agreement).
(f)    Effect of Assignment. Subject to the terms and conditions of this Section 10.7(f), as of the “Effective Date” specified in the applicable Assignment Agreement and recordation in the Register: (i) the assignee thereunder shall have the rights and obligations of a “Holder” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Holder” for all purposes hereof; (4) the assigning Holder thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Holder’s rights and obligations hereunder, such Holder shall cease to be a party hereto; provided, anything contained in any of the Note Documents to the contrary notwithstanding such assigning Holder shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Holder as a Holder hereunder); and (5) if any such assignment occurs after the issuance of any Note hereunder, the assigning Holder shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Note to Agent for cancellation, and thereupon the Issuer shall issue and deliver a new Note, if so requested by the assignee and/or assigning Holder, to such assignee and/or to such assigning Holder, with appropriate insertions, to reflect the outstanding principal balance under the Notes of the assignee and/or the assigning Holder. Notes shall not be transferred in denominations of less than $100,000 (unless transferred by any Holder to an Affiliate and/or a Related Fund of such Holder), provided, that if necessary to enable the registration of transfer by a Holder of its entire holding of Notes, a Note may be in a denomination of less than $100,000; provided, further, that transfers by a Holder, its Affiliates and its Related Funds shall be aggregated for purposes of determining whether or not such $100,000 threshold has been reached.
(g)    Participations. Each Holder shall have the right at any time to sell one or more participations to any Person (other than a natural Person, any Note Party or any of their respective Affiliates) (each, a “Participant”) in all or any part of such Holder’s rights and/or obligations under this Agreement (including all or a portion of its Notes or any other Obligation); provided that (i) such Holder’s obligations under this Agreement shall remain unchanged, (6) such Holder shall remain solely responsible to the other parties hereto for the performance of such obligations, and (7) the Issuer, Agent, and the Holders shall continue to deal solely and directly with such Holder in connection with such Holder’s rights and obligations under this Agreement.
(h)    Notwithstanding anything to the contrary set forth in this Agreement or in any other Note Document, any Holder shall be permitted to assign in its internal records or recordkeeping system a unique identifier or name to any outstanding Note that it has purchased or assumed pursuant to the terms of this Agreement (each unique group of Notes, a “Note Grouping”) and, upon compliance with any applicable assignment requirements set forth in this Section 10.7, such Holder shall be permitted to assign to its Affiliates or Related Funds one or more Note Groupings without any requirement to assign a proportionate or equal amount of any other Note.
Any agreement or instrument pursuant to which a Holder sells such a participation shall provide that such Holder shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Holder will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.6 that affects such Participant. The Issuer agrees that each Participant shall be entitled to the benefits of Section 2.14 (subject to the requirements and limitations therein, including the requirements under Section 2.14(e)) (it being understood that the documentation required under Section 2.14(e) shall be delivered by the Participant to the applicable Holder) to the same extent as if it were a Holder and had acquired its interest by assignment pursuant to paragraph (c) of this Section 10.7; provided that such Participant shall not be entitled to receive any greater payment under Section 2.14 than the applicable Holder would have been entitled to receive with respect to the participation sold to such Participant, unless such greater payment results from a change in law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant shall be entitled to the benefits of Section 10.4 as though it were a Holder; provided that such Participant agrees to be subject to Section 10.5 as though it were a Holder. Each Holder that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Issuer, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Notes or other Obligations under the Note Documents (the “Participant Register”); provided that no Holder shall have any obligation to disclose all or a portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Note Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulation Section 5f.103-1(c), proposed Treasury Regulation Section 1.163-5 or any applicable temporary, final or other successor regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Holder shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.
(i)    Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

(j)    Any Holder may at any time, assign all or a portion of its rights and obligations with respect to Notes under this Agreement to a Person who is or will become, after such assignment, an Affiliated Holder subject to the following limitations:
(i)    the assigning Holder and the Affiliated Holder purchasing such Holder’s Notes shall execute and deliver to the Agent an assignment agreement substantially in the form of Exhibit K hereto (an “Affiliated Holder Assignment and Assumption”);
(ii)    the Affiliated Holder will not receive information provided solely to Holders by the Agent or any Holder and will not be permitted to attend or participate in conference calls or meetings attended solely by the Holders and the Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Notes required to be delivered to Holders pursuant to Article II; and
(iii)    as a condition to each assignment pursuant to this clause (j), the Agent shall have been provided an Affiliated Holder Notice in the form of Exhibit L to this Agreement in connection with each assignment to an Affiliated Holder or a Person that upon effectiveness of such assignment would constitute an Affiliated Holder pursuant to which such Affiliated Holder shall waive any right to bring any action in connection with such Notes against the Agent, in its capacity as such.
Each Affiliated Holder agrees to notify the Agent promptly (and in any event within ten (10) Business Days) if it acquires any Person who is also a Holder, and each Holder agrees to notify the Agent promptly (and in any event within ten (10) Business Days) if it becomes an Affiliated Holder. Such notice shall contain the type of information required and be delivered to the same addressee as set forth in Exhibit L.
(k)    Notwithstanding anything in Section 10.6 or the definition of “Requisite Holders,” to the contrary, for purposes of determining whether the Requisite Holders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Note Document or any departure by any Note Party therefrom unless subject to Section 10.7(l), any plan of reorganization pursuant to the Bankruptcy Code, (ii) otherwise acted on any matter related to any Note Document or (iii) directed or required the Agent or any Holder to undertake any action (or refrain from taking any action) with respect to or under any Note Document, no Affiliated Holder shall have any right to consent (or not consent), otherwise act or direct or require the Agent or any Holder to take (or refrain from taking) any such action and (A) all Notes held by any Affiliated Holders shall be deemed to be not outstanding for all purposes of calculating whether the Requisite Holders have taken any actions and (B) all Notes held by Affiliated Holder shall be deemed to be not outstanding for all purposes of calculating whether all Holders have taken any action unless the action in question affects such Affiliated Holder in a disproportionately adverse manner than its effect on other Holders.
(l)     Notwithstanding anything in this Agreement or the other Note Documents to the contrary, each Affiliated Holder hereby agrees that and each Affiliated Holder Assignment and Assumption shall provide a confirmation that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Issuer or any other Note Party at a time when such Holder is an Affiliated Holder, such Affiliated Holder will vote with respect to the Notes held by such Affiliated Holder in the same manner as the Requisite Holders; provided that such Affiliated Holder shall be entitled to vote in accordance with its sole discretion in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Obligations held by such Affiliated Holder in a disproportionately adverse manner to such Affiliated Holder than the proposed treatment of similar Obligations held by Holders that are not Affiliated Holders.
10.8    Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Note Purchase. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Note Party set forth in Sections 2.14, 10.2, 10.3 and 10.4 and the agreements of the Holders set forth in Sections 2.13, 9.3(b) and 9.5 shall survive the payment of the Notes, and the termination hereof.

10.9    No Waiver; Remedies Cumulative. No failure or delay on the part of Agent or any Holder in the exercise of any power, right or privilege hereunder or under any other Note Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to Agent and each Holder hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Note Documents. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
10.10    Marshalling; Payments Set Aside. Neither Agent nor any Holder shall be under any obligation to marshal any assets in favor of any Note Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Note Party makes a payment or payments to Agent or the Holders (or to Agent, on behalf of the Holders), or Agent or the Holders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
10.11    Severability. In case any provision in or obligation hereunder or any Note or other Note Document shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
10.12    Obligations Several; Independent Nature of the Holders’ Rights. The obligations of the Holders hereunder are several and no Holder shall be responsible for the obligations or Commitment of any other Holder hereunder. Nothing contained herein or in any other Note Document, and no action taken by the Holders pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Holder shall be a separate and independent debt, and each Holder shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Holder to be joined as an additional party in any proceeding for such purpose.
10.13    [Reserved].

10.14    Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
10.15    APPLICABLE LAW. THIS AGREEMENT SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK.
10.16    CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY NOTE PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER NOTE DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH NOTE PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE NOTE PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1 IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE NOTE PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (D) AGREES THAT AGENT AND THE HOLDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY NOTE PARTY IN THE COURTS OF ANY OTHER JURISDICTION.
10.17    WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER NOTE DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT OR THE HOLDER/ISSUER RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.17 AND EXECUTED BY EACH OF THE PARTIES HERETO THAT IS PARTY TO SUCH JUDICIAL PROCEEDING), AND THIS WAIVER SHALL

APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER NOTE DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE NOTES PURCHASED HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
10.18 Confidentiality. All information furnished from time to time (either before, on or after the date hereof) by or on behalf of the Issuer or any other Note Party to Agent or a Holder or any of their representatives or advisors (each, a “Recipient”) is so furnished on a confidential basis (such information, the “Confidential Information”) and the Recipients will maintain the confidentiality thereof in accordance with the terms hereof; provided however, that a Recipient may disclose such information (a) to its Affiliates, partners, prospective partners, members and prospective members and its and their respective directors, managers, officers, employees, attorneys, accountants, advisors, auditors, consultants, agents or representatives, in each case, on a need to know such Confidential Information (collectively “Permitted Recipients”), xliii) to any potential assignee or transferee of any of its rights or obligations hereunder (including without limitation, in connection with a sale of any or all of the Notes) or any of their agents and advisors (provided that such potential assignee or transferee shall have been advised of and agree in writing to be bound by the provisions of this Section 10.18), xliv) if such information (1) becomes publicly available other than as a result of a breach of this Section 10.18 or (2) becomes available to a Recipient or any of its Permitted Recipients on a non- confidential basis from a source other than the Note Parties and other than any other source that such Recipient or Permitted Recipient had reason to believe is subject to confidentially obligations with respect thereto, (3) to enable it to enforce or otherwise exercise any of its rights and remedies under any Note Document or (4) as consented to by the Issuer. Notwithstanding anything to the contrary set forth in this Section 10.18 or otherwise, nothing herein shall prevent a Recipient or its Permitted Recipients from complying with any legal requirements (including, without limitation, pursuant to any rule, regulation, stock exchange requirement, self-regulatory body, supervisory authority, other applicable judicial or governmental order or legal process) to disclose any Confidential Information. In addition, the Recipient and its Permitted Recipients may disclose Confidential Information if so requested by a governmental, self-regulatory or supervisory authority (in which case, such Recipient or Permitted Recipient shall use commercially reasonable efforts to notify the Issuer thereof (without any liability for a failure to so notify the Issuer) to the extent lawfully permitted to do so). Each Note Party hereby acknowledges and agrees that, subject to the restrictions on disclosure of Confidential Information as provided in this Section 10.18, the Recipient and their respective Affiliates are in the business of making investments in and otherwise engaging in businesses which may or may not be in competition with the Note Parties or otherwise related to their and their Affiliates’ respective business and that nothing herein shall, or shall be construed to, limit the Holders’ or their Affiliates’ ability to make such investments or engage in such businesses. Notwithstanding any other provision of this Section 10.18, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all Persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transactions contemplated by this Agreement and the other Note Documents; provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to an understanding of the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could reasonably result in a violation of any applicable securities law. Notwithstanding the foregoing, it is understood and agreed that Recipient and Permitted Recipients shall use the Confidential Information only for the express purposes contained herein and shall not use the Confidential Information to compete in any way with the Issuer or any other Note Party during the term of this Agreement.

10.19    Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged or agreed to be paid with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Notes purchased hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Notes purchased hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Issuer shall pay to Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the Holders and the Issuer to conform strictly to any applicable usury laws. Accordingly, if any Holder contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Holder’s option be applied to the outstanding amount of the Notes purchased hereunder or be refunded to the Issuer. In determining whether the interest contracted for, charged, or received by Agent or a Holder exceeds the Highest Lawful Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest, throughout the contemplated term of the Obligations hereunder.
10.20    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement and the other Note Documents including any Assignment Agreement shall be deemed to include electronic signatures or electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
10.21    USA Patriot Act. Each Holder and Agent (for itself and not on behalf of any Holder) hereby notifies each Note Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies such Note Party, which information includes the name and address of such Note Party and other information that will allow such Holder or Agent, as applicable, to identify such Note Party in accordance with the USA Patriot Act.
10.22    Disclosure. Each Note Party and each Holder hereby acknowledge and agree that Agent and/or its Affiliates and their respective Related Funds from time to time may hold investments in, and make loans to, or have other relationships with any of the Note Parties and their respective Affiliates, including the ownership, purchase and sale of Equity Interest in any Note Party and their respective Affiliates and each Holder hereby expressly consents to such relationships.
10.23    Appointment for Perfection. Each Holder hereby appoints each other Holder as its agent for the purpose of perfecting Liens, for the benefit of Agent and the Holders, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession. Should any Holder obtain possession of any such Collateral, such Holder shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or otherwise deal with such Collateral in accordance with Agent’s instructions.
10.24    Advertising and Publicity. No Holder shall issue or disseminate to the public (by advertisement, including without limitation any “tombstone” advertisement, press release or otherwise), submit for publication or otherwise cause or seek to publish any information describing the credit or other financial accommodations made available by the Holders pursuant to this Agreement and the other Note Documents without the prior written consent of the Issuer (such consent of the Issuer not to be unreasonably withheld, conditioned or delayed) and the Issuer shall not identify in any such public disclosure any Holder party hereto with the consent of such Holder (such consent of such Holder not to be unreasonably withheld, conditioned or delayed). Nothing in the foregoing shall be construed to prohibit (i) any Note Party from making any submission or filing which it is required to make by applicable law (including SEC filing and reporting requirements and other securities laws, rules and regulations), stock exchange rules or pursuant to judicial process; provided, that, (a) such filing or submission shall contain only such information as is necessary to comply with applicable law, rule or judicial process and (b) unless specifically prohibited by applicable law, rule or court order, the Issuer shall promptly notify Agent of the requirement to make such submission or filing and provide Agent with a copy thereof or (ii) any Holder from publicly disclosing its purchase of Notes hereunder from and after the date of public disclosure by the Issuer of its execution of this Agreement and the other Note Documents.
10.25    Acknowledgments and Admissions. The Issuer each hereby acknowledges and admits that:
(a)    it has been advised by counsel in the negotiation, execution and delivery of the Note Documents;
(b)    it has made an independent decision to enter into this Agreement and the other Note Documents to which it is a party, without reliance on any representation, warranty, covenant or undertaking by Agent or any Holder, whether written, oral or implicit, other than as expressly set out in this Agreement or in another Note Document delivered on or after the date hereof;
(c)    there are no representations, warranties, covenants, undertakings or agreements by Agent or any Holder or any of the Placement Agents as to the Note Documents except as expressly set out in this Agreement and the other Note Documents;
(d)    none of Agent or any Holder or any of the Placement Agents has any fiduciary obligation toward it with respect to any Note Document or the transactions contemplated thereby;
(e)    no partnership or joint venture exists with respect to the Note Documents between any Note Party, on the one hand, and Agent or any Holder, on the other;
(f)    Agent is not any Note Party’s agent except as otherwise provided herein;
(g)    Latham & Watkins LLP is not counsel for any Note Party;

(h)    should an Event of Default or Default occur or exist, each of Agent and each Holder will determine in its discretion and for its own reasons what remedies and actions it will or will not exercise or take at that time;
(i)    without limiting any of the foregoing, no Note Party is relying upon any representation or covenant by any of Agent or any Holder (including the Placement Agent), or any representative thereof, and no such representation or covenant has been made, that any of Agent or any Holder will, at the time of an Event of Default or Default, or at any other time, waive, negotiate, discuss, or take or refrain from taking any action permitted under the Note Documents with respect to any such Event of Default or Default or any other provision of the Note Documents; and
(j)    Agent and the Holders have all relied upon the truthfulness of the acknowledgments in this Section 10.24 in deciding to execute and deliver this Agreement and to become obligated hereunder.
10.26    Third Party Beneficiaries. The Placement Agents are the only third party beneficiaries to this Agreement and may rely upon the representations, warranties, covenants and agreements of each of the Note Parties, their Subsidiaries and the Holders contained in Article IV, Article V, Section 9.3(d) and Article X herein as a third party beneficiaries.
10.27    Entire Agreement. This Agreement, and the other Note Documents represent the final agreement among the parties and may not be contradicted by evidence of prior, contemporaneous, or subsequent oral agreements of the parties. There are no unwritten oral agreements among the parties.
10.28    Transferability of Securities; Restrictive Legend. Each note, certificate or other instrument evidencing the Notes issued by Issuer shall be stamped or otherwise imprinted with a legend in substantially the following forms:
“THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS. NEITHER THIS NOTE NOR ANY INTEREST HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION.”
Notwithstanding the foregoing, the restrictive legend set forth above shall not be required after the date on which the securities evidenced by such note, certificate or other instrument bearing such restrictive legend no longer constitute “restricted securities” (as defined in Rule 144 promulgated under the Securities Act), and upon the request of the Holder of such Notes, Issuer, without expense to such Holder, shall issue a new note, certificate or other instrument as applicable not bearing the restrictive legend otherwise required to be borne thereby.
10.29    Replacement of Notes. Upon receipt by Issuer of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note, and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the Holder of such Note is, or is a nominee for, another Holder with a minimum net worth of at least $10,000,000, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (xlv) in the case of mutilation, upon surrender and cancellation thereof, Issuer at its own expense shall execute and deliver, in lieu thereof, a new Note of the same series, dated and, in the case of a Note, bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
10.30    Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Note Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Note Document may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)    the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)    the effects of any Bail-In Action on any such liability, including, if applicable:
(i)    a reduction in full or in part or cancellation of any such liability;
(ii)    conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Note Document; or
(iii)    the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any the applicable Resolution Authority.
10.31    Acknowledgement Regarding Any Supported QFCs. To the extent that the Note Documents provide support, through a guarantee or otherwise, for Swap Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Note Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):
        In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Note Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Note Documents were governed by the laws of the United States or a state of the United States.
    10.32. Credit Bidding. The Secured Parties hereby irrevocably authorize the Agent, at the direction of the Requisite Holders, to credit bid all or any portion of the Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other jurisdictions to which a Note Party is subject, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Agent at the direction of the Requisite Holders (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Agent at the direction of the Requisite Holders on a ratable basis (with Indebtedness with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid, (i) the Agent (at the direction of the Requisite Holders) shall be authorized (but not obligated) to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles, (ii) each of the Secured Parties’ ratable interests in the Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Requisite Holders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Requisite Holders contained in Section 10.6 of this Agreement), (iv) the Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Obligations which were credit bid, interests, whether as equity, partnership interests, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Obligations assigned to the acquisition vehicle exceeds the amount of Obligations credit bid by the acquisition vehicle or otherwise), such Obligations shall automatically be reassigned to the Secured Parties pro rata with their original interest in such Obligations and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Obligations of each Secured Party is deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as is necessary or that the Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid. For the avoidance of doubt, the Agent shall have no obligation to form any acquisition vehicle or other entity unless approved by the Agent in its sole discretion.
[Signature Pages Follow]